As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-288594

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia	2834	98-1428279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1445 – 885 West Georgia St.
Vancouver, British Columbia, Canada  V6C 3E8

(604) 669-7207

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Registered Agent Solutions, Inc.

1100 H Street NW, Suite 840

Washington, D.C. 20005

(888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Netta Jagpal Chief Financial Officer InMed Pharmaceuticals Inc. Suite 1445 – 885 West Georgia St. Vancouver, British Columbia, Canada V6C 3E8 (604) 669-7207	Scott Saks Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York NY 10019-6022 United States (212) 318-3151

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 31, 2025

InMed Pharmaceuticals Inc.

3,904,726 Common Shares

This prospectus relates to the offer and resale by the selling shareholder identified herein, or the Selling Shareholder, or any of its pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of up to 3,904,726 of our common shares, no par value per share, or the common shares, consisting of (i) 1,952,363 common shares issuable upon exercise of pre-funded warrants issued to the Selling Shareholder pursuant to the Purchase Agreement (as defined below) and (ii) 1,952,363 common shares issuable upon exercise of preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement. See “Prospectus Summary—Recent Developments—Private Placement” for additional information.

We will not receive any proceeds from the sale of common shares by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants, we will receive the exercise price of such warrants, for an aggregate of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate of approximately $4.76 million. We will bear all fees and expenses incident to our obligation to register the common shares covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholder.

The Selling Shareholder and any of its permitted transferees may offer and sell the common shares covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 121 for additional information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “INM”. On July 18, 2025, the last reported sale price of our common shares on the Nasdaq Capital Market was $2.67 per share.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully read the section entitled “Risk Factors” on page 9 of this prospectus and the other information contained in this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus and any amendments or supplements before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

i

ABOUT THIS PROSPECTUS AND EXCHANGE RATES

You should rely only on the information contained in this prospectus, and any applicable prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Shareholder have authorized anyone to provide you with additional information or information that is different. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus, that could cause results to differ materially from those expressed or implied in these publications and reports.

For investors outside the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in a jurisdiction outside the United States must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus contains references to our trademark and to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “InMed,” “the Company” or similar terms refer to InMed Pharmaceuticals Inc., together with our wholly owned subsidiaries.

Currency

Unless otherwise indicated, references in this prospectus to “$” or “United States dollars” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.

The high, low, average and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended June 30
	2025		2024		2023
High for period	C$	1.4603	C$	1.3875	C$	1.3856
Average for the period	C$	1.3954	C$	1.3551	C$	1.3397
Low for period	C$	1.3460	C$	1.3128	C$	1.2753
Rate at end of period	C$	1.3643	C$	1.3687	C$	1.3240

On July 18, 2025, the Bank of Canada daily rate of exchange was $1.00 = C$1.3720 or C$1.00 = $0.7289.

Reverse Stock Split

On November 14, 2024, we effected a reverse stock split of our issued and outstanding common shares, by a ratio of 20-to-1, or the Reverse Stock Split. Trading of our common shares on Nasdaq on a split-adjusted basis began as of November 14, 2024. We effected the Reverse Stock Split in order to regain compliance with Nasdaq’s minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Rule. On December 2, 2024, we received a written notification from the Listing Qualifications Department of Nasdaq, or the Nasdaq Staff, that (i) we had regained compliance with the Minimum Bid Price Rule prior to December 2, 2024, or the Requisite Compliance Date, the extended date that the Nasdaq Hearings Panel, or the Panel, had granted us to regain compliance with the Minimum Bid Price Rule following a Hearing before the Panel, and (ii) the Panel had therefore determined to continue the listing of our common shares on the Nasdaq Stock Market and was closing this matter

Unless otherwise indicated herein, all share numbers contained herein have been retroactively presented to reflect the effects of the Reverse Stock Split.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, this entire prospectus. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information included herein, including our financial statements and related notes, before investing in our securities. If any of the risks described herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Company Overview

We are a pharmaceutical company developing a pipeline of proprietary small molecule drug candidates that are preferential signaling ligands of the endogenous CB1 and CB2 receptors as well as other receptor targets linked to human disease. CB1 and CB2 receptors are each part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Our research efforts target the treatment of diseases with high unmet medical needs. Together with our wholly owned subsidiary, BayMedica, LLC, or BayMedica, we also have significant know-how in developing proprietary manufacturing approaches to produce and sell bulk rare cannabinoids, or Products, as ingredients for various market sectors.

We have sought to focus on the research and development of preferential signaling ligands of CB1 and CB2, and have produced a library of novel, proprietary potential drug candidates, or Product Candidates. These Product Candidates are patentable new chemical entities, or NCEs, for pharmaceutical development, aimed at targeting diverse clinical indications. Our current potential pharmaceutical pipeline consists of three programs, with drug candidates targeting Alzheimer’s disease, dry Age-Related Macular degeneration, or dry AMD, and Epidermolysis Bullosa, or EB.

Our INM-901 is a proprietary small molecule, disease modifying drug candidate being developed as a potential treatment for Alzheimer’s disease. INM-901 has multiple potential mechanisms of action as a preferential signaling agonist for both CB1 and CB2 receptors, as well as impacting the peroxisome proliferator-activated receptor, or PPAR, signaling pathway. Combined, these mechanisms of action may offer a unique treatment approach targeting several biological pathways associated with Alzheimer’s disease.

Outcomes from our ocular research, based on the proprietary small molecule INM-089, indicate potentially promising neuroprotective effects in the back of the eye, which may lead to the preservation of retinal function. Neuroprotection in dry AMD remains an unmet medical need and a new treatment option may help solve this multifactorial disease.

We have completed a Phase 2 clinical trial of INM-755 (cannabinol) cream studying its safety and efficacy in treating symptoms related to EB. Results from the Phase 2 clinical trial showed a positive indication of enhanced anti-itch activity for INM-755 cream versus the control cream alone in an exploratory clinical evaluation. We are also pursuing strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions.

Together with BayMedica, our manufacturing capabilities include traditional approaches such as chemical synthesis and biosynthesis, as well as a proprietary, integrated manufacturing approach called IntegraSyn. We have created genetically engineered microbes that produce proprietary enzymes, which may then be used to optimize subsequent biotransformation reactions or other cost-effective manufacturing approaches, which we are aiming to be commercial-scale ready after Phase 2 clinical trials are completed, after which time we may no longer need to source active pharmaceutical ingredients, or APIs, from third-party API manufacturers. With multiple manufacturing approaches, we have sought to maintain enhanced flexibility to select the most cost-effective method to deliver high quality, high purity Products and Product Candidates fit for their intended use. BayMedica’s commercial business specializes in the B2B commercialization of bulk rare, non-intoxicating cannabinoids as raw materials for the Health and Wellness sector that are bioidentical to those found in nature.

We have incurred significant operating losses since our inception, and we expect to continue to incur significant operating losses for the foreseeable future. Our ability to generate product revenue that is sufficient to achieve profitability will depend heavily on our ability to eventually generate revenues from our products in the health and wellness sector, on the successful development and eventual commercialization of one or more of our Product Candidates and/or the success of our manufacturing technologies. Our net loss was $6.4 million and $5.7 million for the nine months ended March 31, 2025 and 2024, respectively, and $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, we have an accumulated deficit of of $115.5 million as of March 31, 2025 and $109.1 million as of June 30, 2024, which includes all losses since our inception in 1981. We expect our expenses will remain steady in the near- and long-term as we:

●	seek partnership(s) to advance the INM-755 program for the treatment of dermatological conditions including chronic itch;

●	continue our research with proprietary drug candidates including the INM-901 program targeting treatment of neurodegenerative diseases such as Alzheimer’s and in the INM-089 program to treat dry AMD;

●	investigate our Product Candidates for additional uses beyond their initial target indications;

●	pursue the discovery of additional small molecule drug candidates for other diseases with high unmet medical needs and the subsequent development of any resulting new Product Candidates for such diseases;

●	seek regulatory approvals for any Product Candidates that successfully complete clinical trials;

●	scale-up our manufacturing processes and capabilities, or arrange for a third party to do so on our behalf;

●	continue to support our commercial operations and revenue-generating Products at BayMedica;

●	execute on business development initiatives, including but not limited to strategic transactions, mergers, acquisitions and/or divestitures as well as in- or out-licensing of technologies or business units;

●	maintain, expand, enforce, defend and protect our intellectual property;

●	seek to continue advancing the research and development of various manufacturing technologies;

●	build internal infrastructure, including personnel, to meet our target milestones; and

●	add operational, financial and management information systems and personnel, including personnel to support product development and potential future commercialization efforts and our operations as a public company.

As a result of these activities as well as our working capital requirements, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through product sales, the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, if at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our Products and Product Candidates or grant rights to external entities to develop and market our Products and Product Candidates, even if we would otherwise prefer to develop and market such Products and Product Candidates ourselves.

Because of the numerous risks and uncertainties associated with drug development and commercial growth, we are unable to predict the timing or amount of increased expenses and working capital requirements or the timing of when or if we will be able to achieve or maintain profitability. If we fail to become profitable or are unable to sustain profitability on a continual basis, then we may be unable to continue our operations at current or planned levels and be forced to reduce or terminate our operations.

Corporate Information

We were originally incorporated in the Province of British Columbia, under the Business Corporations Act (British Columbia), on May 19, 1981 and we have undergone a number of executive management, corporate name and business sector changes since this incorporation, ultimately changing our name to “InMed Pharmaceuticals Inc.” on October 6, 2014. Our principal executive offices are located at Suite #1445-885 W. Georgia St., Vancouver, BC V6C 3E8, Canada, and our telephone number is +1-604-669-7207. Our internet address is https://www.inmedpharma.com/. The information that is contained on, or that may be linked to or accessed through, our website, is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	our exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

●	reduced disclosure obligations regarding executive compensation, including no Compensation Disclosure and Analysis;

●	our exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	our exemption from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) June 30, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained or incorporated by reference herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that the aggregate market value of our voting and non-voting common shares held by non-affiliates is $250 million or more, as measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the aggregate market value of our voting and non-voting common shares held by non-affiliates is $700 million or more, as measured on the last business day of our second fiscal quarter.

Recent Developments

INM-901 Program Update

On June 24, 2025, we announced new preclinical data demonstrating that INM-901 can significantly reduce inflammation in ex vivo models of neuroinflammation, further supporting its potential as a therapeutic candidate for Alzheimer’s disease. The study evaluated INM-901 in an ex vivo model of lipopolysaccharide (LPS)-induced inflammation in animal brain tissue, which is designed to induce a strong expression of pro-inflammatory cytokines IL-6, IL-1β, IL-2, and KC/Gro and inflammasome marker NLRP3. Results demonstrated that INM-901 treatment can reduce pro-inflammatory cytokines and may have a direct impact on neuroinflammation independent of the influence of amyloid beta or tau aggregation.

Key Findings from the Study:

●	INM-901 significantly reduced levels of NLRP3 and IL-1β, two inflammasome markers increasingly implicated in the pathogenesis of Alzheimer’s disease and other neuroinflammatory diseases.

●	INM-901 treatment resulted in a dose-dependent and statistically significant reduction in several key pro-inflammatory markers, including IL-6, IL-1β, KC/Gro, and IL-2.

●	INM-901 reduced key pro-inflammatory markers, independent of amyloid-beta or tau pathology, signifying potential to treat other dementia-related diseases.

Private Placement

On June 24, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the Selling Shareholder, for the sale and issuance of an aggregate of 1,952,363 common shares (or pre-funded warrants in lieu thereof) at a purchase price of $2.561 per share (or pre-funded warrant in lieu thereof). In addition, we agreed to issue to the Selling Shareholder short-term preferred investment options to purchase up to an aggregate of 1,952,363 common shares at an exercise price of $2.436 per share. The foregoing transaction is referred to herein as the Private Placement. On June 26, 2025, the parties consummated the Private Placement.

The terms of the Private Placement are more particularly described below:

The terms of the Purchase Agreement provided the Selling Shareholder the option of purchasing the pre-funded warrants in lieu of common shares in such manner as to result in the same aggregate purchase price being paid by the Selling Shareholder to us.

At the closing of the Private Placement, we issued to the Selling Shareholder (i) pre-funded warrants to purchase an aggregate of 1,952,363 common shares and (ii) preferred investment options to purchase up to an aggregate of 1,952,363 common shares. No common shares were issued to the Selling Shareholder at the closing of the Private Placement.

The pre-funded warrants have an exercise price of $0.0001 per pre-funded warrant and can be exercised at any time from the date and time of issuance until the pre-funded warrants are exercised in full. The terms of the pre-funded warrants preclude a holder thereof from exercising such holder’s pre-funded warrants, and us from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 9.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise.

The preferred investment options issued to the Selling Shareholder in the Private Placement have an exercise price of $2.436 per share, became exercisable immediately upon issuance and will expire eighteen (18) months from the effective date of the Resale Registration Statement (as defined below). The terms of such preferred investment options preclude a holder thereof from exercising such holder’s preferred investment option, and the Company from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise.

A holder may increase or decrease the beneficial ownership thresholds relating to the pre-funded warrants and preferred investment options specified above, except that the issuance of 9.99% can be no sooner than 61 days after notifying us and that the beneficial ownership limitation may not exceed 9.99% in any event. The Selling Shareholder has elected 4.99% for the pre-funded warrants and 9.99% for the preferred investment options as of the date hereof.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Selling Shareholder, dated June 24, 2025, or the Registration Rights Agreement. The Registration Rights Agreement grants the Selling Shareholder certain registration rights and obligates us to file one or more registration statements with the Securities and Exchange Commission, or the SEC, by certain dates, covering the resale of the common shares issuable upon exercise of the pre-funded warrants and preferred investment options sold in the Private Placement, or the Resale Registration Statement.

The pre-funded warrants and preferred investment options described above were offered in a private placement under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and, along with the common shares underlying the pre-funded warrants and preferred investment options, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the pre-funded warrants, preferred investment options and the common shares underlying the pre-funded warrants and preferred investment options may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements and in accordance with applicable state securities laws. The securities were offered and sold only to accredited investors.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement, and the pre-funded warrants and the preferred investment options issued in the Private Placement are not complete and are qualified in their entirety by the full text of such documents, copies of which are filed as exhibits to this prospectus and incorporated herein by reference.

Existing Investment Option Amendment

Concurrently with our entry into the Purchase Agreement, we and the Selling Shareholder entered into an Amendment Letter, dated June 24, 2025, or the Existing Investment Option Amendment, to amend 199,115 preferred investment options issued to the Selling Shareholder on October 24, 2023, or the Existing Investment Options, with an exercise price of $16.60, pursuant to which the Existing Investment Options were amended to be exercisable for 199,115 common shares at a reduced exercise price of $2.436 per share in consideration for the Selling Shareholder’s participation in the Private Placement and the payment by the Selling Shareholder to us cash consideration of $0.125 per Existing Investment Option.

The foregoing description of the Existing Investment Option Amendment is not complete and is qualified in its entirety by the full text of the Existing Investment Option Amendment, a copy of which is filed as an exhibit to this prospectus and incorporated herein by reference.

Engagement Letter

We entered into an engagement letter with H.C. Wainwright & Co., LLC, or Wainright, dated June 24, 2025, or the Engagement Letter, pursuant to which Wainwright agreed to serve as our exclusive agent, advisor or underwriter in certain offerings, including the Private Placement. We agreed to pay Wainwright a cash fee, or as to an underwritten offering an underwriter discount, equal to 7.5% of the aggregate gross proceeds raised in each offering. Upon any exercise for cash of any privately-placed warrants or options issued to investors in each offering, we agreed to pay Wainwright a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect such exercise. In addition, pursuant to the Engagement Letter, we also agreed to grant to Wainwright, or its designees, at each closing, warrants (or warrant equivalents) to purchase that number of common shares of the Company equal to 6.5% of the aggregate number of common shares of (or common shares equivalent, if applicable) placed in each offering (and if an offering includes a “greenshoe” or “additional investment” component, such number of common shares underlying such “greenshoe” or “additional investment” component, with the warrants and/or warrant equivalents granted to Wainwright issuable upon the exercise of such component). Upon any exercise for cash of any privately-placed warrants or warrant equivalents issued to investors in each offering, we agreed to issue to Wainwright (or its designees), warrants and/or warrant equivalents to purchase that number of common shares equal to 6.5% of the aggregate number of such common shares underlying the warrants and/or warrant equivalents that have been so exercised. Warrants and/or warrant equivalents issued to Wainwright will have a term of five years (or such other term the privately-placed warrants or warrant equivalents issued to investors in the applicable offering) and an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable offering and if such offering price is not available, the market price of the common shares on the date an offering is commenced, such price being referred to herein as the Offering Price. If warrants and/or warrant equivalents are issued to investors in an offering, the warrants issued to Wainwright are required to have the same terms as the warrants and/or warrant equivalents issued to the investors in the applicable offering, except that the warrants and/or warrant equivalents issued to Wainwright shall have an exercise price equal to 125% of the Offering Price.

We also agreed to pay Wainwright a management fee equal to 1.0% of the gross proceeds raised in each offering, $20,000 for non-accountable expenses (to be increased to $50,000 in the case of a public offering), up to $35,000 for fees and expenses of legal counsel and other out-of-pocket expenses (to be increased to $90,000 in the case of a public offering), plus certain additional amounts in special circumstances. The Engagement Letter has indemnity and other customary provisions.

In accordance with the Engagement Letter, in connection with the Private Placement, we issued to Wainwright preferred investment options, or placement agent preferred investment options, to purchase an aggregate of 126,904 common shares. The preferred investment options issued to Wainwright have an exercise price of $3.2013 per share, became exercisable immediately upon issuance and will expire eighteen (18) months from the effective date of the Resale Registration Statement. A holder of the preferred investment options issued to Wainwright is precluded from exercising such holder’s preferred investment option, and we are precluded from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise. A holder may increase or decrease the aforementioned beneficial ownership threshold, except that the beneficial ownership limitation may not exceed 9.99% in any event.

The placement agent preferred investment options issued to Wainwright, and the common shares issuable upon exercise thereof, were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

The foregoing description of the placement agent preferred investment options issued to Wainwright is not complete and is qualified in their entirety by the full text of such document, the form of which is filed as an exhibit to this prospectus and incorporated herein by reference.

Standby Equity Purchase Agreement

On December 13, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD, or the Investor, to sell up to $10 million in the aggregate of common shares at any time during the 36-month period following the effective date of the SEPA, or the Effective Date. The total number of common shares under the terms of the SEPA is limited to a number equivalent to 19.99% of the outstanding common shares as of the Effective Date unless certain pricing conditions are met, which could have the effect of limiting the total proceeds made available to us under the SEPA. In addition, the issuance of common shares under the SEPA is subject to further limitations, including that the common shares beneficially owned by the Investor and its affiliates will not exceed 9.99% in the aggregate of our common shares issued and outstanding. The common shares issued and sold to the Investor will be priced at 97% of the Market Price (as defined in the SEPA) during a specified three-day pricing period. We reserve the right to set a minimum acceptable price for the common share issuances made under the SEPA. Certain terms of the SEPA, including with respect to the specified three-day pricing period discussed above, may be modified or waived, as mutually agreed upon by the Investor, on the one hand, and us, on the other, in accordance with Section 12.02 and the other provisions of the SEPA. The foregoing description of the terms of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, the form of which is filed as an exhibit to this prospectus and incorporated herein by reference.

Under the terms of the SEPA, we paid the Investor a one-time structuring fee in the amount of $25,000 and we are also obligated to pay a commitment fee in an amount equal to 2.50% of the commitment amount (or $250,000), 25% of which was paid in December 2024. The remaining 75% of the commitment fee shall be paid in three equal quarterly installments beginning on the three-month anniversary of the Effective Date, with each such installment to be paid at our option either in cash or by the issuance to the Investor of such number of common shares that is equal to such portion of the deferred fee divided by the lowest daily volume-weighted average price of the common shares during the consecutive trading days immediately prior to the date of such installment at the Effective Date. As of the date of this prospectus, we have paid the March and June 2025 installments in cash.

On June 13, 2025, we and the Investor entered into a certain Amendment to Standby Equity Purchase Agreement, or the SEPA Amendment, pursuant to which we and the Investor agreed to amend certain of the provisions set forth under Section 6.02 of the SEPA.

Pursuant to the SEPA Amendment, we may, from time to time, suspend, in our sole discretion, the use of the registration statement related to the common shares under the SEPA by providing written notice to the Investor in the event that we determine in good faith that such suspension is necessary: (A) to delay the disclosure of material nonpublic information concerning us, the disclosure of which at the time is not, in our good faith opinion, in our best interest; or (B) to amend or supplement the registration statement or prospectus so that the registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or a Black Out Period. During any such Black Out Period, the Investor has agreed not to sell any common shares pursuant to the registration statement, but it may sell common shares pursuant to an exemption from the registration requirements under U.S. securities laws subject to compliance with all applicable laws. Further, pursuant to the SEPA Amendment, we agreed to not impose any Black Out Period that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that we may impose on transfers of our equity securities by our directors and senior executive officers. In addition, we shall not deliver any advance notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and we shall be obligated to immediately notify the Investor of the termination of the Black Out Period.

The foregoing description of the terms of the SEPA and the SEPA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA and the SEPA Amendment, the forms of which are filed as exhibits to this prospectus and incorporated herein by reference.

Special Meeting of the Shareholders

On June 13, 2025, we held a special meeting of our shareholders, or the Special Meeting, for the purpose of approving, in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), the potential issuance of 20% or more of our issued and outstanding common shares pursuant to the SEPA, or the Share Issuance Proposal.

After counting the number of common shares present in person and by proxy, it was determined that a quorum for the transaction of business at the Special Meeting was not present. While approximately 60% of the voted common shares were in favor of the Share Issuance Proposal, in the absence of a quorum, no business was able to be conducted at the Special Meeting, including a vote on the Share Issuance Proposal. The board of directors continues to assess whether we will (x) hold a subsequent special meeting of our shareholders at a later date with respect to the Share Issuance Proposal and/or (y) include the Share Issuance Proposal in our definitive proxy statement for our 2025 annual general meeting of shareholders.

The Offering

Securities Offered by the Selling Shareholder:	3,904,726 of our common shares consisting of (i) 1,952,363 common shares issuable upon exercise of pre-funded warrants issued to the Selling Shareholder pursuant to the Purchase Agreement and (ii) 1,952,363 common shares issuable upon exercise of preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement.

Common Shares Outstanding Before this Offering:(1)	2,002,186 common shares.

Common Shares Outstanding After this Offering (assuming full exercise of the pre-funded warrants and preferred investment options exercisable for common shares registered hereby, and for the avoidance of doubt, excluding the exercise of warrants and options existing before the Private Placement, including the Existing Investment Options):(1)	5,906,912 common shares.

Use of Proceeds:	We will not receive any of the proceeds from the sale of common shares being offered for sale by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants we will receive the exercise price of such warrants, for an aggregate amount of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate amount of approximately $4.76 million. See “Use of Proceeds” for further information.

Nasdaq Capital Market Symbol:	“INM”.

Risk Factors:	Please read “Risk Factors” and the other information included in this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the securities offered pursuant to this prospectus.

(1)	Unless otherwise indicated, the number of common shares outstanding before this offering is based on an aggregate of 2,002,186 shares outstanding as of June 30, 2025 and does not include:

●	11,281 common shares issuable upon the exercise of the preferred investment options issued from November 2020 to November 2022 outstanding as of June 30, 2025, with a weighted average exercise price of $622.63 per share;

●	20,424 common shares issuable upon the exercise of the preferred investment options issued in November 2022 outstanding as of June 30, 2025, with a weighted average exercise price of $20.75 per share;

●	278,761 common shares issuable upon the exercise of the preferred investment options issued in October 2023 outstanding as of June 30, 2025, with a weighted average exercise price of $16.60 per share;

●	199,115 common shares issuable upon the exercise of the Existing Investment Options as amended by the Existing Investment Options Amendment originally issued in October 2023 outstanding as of June 30, 2025, with a weighted average exercise price of $2.44 per share;

●	1,952,363 common shares registered hereby issuable upon the exercise of the pre-funded warrants issued in the Private Placement in June 2025 outstanding as of June 30, 2025, each with an exercise price of $0.0001;

●	1,952,363 common shares registered hereby issuable upon the exercise of the preferred investment options issued in the Private Placement in June 2025 outstanding as of June 30, 2025, with a weighted average exercise price of $2.44 per share;

●	126,904 common shares issuable upon the exercise of the placement agent preferred investment options issued in accordance with the Engagement Letter in connection with the Private Placement in June 2025 outstanding as of June 30, 2025, with a weighted average exercise price of $3.20 per share;

●	61,410 common shares issuable upon exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $32.53 per share; and

●	41,278 common shares available for future issuance as of June 30, 2025, under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan.

RISK FACTORS

Investing in our common shares involves a high degree of risk and uncertainties. You should carefully consider the following risks described below, together with all of the other information contained or incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common shares. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Summary of Risk Factors

The following is a summary of material risks that could affect us. This summary may not contain all of our material risks, and it is qualified in its entirety by the more detailed risk factors set forth below.

●	Our prospects depend on the success of our Product Candidates, which are in the early stages of development with a statistically high probability of failure and are subject to lengthy, time-consuming and inherently unpredictable regulatory processes.

●	If clinical trials of our Product Candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our Product Candidates.

●	We intend to expend our limited resources to pursue our Product Candidates for certain indications and may fail to capitalize on other Product Candidates or other indications for our Product Candidates that may be more profitable or for which there is a greater likelihood of success.

●	Our Product Candidates contain compounds that may be classified as “controlled substances”, the use of which may generate public controversy and restrict their development or commercialization.

●	Any actual or threatened delisting of our securities by Nasdaq due to our inability to satisfy applicable listing standards, including compliance with the minimum bid price rule, could have a material and adverse effect on our business, operations and financial condition, and the liquidity and value of our securities.

●	Research restrictions, product shipment delays or prohibitions could have a material adverse effect on our business, results of operations and financial condition.

●	Our relationships with customers and third-party payors are subject to applicable anti-kickback, fraud and abuse, and other healthcare laws and regulations, which could expose us to, among other things, sanctions, penalties, damages, reputational harm and diminished profits and future earnings.

●	Our insurance may be insufficient to cover losses that may occur as a result of our operations.

●	There may be changes in laws, regulations and guidelines which are detrimental to our business.

●	Controlled substance legislation may differ in other jurisdictions and could restrict our ability to market our products internationally, which could materially and adversely affect our financial results.

●	Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions, or data corruption could significantly disrupt our operations and adversely affect our business and operating results.

●	Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

●	The market prices for our common shares are volatile and are anticipated to fluctuate in the near term.

●	Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or Product Candidates.

●	Future offerings of debt or equity securities may rank senior to our common shares.

●	For as long as we are an “emerging growth company” we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common shares being less attractive to investors and could make it more difficult for us to raise capital.

●	If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	Deficiencies in disclosure controls and procedures and internal control over financial reporting could result in a material misstatement in our financial statements, and our ability to identify and effectively remediate any such material weaknesses that could have a material and adverse effect.

●	In connection with the audit of our financial statements as of and for the year ended June 30, 2023, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

●	Future sales and issuances of, and rights to purchase, our common shares and warrants, including by officers and directors, as well as sales by the Selling Shareholder of the common shares covered by this prospectus, could materially dilute the percentage ownership of our shareholders and may cause our share price to fall.

●	We (i) have incurred significant losses since our inception and (ii) anticipate we will incur losses in the future, and our operating losses have raised substantial doubt regarding our ability to continue as a going concern

●	We will require additional capital to fund our operations and if we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our Product Candidates.

●	We currently have limited commercial revenue and may never become profitable.

●	Our success is largely dependent upon our patents, proprietary technology, and other intellectual property.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	We may become subject to claims or become involved in lawsuits related to intellectual property.

●	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and materially and adversely effect our business.

●	If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

●	We may not be able to protect our intellectual property rights throughout the world.

●	Patent terms may be inadequate to protect our competitive position on our Product Candidates.

●	Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

●	We rely heavily on contract manufacturers over whom we have limited control and our existing collaboration agreements and any that we may enter into in the future may not be successful.

Risk Factors

Risks Related to our Business and Industry

Our prospects depend on the success of our Product Candidates which are at early stages of development with a statistically high probability of failure.

Given the Company’s early stage of development, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval, and market our future products. We currently have no products that have been approved by the FDA, HC, or any similar regulatory authority. To obtain regulatory approvals for our Product Candidates being developed and to achieve commercial success, clinical trials must demonstrate that the Product Candidates are safe for human use and that they demonstrate efficacy. We have no products or technologies which are currently in human clinical trials. Additionally, we have no products for commercial sale or licensed for commercial sale, nor do we expect to have any such products for the next several years.

Many potential pharmaceuticals products never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Our Product Candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Positive results of early preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favorable outcomes in later-stage clinical trials. We can make no assurance that any future studies, if undertaken, will yield favorable results.

The early stage of our product development makes it particularly uncertain whether any of our product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our Product Candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. If we are successful in developing our current and future Product Candidates into approved products, we will still experience many potential obstacles, such as the need to develop or obtain manufacturing, marketing and distribution capabilities. If we are unable to successfully commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.

Even if our Product Candidates advance through preclinical studies and clinical trials, we may experience difficulties in managing our growth and expanding our operations.

We have limited resources to carry out objectives for our current and future preclinical studies and clinical trials. Since our inception as a pharmaceutical company in October 2014, we have conducted numerous preclinical experiments and are currently conducting early-stage clinical trials, which is a time-consuming, expensive and uncertain process. In addition, while we have experienced management and expect to contract out many of the activities related to conducting these programs, we are a small company with less than 15 employees and, therefore, have limited internal resources both to conduct preclinical studies and clinical trials and to monitor third-party providers. As our Product Candidates advance through preclinical studies and clinical trials, we will need to expand our development, regulatory and manufacturing operations, either by expanding our internal capabilities or contracting with other organizations to provide these capabilities for us. In the future, we expect to have to manage additional relationships with collaborators or partners, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures.

The threat or actual adoption of tariffs, retaliatory tariffs and duties, trade barriers and restrictions, and related international trade conflicts, including by the United States, Canada or other jurisdictions, could materially impact the macroeconomic framework in which we operate.

Since taking office in January 2025, the current U.S. presidential administration has issued numerous executive orders, including with respect to international and domestic policies, and in the first and second quarters of 2025, there were significant changes to tariffs by the U.S. and other countries. In the second quarter of 2025, new U.S. tariffs were announced, including additional tariffs on imports from China, India, Japan, South Korea, Taiwan, Vietnam and the EU, among others. In response, several countries have imposed, or threatened to impose, reciprocal tariffs on imports from the U.S. and other retaliatory measures. Various modifications and delays to the U.S. tariffs have been announced and further changes are expected to be made in the future, which may include additional sector-based tariffs or other measures. The ultimate impact remains uncertain and will depend on several factors, including whether additional or incremental U.S. tariffs or other measures are announced or imposed, to what extent other countries implement tariffs or other retaliatory measures in response, and the overall magnitude and duration of these measures. If disputes and conflicts further escalate, actions by the governments in response could be significantly more severe and restrictive. Trade disputes, tariffs, restrictions and other political tensions between the U.S. and other countries may also exacerbate unfavorable macroeconomic conditions including inflationary pressures, foreign exchange volatility, financial market instability, and economic recessions or downturns. The ultimate impact of current or future tariffs and trade restrictions remains uncertain. While we actively monitor these risks and manage our supply chains accordingly, prolonged economic or geopolitical disruptions could adversely affect our business, ability to access the capital markets or other financing sources, results of operations, financial conditions and prospects. In addition, tariffs and other trade developments have and may continue to heighten the risks related to the other risk factors described elsewhere in this prospectus. The ultimate outcome and consequences of the implementation of tariffs or other restrictive trade measures by the U.S. and other countries (including in the form of reciprocal measures) remains highly uncertain. Any trade wars, through the implementation of tariffs or otherwise, could materially and adversely affect us, directly and indirectly, including by adversely impacting the supply chains for our operations, declining consumer confidence, inflation, lower economic expectations, and increasing the costs of services we provide and utilize.

Any actual or threatened delisting of our securities by Nasdaq could have a material and adverse effect on our business, operations and financial condition, and could, among other things, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

As previously reported, on March 19, 2024, we received written notification from the Nasdaq Staff that we were granted an additional 180-day compliance period, or until September 16, 2024, or the Extended Compliance Period, to regain compliance with Nasdaq’s Minimum Bid Price Rule. We were unable to regain compliance during the Extended Compliance Period and on September 17, 2024, we received an additional notification from the Nasdaq Staff stating that due to the deficiency, our securities would be delisted from Nasdaq on September 26, 2024, unless we appealed Nasdaq’s determination to Nasdaq’s Panel. We subsequently timely requested the Hearing before the Panel to appeal the determination by Nasdaq and present our plan to regain and sustain compliance with the Minimum Bid Price Rule. On October 31, 2024, the Hearing was held before the Panel regarding our request for (i) continued listing on Nasdaq and (ii) additional time to regain compliance with the Minimum Bid Price Rule. On November 1, 2024, the Panel issued its determination, or the Panel Determination Letter, to us granting our request for the continued listing of the common shares on Nasdaq, but subject to us evidencing compliance with the Minimum Bid Price Rule for ten consecutive trading days as of the Requisite Compliance Date of December 2, 2024, and of other conditions stipulated by the Panel Determination Letter. On November 14, 2024, we effected the Reverse Stock Split of our issued and outstanding common shares, by a ratio of 20-to-1. Trading of our common shares on Nasdaq on a split-adjusted basis began as of November 14, 2024. We effected the Reverse Stock Split in order to regain compliance with the Minimum Bid Price Rule, and on December 2, 2024, we received a written notification from the Nasdaq Staff that (i) we had regained compliance with the Minimum Bid Price Rule prior to the Requisite Compliance Date, and (ii) the Panel had therefore determined to continue the listing of our common shares on the Nasdaq Stock Market and was closing this matter.

While the Panel determined to continue the listing of our common shares on the Nasdaq Stock Market , there can be no assurances, however, that we will be successful in remaining in compliance with the continued listing requirements and maintaining the listing of our common shares on Nasdaq in the future. Delisting from Nasdaq could materially and adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our securities, including our common shares. The actual or threatened delisting of our securities could also have other material and adverse consequences, including the potential loss of confidence by employees and other stakeholders, the loss of institutional investor interest and fewer business development opportunities, limited availability of market quotations for our securities, reduced liquidity with respect to our securities, a determination that our common shares is “penny stock,” which will require brokers trading in shares of our common shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of our common shares, and limited amount of news and analyst coverage of the Company. To the extent that our common shares became eligible to trade on the OTC Bulletin Board, another over-the-counter quotation system, or on the pink sheets, an investor may find it more difficult to dispose of their common shares or obtain accurate quotations as to the market value of our common shares.

Furthermore, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common shares are currently listed on Nasdaq, such securities will be deemed covered securities. Although the states will be preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Additionally, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

If we have difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled.

As our Product Candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, we will need to enroll an increasing number of patients that meet the eligibility criteria for those trials. The factors that affect our ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

●	size and nature of the patient population;

●	inclusion and exclusion criteria for the trial;

●	design of the study protocol;

●	competition with other companies for clinical sites or patients;

●	the perceived risks and benefits of the product candidate under study;

●	the patient referral practices of physicians; and

●	the number, availability, location and accessibility of clinical trial sites.

As a result of the foregoing factors, we may have difficulty enrolling or maintaining the enrollment of patients in any clinical trials conducted for our products, which may result in the delay or cancellation of such trials. The delay or cancellation of any clinical trials could shorten any periods during which we may have the exclusive right to commercialize our Product Candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our Product Candidates and may harm our financial condition, results of operations and prospects.

If clinical trials of our Product Candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our Product Candidates.

Before obtaining marketing approval from regulatory authorities for the sale of our Product Candidates, we must conduct preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the Product Candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our Product Candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk we face is the possibility that none of our Product Candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in multiple stages of preclinical and clinical testing.

If we experience delays in clinical testing, we will be delayed in commercializing our Product Candidates, and our business may be substantially harmed.

We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. Our product development costs will increase if we experience delays in clinical testing. Significant clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our Product Candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our Product Candidates and may harm our financial condition, results of operations and prospects. The commencement and completion of clinical trials for our products may be delayed for a number of reasons, including delays related, but not limited, to:

●	failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

●	import/export and research restrictions for cannabinoid-based pharmaceuticals may delay or prevent clinical trials in various geographical jurisdictions;

●	patients failing to enroll or remain in our trials at the rate we expect;

●	suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of our contract manufacturers to comply with current good manufacturing practice (“cGMP”) requirements;

●	any changes to our manufacturing process that may be necessary or desired;

●	delays or failure to obtain clinical supply from contract manufacturers of our products necessary to conduct clinical trials;

●	Product Candidates demonstrating a lack of safety or efficacy during clinical trials;

●	patients choosing an alternative treatment for the indications for which we are developing any of our Product Candidates or participating in competing clinical trials and/or scheduling conflicts with participating clinicians;

●	patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

●	reports of clinical testing on similar technologies and products raising safety and/or efficacy concerns;

●	clinical investigators not performing our clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, regulatory requirements or other third parties not performing data collection and analysis in a timely or accurate manner;

●	failure of our CROs, to satisfy their contractual duties or meet expected deadlines;

●	inspections of clinical trial sites by regulatory authorities or Institutional Review Boards (“IRBs”) or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

●	one or more IRBs or ethics committees rejecting, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

●	failure to reach agreement on acceptable terms with prospective clinical trial sites.

Our product development costs will increase if we experience delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to regulatory authorities or IRBs or ethics committees for re-examination, which may impact the cost, timing or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on our business, financial condition and prospects.

Our IntegraSyn manufacturing approach may prove unsuccessful in achieving yields and/or cost levels required to be economically competitive with alternative methods of manufacturing.

Given the early stage of development of the IntegraSyn program and the risks inherent in research and development, it is too early to project the commercial viability of cannabinoids produced via this process. Potential negative outcomes from this program include but are not limited to:

●	the technology fails to produce sufficient quantities of cannabinoids or ones for which we or others have a need; or

●	the cost structure of the technology is such that it is not commercially competitive with alternate methods of cannabinoid manufacturing leading to the technology having no value proposition nor incremental value to the Company.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of our products may have an adverse impact on our future commercialization efforts.

From time to time, studies or clinical trials on various aspects of pharmaceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the pharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our Product Candidates, or the therapeutic areas in which our Product Candidates compete, could adversely affect the price of our common shares and our ability to finance future development of our Product Candidates, and our business and financial results could be materially and adversely affected.

We intend to expend our limited resources to pursue our Product Candidates for certain indications and may fail to capitalize on other Product Candidates or other indications for our Product Candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we are focusing on research programs relating to our Product Candidates for certain indications, primarily for the treatment of EB, which concentrates the risk of product failure in the event our Product Candidates prove to be unsafe or ineffective or inadequate for clinical development or commercialization. As a result, we may forego or delay pursuit of opportunities with other Product Candidates or for other indications that could later prove to have greater commercial potential. We may also deem it advisable to refocus our clinical development programs based on clinical trial results.

The regulatory approval processes of the FDA, HC, the EMA and other comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our Product Candidates, our business will be substantially harmed.

We are not permitted to market our Product Candidates in any jurisdiction until we receive formal approval from the appropriate regulatory authorities. For example, prior to submitting an NDA to the FDA or an MAA to the EMA for approval of our Product Candidates, we will need to complete our preclinical studies and clinical trials. Successfully completing our clinical program and obtaining approval of an application seeking commercialization approval is a complex, lengthy, expensive and uncertain process, and the regulatory authorities may delay, limit or deny approval of our Product Candidates for many reasons, including, among others, because:

●	we may not be able to demonstrate that our Product Candidates are safe and effective in treating patients to the satisfaction of the regulatory authorities such as the FDA, HC or EMA;

●	the results of our clinical trials may not meet the level of statistical or clinical significance required by the regulatory authorities for marketing approval;

●	the regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical trials;

●	the regulatory authorities may require that we conduct additional clinical trials;

●	the regulatory authorities or other applicable foreign regulatory authorities may not approve the formulation, labeling or specifications of our Product Candidates;

●	the contract manufacturing organizations and other contractors that we may retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

●	the regulatory authorities may find the data from clinical studies and clinical trials insufficient to demonstrate that our Product Candidates are safe and effective for their proposed indications;

●	the regulatory authorities may disagree with our interpretation of data from our preclinical studies and clinical trials;

●	the regulatory authorities may not accept data generated at our clinical trial sites or may disagree with us over whether to accept efficacy results from clinical trial sites outside the United States, Canada or outside the European Union, as applicable, where the standard of care is potentially different from that in the United States, Canada or in the European Union, as applicable;

●	if our applications are submitted to the regulatory authorities, the regulatory authorities may have difficulties scheduling the necessary review meetings in a timely manner, may recommend against approval of our application or may recommend or require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy which would use risk minimization strategies to ensure that the benefits of certain prescription drugs outweigh their risks, as a condition of approval or post-approval, and the EMA may grant only conditional marketing authorization or impose specific obligations as a condition for marketing authorization, or may require us to conduct post-authorization safety studies;

●	the FDA, DEA, HC, EMA or other applicable foreign regulatory agencies may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract or DEA or other applicable foreign regulatory agency quotas may limit the quantities of controlled substances available to our manufacturers; or

●	the FDA, HC, EMA or other applicable foreign regulatory agencies may change their approval policies or adopt new regulations.

In the United States, our activities are potentially subject to additional regulation by various federal, state and local authorities in addition to the FDA, including, among others, the Centers for Medicare and Medicaid Services, other divisions of the United States Department of Health and Human Services (“HHS”), (for example, the Office of Inspector General), the Department of Justice (“DOJ”), and individual United States Attorney offices within the DOJ, and state and local governments. Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Any of these factors, many of which are beyond our control, could increase development costs, jeopardize our ability to obtain regulatory approval for and successfully market our Product Candidates and generate product revenue.

We intend to conduct clinical trials for our Product Candidates in several international jurisdictions, and acceptance by all regulatory authorities for such “international” data is not certain.

We intend to conduct clinical trials for our Product Candidates both inside and outside the United States. To date, all of our clinical development has been conducted outside of the United States. Ultimately, we plan to submit NDAs for our Product Candidates to the FDA and other regulatory authorities upon completion of all requisite clinical trials. As an example, although the FDA may accept data from clinical trials conducted outside the United States, acceptance of such study data by the FDA is subject to certain conditions. For example, the clinical trial must be conducted in accordance with FDA regulations relating governing human subject protection and the conduct of clinical trials, which are referred to as “Good Clinical Practice” (“GCP”) requirements and the FDA must be able to validate the data from the clinical trial through an onsite inspection if it deems such inspection necessary. Where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are considered applicable to the U.S. patient population and U.S. medical practice, the clinical trials were performed by clinical investigators of recognized competence, and the data is considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, such clinical trials would be subject to the applicable local laws of the foreign jurisdictions where the clinical trials are conducted. There can be no assurance the FDA or any other regulatory authorities will accept data from clinical trials conducted outside of the United States or other international jurisdictions. If the FDA or any other regulatory authorities does not accept any such data, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay aspects of our development plan.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could burden or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign currency fluctuations which could negatively impact our financial condition since certain payments are paid in local currencies;

●	manufacturing, customs, shipment and storage requirements;

●	cultural differences in medical practice and clinical research; and

●	diminished protection of intellectual property in some countries.

Our Product Candidates contain compounds that may be classified as “controlled substances”, the use of which may generate public controversy and restrict their development or commercialization.

If a drug has a potential for abuse, the NDA or other regulatory submission must include a description and analysis of studies or information related to abuse of the drug, including a proposal for scheduling (for example, in the U.S. under the federal Controlled Substances Act (“CSA”). A description of any studies related to overdosage is also required, including information on dialysis, antidotes, or other treatments, if known. While we believe there would be relatively minimal abuse potential with our Product Candidates given the low drug concentration and topical route of administration, we could be incorrect or they may be perceived as having the potential for substance abuse. In either case, there may be a negative effect on our ability to successfully develop or commercialize our Product Candidates. Since our Product Candidates contain purified substances that are chemically identical to those occurring in nature, they may, therefore, be classified as “controlled substances”, and their regulatory approval may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for, our Product Candidates. These pressures could also limit or restrict the introduction and marketing of our Product Candidates. Despite that fact that our APIs, which are the ingredients that give medicines their effects, are synthetically made and, therefore, we have no interaction with the Cannabis plant, adverse publicity from Cannabis misuse or adverse side effects from Cannabis or other cannabinoid products may adversely affect the commercial success or market penetration achievable for our Product Candidates. The nature of our business attracts a high level of public and media interest, and in the event of any resultant adverse publicity, our reputation may be harmed. Furthermore, if our Product Candidates are classified as “controlled substances”, they may be subject to import/export and research restrictions that could delay or prevent the development of our products in various geographical jurisdictions. The successful commercialization of our Product Candidates may require permits or approvals from regulatory bodies, such as the DEA, that regulate controlled substances.

If any of our Product Candidates receives marketing approval and we or others later identify undesirable side effects caused by the Product Candidate, our ability to market and derive revenue from the product candidates could be compromised.

In the event that any of our Product Candidates receive regulatory approval and we or others identify undesirable side effects caused by one of our products, any of the following adverse events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business: (i) regulatory authorities may withdraw their approval of the product or seize the product; (ii) we may be required to recall the product or change the way the product is administered to patients; (iii) additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof; (iv) we may be subject to fines, injunctions or the imposition of civil or criminal penalties; (v) regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication; (vi) we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients; (vii) we could be sued and held liable for harm caused to patients; (viii) the product may become less competitive; and (ix) our reputation being harmed.

Research restrictions, product shipment delays or prohibitions could have a material adverse effect on our business, results of operations and financial condition.

Research on and the shipment, import and export of our Product Candidates and the API used in our Product Candidates will require research permits, import and export licenses by many different authorities. For instance, in the United States, the FDA, U.S. Customs and Border Protection, and the DEA; in Canada, the Canada Border Services Agency, and HC; in Europe, the EMA and the European Commission; in Australia and New Zealand, the Australian Customs and Border Protection Service, the Therapeutic Goods Administration, the New Zealand Medicines and Medical Device Safety Authority and the New Zealand Customs Service; and in other countries, similar regulatory authorities, regulate the research on and import and export of pharmaceutical products that contain controlled substances. Specifically, the import and export process require the issuance of import and export licenses by the relevant controlled substance authority in both the importing and exporting country. We may not be granted, or if granted, maintain, such licenses from the authorities in certain countries. Even if we obtain the relevant licenses, shipments of API and our Product Candidates may be held up in transit, which could cause significant delays and may lead to product batches being stored outside required temperature ranges. Inappropriate storage may damage the product shipment resulting in delays in clinical trials or, upon commercialization, a partial or total loss of revenue from one or more shipments of API or our Product Candidates. Once shipment is complete, we or the research contractors we are working with may also suffer further delays or restrictions as a result of regulations governing research on cannabinoids. A delay in a clinical trial or, upon commercialization, a partial or total loss of revenue from one or more shipments of API or our Product Candidates could have a material adverse effect on our business, results of operations and financial condition. The aforementioned examples and lists of various authorities that may currently, or in the future, affect our ability to conduct research on or import or export our Product Candidates and/or API, should not be construed as exhaustive or comprehensive in any way.

Healthcare legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize our Product Candidates.

Particularly in the United States but also in other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes in recent years regarding the healthcare system that could prevent or delay marketing approval of our Product Candidates, restrict or regulate post-approval activities or affect our ability to profitably sell any Product Candidates for which we obtain marketing approval. Healthcare reform measures that have been and may be adopted in the future may result in more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product, and could seriously harm our future revenue. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may compromise our ability to generate revenue, attain profitability or commercialize our products.

Any Product Candidates we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby materially and adversely impacting our business.

The regulations that govern marketing approvals, pricing and reimbursement for new drugs vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, drug pricing remains subject to continuing governmental control even after initial approval is granted. Although we intend to monitor these regulations, our programs are currently in the early stages of development and we will not be able to assess the impact of price regulations for a number of years. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country.

Our ability to commercialize any products also will depend in part on the extent to which reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if we succeed in bringing one or more products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are in the early stages of development, we are unable at this time to determine their cost effectiveness or the likely level or method of reimbursement. Increasingly, the third-party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices and are seeking to reduce the prices charged or the amounts reimbursed for pharmaceutical products. If the price we are able to charge for any products we develop, or the reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be adversely affected.

Increased scrutiny on drug pricing or changes in pricing regulations could restrict the amount that we are able to charge for our Product Candidates, which could adversely affect our revenue and results of operations.

Drug pricing by pharmaceutical companies is currently under increased scrutiny and is expected to continue to be the subject of intense political and public debate in the United States and other jurisdictions. Specifically, there have been several recent U.S. Congressional inquiries and hearings with respect to pharmaceutical drug pricing practices, including in connection with the investigation of specific price increases by several pharmaceutical companies. Additionally, several states have recently passed laws designed to, among other things, bring more transparency to drug pricing, and other states may pursue similar initiatives in the future. We cannot predict the extent to which our business may be affected by these or other potential future legislative or regulatory developments. However, increased scrutiny on drug pricing, negative publicity related to the pricing of pharmaceutical drugs generally, or changes in pricing regulations could restrict the amount that we are able to charge for our Product Candidates, which could have a material adverse effect on our revenue and results of operations.

Negative publicity may adversely affect us and our business.

Media coverage and public statements that insinuate improper actions by us, regardless of their factual accuracy or truthfulness, may result in negative publicity, litigation or governmental investigations by regulators. Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation and the morale of our employees, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Even if we are able to commercialize our Product Candidates, they may not receive coverage and adequate reimbursement from third-party payors, which could harm our business.

The availability of reimbursement by governmental and private payors is essential for most patients to be able to afford their treatments. Sales of our Product Candidates, if approved, will depend substantially on the extent to which the costs of these Product Candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our Product Candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

In the United States, the Medicare Modernization Act, established the Medicare Part D program and provided authority for limiting the number of drugs that will be covered in any therapeutic class thereunder. The Medicare Modernization Act, including its cost reduction initiatives, could decrease the coverage available for any of our approved products. Furthermore, private payors often follow Medicare in setting their own coverage policies. Therefore, any reduction in coverage that results from the Medicare Modernization Act may result in a similar reduction from private payors.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (the “CMS”), an agency within the HHS, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree.

The intended use of a drug product by a physician can also affect pricing. For example, CMS could initiate a National Coverage Determination administrative procedure, by which the agency determines which uses of a therapeutic product would and would not be reimbursable under Medicare. This determination process can be lengthy, thereby creating a long period during which the future reimbursement for a particular product may be uncertain.

Outside the United States, particularly in EU Member States, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of Health Technology Assessment (“HTA”) procedures with governmental authorities can take considerable time after receipt of marketing authorization for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines but monitor and control company profits. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced EU member states, can further reduce net realized prices. In some countries, we or our collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our Product Candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business, financial condition, results of operations or prospects could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, federal exclusion or debarment, and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any Product Candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our ability to operate include the following:

●	the U.S. federal healthcare Anti-Kickback Statute impacts our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities, by prohibiting, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

●	federal civil and criminal false claims laws and civil monetary penalty laws impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment of government funds (including through reimbursement by Medicare or Medicaid or other federal health care programs), which has been applied to impermissible promotion of pharmaceutical products for off-label uses, or making a false statement or record to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the U.S. Health Insurance Portability and Accountability Act (“HIPPA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), among other things, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;

●	the U.S. federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires applicable manufacturers of covered drugs, devices, biologics and medical supplies to report annually to HHS information related to payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members;

●	analogous state laws and regulations, such as state anti-kickback laws, false claims laws and privacy and security of health information laws, may apply to sales or marketing arrangements, claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or health information; and

●	certain state laws require pharmaceutical companies to adopt codes of conduct consistent with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; restrict certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers; and/or require drug manufacturers to report information related to payments and other transfers of value to physicians and certain other healthcare providers or marketing expenditures.

Comparable laws and regulations exist in the countries within the European Economic Area (“EEA”). Although such laws are partially based upon European Union (“EU”), law, they may vary from country to country. Healthcare specific, as well as general EU and national laws, regulations and industry codes constrain, for example, our interactions with government officials and healthcare professionals, and the collection and processing of personal health data. Non-compliance with any of these laws or regulations could lead to criminal or civil liability.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Failure to comply with the U.S. Foreign Corrupt Practices Act, or the FCPA, the Corruption of Foreign Public Officials Act, or the CFPOA, and other global anti-corruption and anti-bribery laws could subject us to penalties and other adverse consequences.

The FCPA and the CFPOA, as well as any other applicable domestic or foreign anti-corruption or anti-bribery laws to which we are or may become subject generally prohibit corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity and requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Compliance with these anti-corruption laws and anti-bribery laws may be expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, these laws present particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and physicians and other hospital employees are considered to be foreign officials. Certain payments by other companies to hospitals in connection with clinical trials and other work have been deemed to be improper payments to governmental officials and have led to FCPA enforcement actions.

Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, licensees or agents. We are currently working to get policies and processes in place to monitor compliance with the FCPA and CFPOA. We can make no assurance that they will not engage in prohibited conduct, and we may be held liable for their acts under applicable anti-corruption and anti-bribery laws. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, whistleblower complaints, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions or sanctions or other previously mentioned harm could have a material negative effect on our business, operating results and financial condition.

Any change in export or import controls, anti-corruption laws, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such restrictions or legislation, could result in decreased use of our products by customers or in our decreased ability to offer our products internationally, which would harm our business, operating results and financial condition. Furthermore, failure to comply with export or import controls or with anti-corruption or economic sanctions laws may expose us to government investigations, more onerous compliance requirements and significant penalties, which could harm our business, operating results and financial condition. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Trade wars and changes in international trade law and policies may have a material adverse effect on our business, financial condition and results of operations. In October 2022, the Biden administration issued a new set of export controls which (i) banned Chinese companies from buying advanced chips and chip-making equipment in the United States without a license, and (ii) restricted the ability of U.S. persons from providing support for the development or production of chips at certain manufacturing facilities in China. Moreover, in December 2022, the United States imposed new duties on imports from certain major solar panel makers in China after an investigation determined that such manufacturers were avoiding tariffs by finishing their products in Southeast Asian countries. More recently, President Biden signed an executive order that will make it more difficult for U.S. firms to invest in certain Chinese companies—citing national security concerns, the executive order prohibits investments in AI and quantum computing. In response to the foregoing, China implemented its own export controls on two rare elements, germanium and gallium, which the United States relies on to produce chips, fiber optics and solar panels.

Federal legislation and actions by state and local governments may permit reimportation of drugs from/to foreign countries where the drugs are sold at lower prices than in the country of origination, which could materially adversely affect our business and financial condition.

We may face competition for our Product Candidates, if approved, from cheaper generics and/or cannabinoid therapies sourced from foreign countries that have placed price controls on pharmaceutical products. This is referred to as parallel importation. For instance, the Medicare Modernization Act contains provisions that may change U.S. importation laws and expand pharmacists’ and wholesalers’ ability to import cheaper versions of an approved drug and competing products from Canada, where there are government price controls. These changes to U.S. importation laws will not take effect unless and until the Secretary of HHS certifies that the changes will pose no additional risk to the public’s health and safety and will result in a significant reduction in the cost of products to consumers. The Secretary of HHS has so far declined to approve a reimportation plan. Proponents of drug reimportation, including certain state legislatures, may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop, including our Product Candidates, and adversely affect our future revenues and prospects for profitability.

We are dependent upon our key personnel to achieve our business objectives.

We depend on key personnel, the loss of any of whom could harm our business. Our future performance and development will depend to a significant extent on the efforts and abilities of its executive officers, key employees, and consultants. The loss of the services of one or more of these individuals could harm our business. Our success will depend largely on our continuing ability to attract, develop and retain skilled employees and consultants in our business. Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in our field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. Any delay in replacing such persons, or an inability to replace them with persons of similar expertise, would have a material adverse effect on our business, financial condition and results of operations.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could subject us to significant liability and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with regulations of domestic or foreign regulatory authorities. In addition, misconduct by employees could include intentional failures to comply with certain development standards, to report financial information or data accurately, or to disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. While prohibited, it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Our internal computer systems, or those of our contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of cyber security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruptions of our operations. For example, the loss of preclinical data or data from any future clinical trial involving our product candidates could result in delays in our development and regulatory filing efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Our insurance may be insufficient to cover losses that may occur as a result of our operations.

We currently maintain directors’ and officers’ liability insurance, clinical trial insurance and property and general liability insurance and intend in the future to obtain shipping and storage insurance for Product Candidates. This insurance may not remain available to us or be obtainable by us at commercially reasonable rates, and the amount of our coverage may not be adequate to cover any liability we incur. Future increases in insurance costs, coupled with the increase in deductibles, will result in higher operating costs and increased risk. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we were not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.

We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.

Among other factors, national security concerns, catastrophic events, pandemics such as the COVID-19 pandemic, or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and maintain coverage to indemnify us from losses arising from cyber-attacks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyberattacks.

We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.

There may be changes in laws, regulations and guidelines which are material and detrimental to our business.

Our operations are subject to a variety of laws, regulations and guidelines relating to pharmacology, cannabinoids and drug delivery, as well as laws and regulations relating to health and safety, the conduct of operations, and the protection of the environment. While, to the knowledge of our management, we are currently in compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond our control may cause adverse effects to our operations and financial condition. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. In addition, if the governments of Canada or the United States were to enact or amend laws relating to our industry, it may decrease the size of, or eliminate entirely, the market for our Product Candidates, may introduce significant new competition into the market and may otherwise potentially materially and adversely affect our business, results of operations and financial condition.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

The research and development that we carry out either directly or through third parties involves, and may in the future involve, the use of potentially hazardous materials and chemicals. Our operations may produce hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes. Although we maintain workers’ compensation insurance as prescribed by the Province of British Columbia to cover us for costs and expenses, we may incur due to injuries to our employees, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our proprietary information, or that of our customers, suppliers and business partners, may be lost or we may suffer security breaches.

In the ordinary course of our business, we may collect and store sensitive data, including intellectual property, data from preclinical studies, clinical trial data, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers, clinical trial subjects and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Although to our knowledge we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, damage to our ability to obtain patent protection for our Product Candidates, damage to our reputation, and cause a loss of confidence in our products and our ability to conduct clinical trials, which could adversely affect our business and reputation and lead to delays in gaining regulatory approvals.

We expect to face intense competition, often from companies with greater resources and experience than we have.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of pharmaceutical products, including validation procedures and regulatory matters. Other companies researching in the same disease areas may develop products that are competitive or superior to our Product Candidates. Other companies working in cannabinoid research may develop products targeting the same diseases that we are focused on that are competitive or superior to our Product Candidates. In addition, there are non-FDA approved Cannabis / cannabinoid preparations being made available from companies in the so-called “medical marijuana” industry, which may be competitive to our products. If we are unable to compete successfully, our commercial opportunities will be reduced and our business, results of operations and financial conditions may be materially harmed.

Industry consolidation may lead to increased competition and costs, and may harm our operating results.

We rely on certain third parties to provide supplies and services necessary for our business. Any reduction in market participants and available suppliers and vendors, whether through transactions or consolidation, could result in fewer alternatives for sourcing key supplies and services. Such consolidation could result in a shortage of supplies and services thereby increasing the cost of such supplies and services, and potentially inhibit the ability of suppliers and vendors to deliver on time, if at all. Cost increases and delays in, or the unavailability of, critical supplies and services could have a material and adverse effect on our results of operations.

If we receive regulatory approvals, we intend to market our Product Candidates in multiple jurisdictions where we have limited or no operating experience and may be subject to increased business and economic risks that could affect our financial results.

If we receive regulatory approvals, we may plan to market our Product Candidates in jurisdictions where we have limited or no experience in marketing, developing and distributing our products. Certain markets have substantial legal and regulatory complexities that we may not have experience navigating. We are subject to a variety of risks inherent in doing business internationally, including risks related to the legal and regulatory environment in non-U.S. jurisdictions, including with respect to privacy and data security, trade control laws and unexpected changes in laws, regulatory requirements and enforcement, as well as risks related to fluctuations in currency exchange rates and political, social and economic instability in foreign countries. If we are unable to manage our international operations successfully, our financial results could be adversely affected.

Controlled substance legislation may differ in other jurisdictions and could restrict our ability to market our products internationally, which would result in increased business and economic risks that could affect our financial results.

Controlled substance legislation may differ in other jurisdictions and could restrict our ability to market our products internationally. Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including Cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for Product Candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our Product Candidates to be marketed or achieving such amendments to the laws and regulations may take a prolonged period of time. We would be unable to market our Product Candidates in countries with such obstacles in the near future or perhaps at all without modification to laws and regulations.

Product liability lawsuits against us could cause us to incur substantial liabilities.

Our use of our Product Candidates in clinical trials and the sale of our Product Candidates, if approved, exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our Product Candidates. For example, we may be sued if any product we develop allegedly causes injury or is alleged to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability, and a breach of warranties. Claims could also be asserted under local jurisdiction consumer protection acts. If we become subject to product liability claims and cannot successfully defend ourselves against them, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

●	withdrawal of patients from our clinical trials;

●	substantial monetary awards to patients or other claimants;

●	decreased demand for our Product Candidates following marketing approval, if obtained;

●	damage to our reputation and exposure to adverse publicity;

●	increased FDA warnings on product labels or increased warnings imposed by the EMA or other regulatory authorities;

●	litigation costs;

●	distraction of management’s attention from our primary business;

●	loss of revenue; and

●	the inability to successfully commercialize our Product Candidates, if approved.

Our current clinical trial liability insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If we obtain marketing approval for our Product Candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial, particularly in light of the size of our business and financial resources. A product liability claim or series of claims brought against us could cause our share price to decline and, if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, results of operations, business and prospects could be materially adversely affected.

Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions, or data corruption could significantly disrupt our operations and adversely affect our business and operating results.

We rely on information technology, telephone networks and systems, including the internet, to process and transmit sensitive electronic information and to manage or support a variety of business processes and activities. We use enterprise information technology systems to record, process and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory, financial reporting, legal and tax requirements. Despite the implementation of security measures, our information technology systems, and those of our third-party contractors and consultants, are vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy or other significant disruption. Any such successful attacks could result in the theft of intellectual property or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyber-attacks are becoming more sophisticated and frequent, and our systems could be the target of malware and other cyber-attacks. We have invested in our systems and the protection of our data to reduce the risk of an intrusion or interruption, and we monitor our systems on an ongoing basis for any current or potential threats. Nonetheless, our computer systems are subject to penetration and our data protection measures may not prevent unauthorized access. We can give no assurances that these measures and efforts will prevent interruptions or breakdowns. If we are unable to detect or prevent a security breach or cyber-attack or other disruption from occurring, then we could incur losses or damage to our data, or inappropriate disclosure of our confidential information or that of others; and we could sustain damage to our reputation, suffer disruptions to our research and development and incur increased operating costs including increased cybersecurity and other insurance premiums, costs to mitigate any damage caused and protect against future damage, and be exposed to additional regulatory scrutiny or penalties and to civil litigation and possible financial liability. For instance, the loss of preclinical or clinical data could result in delays in our development and regulatory filing efforts and significantly increase our costs.

Certain macroeconomic and geopolitical conditions, which are outside of our control, as well as the evolution of methods and techniques used by bad actors, may also make us more susceptible to a cybersecurity attack. For example, tensions between Russia and several western nations (and their respective allies) in connection with the Russia-Ukraine War could result in retaliatory actions being undertaken by supporters of Russia, including in the form of espionage, phishing campaigns and other forms of cyber-attacks. Moreover, pro-Russian ransomware cybercriminals and gangs have previously publicly threatened to augment their hacking efforts in response to the implementation of sanctions and other responsive actions taken by western countries (and their allies). Increasing costs associated with information security, such as increased investment in technology, the cost of compliance and costs resulting from consumer fraud could cause our business and results of operations to suffer materially. Likewise, within a few hours of the commencement of the Hamas-Israel conflict, activist hackers commenced cyberattacks against both Israeli and Palestinian websites, and in a short period, had targeted dozens of government websites and media outlets. Such cyber-intrusions included DDOS attacks, attempts to overload websites with ‘junk’ traffic and ultimately bring down the site.

The methods and techniques used by cyber threat actors to gain entry into our network and access our computer systems, software and data will become more advanced with the use of AI and may become increasingly difficult or impossible to detect and prevent. As these threats continue to evolve, we may be required to invest significant additional resources to modify and enhance our information security and controls or to investigate and remediate any security vulnerabilities. While our technology infrastructure is designed to safeguard and protect personal and business information, we have limited ability to monitor the implementation of similar safeguards by our vendors.

Any cyberattack, unauthorized intrusion, malicious software infiltration, network disruption, corruption of data, misuse or theft of private or other sensitive information, or inadvertent acts by our own employees, could result in the disclosure or misuse of confidential or proprietary information, which could have a material adverse effect on our business operations or that of our clients. If we experience a significant data security breach, fail to detect and appropriately respond to a significant data security breach, or fail to comply with the various cybersecurity regulations, including the California Consumer Privacy Act and the California Privacy Rights Act in the United States, we could be exposed to government enforcement actions and private litigation. These losses may exceed our insurance coverage for such incidents. In addition, our employees and clients could lose confidence in our ability to protect their personal and proprietary information, which could cause them to terminate their relationships with us. Any loss of confidence arising from a significant data security breach could hurt our reputation, further damaging our business.

Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We are subject to various domestic and international data protection laws and regulations (i.e., laws and regulations that address privacy and data security). The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous laws, including data breach notification laws, health information privacy laws and consumer protection laws, govern the collection, use and disclosure of health-related and other personal information. In addition, we may obtain health information from third parties (e.g., healthcare providers who prescribe our products) that are subject to privacy and security requirements under HIPAA regulations.

EU Member States, Australia and other countries have also adopted data protection laws and regulations, which impose significant compliance obligations. For example, the collection and use of personal data in the EU is governed by the provisions of the General Data Protection Regulation (“GDPR”). The GDPR and the national implementing legislation of the EU Member States impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting. In particular, these obligations and restrictions concern the consent of the individuals to whom the personal data relates, the information provided to the individuals, the rights of individuals to control personal data and the security and confidentiality of the personal data. The related UK GDPR and the UK Data Protection Act of 2018, which ensures that the United Kingdom has in effect the same high standards for data protection in place as under the GDPR, impose stringent operational requirements in the United Kingdom (including through restrictions on processing of personal data and cross-border transfers of personal data, and mandatory breach reporting to regulators and, under certain circumstances, to the individuals whose personal data was compromised in the breach). In addition, the Australian Privacy Act 1986 (Cth), and other laws in the states and territories in Australia where we conduct certain of our clinical trials, apply similar restrictions on our ability to collect, analyze and transfer medical records and other patient data.

Other new laws and regulations are rapidly coming into effect while existing legislation is quickly evolving. In the United States, the SEC adopted new rules requiring public companies to disclose information about a material cybersecurity incident, including any breach of personal data, within four business days of determining that it has experienced a material cybersecurity incident. Likewise, several privacy laws in the United States came into effect in 2023, including in California, Virginia, Colorado, Connecticut and Utah, and new state privacy laws that have or will come into effect in 2024, including in Montana, Oregon and Texas, all of which give new data privacy rights to their respective residents and impose significant obligations on controllers and processors of consumer data.

There is additionally increasing U.S. and foreign activity in the regulation of AI, and other similar uses of technology. For example, in Europe, there is a proposed regulation (the Artificial Intelligence Act) that, if adopted and approved, could impose onerous and substantial obligations related to the use of AI-related systems. Additionally, several states and localities in the United States have enacted measures related to the use of AI and machine learning in products and services. In October 2023, the President of the United States issued an executive order on the Safe, Secure and Trustworthy Development and Use of AI, emphasizing the need for transparency, accountability and fairness in the development and use of AI tools, and AI is the subject of evolving review by various governmental and regulatory agencies, including the SEC and the Federal Trade Commission. Depending on how these AI laws and regulations are interpreted, and to the extent that our business practices, products and services utilize AI, we could be subject to, and need to comply with, such obligations. Moreover, our development and use of AI, and the uncertain regulatory environment, could result in reputational harm, liability or other material and adverse consequences to our financial condition and business operations. The introduction of AI technologies into new or existing products may also result in new or enhanced governmental or regulatory scrutiny, litigation, confidentiality or security risks, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. The intellectual property ownership and license rights, including copyright, surrounding AI technologies has not been fully addressed by courts or national or local laws or regulations, and the use or adoption of third-party AI technologies into our products and services may result in exposure to claims of copyright infringement or other intellectual property misappropriation. Uncertainty around new and emerging AI technologies, such as generative AI, may require additional investment in the development and maintenance of proprietary datasets and machine learning models, development of new approaches and processes to provide attribution or remuneration to creators of training data, and development of appropriate protections and safeguards for handling the use of customer data with AI technologies, which may be costly and could impact our expenses if we decide to expand generative AI into our product offerings. AI technologies, including generative AI, may create content that appears correct but is factually inaccurate or flawed. Our customers or others may rely on or use this flawed content to their detriment, which may expose us to brand or reputational harm, competitive harm, and/or legal liability. The use of AI technologies presents emerging ethical and social issues, and if we enable or offer solutions that draw scrutiny or controversy due to their perceived or actual impact on customers or on society as a whole, we may experience brand or reputational harm, competitive harm, and/or legal liability.

Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. Due to the fact that privacy and information security laws and regulations are subject to change from time to time, our compliance with them may result in cost increases due to necessary systems changes and the development of new processes. Any new or modified laws and regulations may require that we modify our data processing practices and policies, and incur substantial costs and expenses in an effort to comply with such laws and regulations. These laws are complex and there is no ubiquitous approach to maintaining compliance. Requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. If we fail to comply with any of these laws and regulations, we could be subjected to legal risk and other adverse effects to our business and operations.

A claim or series of claims brought against us alleging a failure to comply with these laws, or changes in the way in which these laws are implemented, could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results and could cause our share price to decline and, if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, results of operations, business and prospects could be materially adversely affected.

Our results of operations could be materially and adversely affected if we cannot keep pace with technological changes impacting the development of our products and implementation of our business needs, including with respect to automation and the use of AI.

Our success depends on our ability to keep pace with rapid technological changes affecting the development of our products and implementation of our business needs. Emerging technological trends such as AI, machine learning and automation are impacting industries and business operations. If we do not sufficiently invest in new technology and industry developments, appropriately implement new technologies or evolve our business at sufficient speed and scale in response to such developments, or if we do not make the right strategic investments to respond to these developments, our products, results of operations and ability to develop and maintain our business could be negatively affected. Our competitors or other third parties may incorporate AI technologies into their services, products and business more quickly or more successfully than us, which could impair our ability to compete effectively and materially and adversely affect our results of operations and financial condition.

Growing emphasis by the investment community, regulators and other stakeholders on environmental, social and governance-related matters could impact our business and operations.

As members of the investment community have started to heavily factor in a company’s commitment to environmental, social and governance (“ESG”)-related initiatives and sustainability performance as part of their overall investment thesis and strategy, such investors could elect to eventually forego their investment in us to the extent we fail to satisfy such metrics. Moreover, the increased focus by investors, regulators and other stakeholders on ESG related practices and disclosures has created, and will likely create for the foreseeable future, increased pressure regarding the enhancement of, and modification to, our disclosure and governance practices. Recently, there has been a growing concern and emphasis by governmental agencies regarding the effects of climate change on the environment and the need to make disclosures to investors regarding a company’s environmental footprint. For example, on March 6, 2024, the SEC adopted a final rule requiring public companies to include certain climate-related disclosures in their respective registration statements and annual reports filed with the SEC, including climate-related financial statement metrics, greenhouse gas emissions and climate-related targets and goals, and management’s role in managing material climate-related risks. A number of state legislators and regulators, including California laws S.B. 253, S.B. 261 and A.B. 1305 in the State of California, as well as non-U.S. governmental agencies (such as the EU’s Corporate Sustainability Reporting Directive), have adopted or are currently considering proposing or adopting other rules, regulations, directives, initiatives and laws requiring ESG-related disclosures or limiting (or affirmatively requiring) certain ESG-related conduct. In the event that we were to become subject to any of the newly adopted climate change and/or ESG-related disclosure regimes, including in the United States and elsewhere, it could require us to, among other things, (i) restrict or limit our operating activities or other conduct, (ii) make material capital improvements and expend material capital resources in connection with such compliance efforts, and (iii) alter our business and operational strategy more generally. Furthermore, there continues to be a lack of consistent proposed climate change and ESG-related legislation, which creates regulatory and economic uncertainty. Separately, enhanced climate-related disclosure requirements and obligations could lead to reputational or other harm with customers, regulators, investors or other stakeholders and could also increase our litigation risks relating to statements alleged to have been made by us or others in our industry regarding climate change risks, or in connection with any future disclosures we may make regarding reported emissions, particularly given the inherent approximations, estimations and uncertainties with respect to calculating, determining and reporting greenhouse gas emissions. Additionally, governmental regulators, including the SEC, have also from time to time applied additional scrutiny to existing climate change-related assertions in public disclosures, increasing the potential for enforcement if any such governmental regulator were to allege that our climate change-related disclosures are misleading or deficient. As a result of the foregoing, we currently face, and are likely to continue to face, increasing pressure regarding our ESG-related disclosures, practices, initiatives and sustainability performance in the near- and long-term. We continue to monitor for these changes and their potential impact on our business, financial condition and industry at large, and seek to implement measures to comply with all such newly implemented requirements; however, given the rapidly changing nature of these rules, regulations, directives, initiatives and laws, and the heightened regulatory scrutiny being applied by governmental agencies across numerous jurisdictions, it is not possible to predict how such matters will ultimately impact our business or that of our critical counterparties at this time.

Climate change may have an impact on our business.

While we seek to mitigate our business-related risks associated with climate change, we recognize that there are inherent climate-related risks wherever business is conducted. Any of our locations may be vulnerable to the adverse effects of climate change. Furthermore, it is more difficult to mitigate the impact of these events on our employees while they work from home as a result of the COVID-19 pandemic. Changing market dynamics, global policy developments, and the increasing frequency and impact of extreme weather events on critical infrastructure in the United States, Canada and elsewhere have the potential to disrupt our business, the business of our suppliers, and the business of our customers, and may cause us to experience higher attrition, losses and additional costs to maintain or resume operations. In particular, we rely on data centers to deliver our solutions, which consume significant amounts of energy. To the extent that energy prices increase as a result of carbon pricing or other measures, this could affect our cost structure.

Our success depends on our ability to continue to innovate and create new products and enhancements to our existing products.

To keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance, we must enhance and improve existing products and continue to introduce new products and services. If we are unable to successfully develop new products, integrate acquired products or enhance and improve existing products or if we fail to position and/or price our products to meet market demand, our business and operating results will be adversely affected. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our results of operations. Further, the introduction of new products could require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue. Further, if a competitor develops a new, less expensive product using a different technological approach to delivering informational services over existing networks, our products would no longer be competitive. Conversely, even if we are successful in rapidly developing new products ahead of our competitors, if we do not cost-effectively manage our inventory levels of existing products when making the transition to new products, our financial results could be negatively affected by write-offs as a result of high levels of obsolete inventory. If any of the foregoing were to occur, our operating results could be materially and adversely impacted.

Risks Related to our Securities

The market prices for our common shares are volatile and will fluctuate.

The trading price of our common shares has been and could remain volatile, and the market price of our common shares may decrease. The market price of our common shares has historically experienced and may continue to experience significant volatility. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation, and perception, all of which may be independent of fundamental, objective, and intrinsic valuation metrics or traditional financial performance metrics, thereby exacerbating volatility.

The market price for our common shares is anticipated to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) actual or anticipated fluctuations in our quarterly financial results; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to ours; (iv) addition or departure of our executive officers or members of our Board and other key personnel; (v) release or expiration of lock-up or other transfer restrictions on outstanding common shares; (vi) sales or perceived sales of additional common shares; (vii) liquidity of the common shares; (viii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (ix) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets. Financial markets often experience significant price and volume fluctuations that affect the market prices of equity securities of public entities and that are, in many cases, unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our common shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in limited or no investment in our common shares by those institutions, which could materially adversely affect the trading price of our common shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, our operations could be materially adversely impacted and the trading price of our common shares may be materially adversely affected.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or Product Candidates.

We will seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interests will be diluted and the terms of such financings may include liquidation or other preferences that adversely affect the rights of existing shareholders. Debt financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing shareholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business and may result in liens being placed on our assets and intellectual property. If we were to default on such indebtedness, we could lose such assets and intellectual property. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our Product Candidates or grant licenses on terms that are not favorable to us.

Future offerings of debt or equity securities may rank senior to our common shares.

If we decide to issue debt or equity securities in the future ranking senior to our common shares or otherwise incur additional indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to pay dividends to shareholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to dividends, more favorable than those of common shares and may result in dilution to shareholders. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could reduce the market price of our common shares and dilute their value.

More generally, our level of indebtedness could have significant and adverse effects on our business. For example, our level of indebtedness and the terms of our debt agreements could: (i) make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations; (ii) prevent us from raising the funds necessary to repurchase notes tendered to us if we undergo a change of control; (iii) require us to use a substantial portion of our cash flow from operations to pay interest and principal on the Second Amended and Restated Credit Agreement and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes; (iv) limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy; (v) limit our ability to refinance our current or future indebtedness on terms that are commercially reasonable, if at all; (vi) heighten our vulnerability to downturns in our business, our industry or in the general economy, and restrict us from exploiting business opportunities or making acquisitions; (vii) place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt; (viii) limit management’s discretion in operating our business; and (ix) limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy. Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

Future sales of common shares by our officers, directors and affiliates may negatively impact the market price for our common shares.

Subject to compliance with applicable securities laws, our directors and officers and their affiliates may sell some or all of their common shares in the future. No prediction can be made as to the effect, if any, such future sales of common shares may have on the market price of the common shares prevailing from time to time. However, the future sale of a substantial number of common shares by our directors and officers and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for our common shares.

We do not currently pay dividends on our common shares and have no intention to pay dividends on our common shares for the foreseeable future.

No dividends on our common shares have been paid by us to date. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board, after taking into account a multitude of factors appropriate in the circumstances, including our operating results, financial condition and current and anticipated cash needs. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends unless certain consents are obtained and certain conditions are met.

We are exposed to risks related to currency exchange rates.

We currently hold most of our cash, cash equivalents and short-term investments in U.S. dollars which is our functional currency. A portion of our current operations is conducted in Canadian dollars. Exchange rate fluctuations between other currencies and the U.S. dollar create risk in several ways, including the following:

●	weakening of the Canadian dollar may decrease the value of our Canadian dollar cash, cash equivalents and short-term investments;

●	weakening of the U.S. dollar may increase the cost of operations and products/services sourced in Canada;

●	the exchange rates on non-U.S. dollar transactions and cash deposits can distort our financial results; and

●	commercial product pricing and profit margins are affected by currency fluctuations.

For as long as we are an “emerging growth company” we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common shares being less attractive to investors and could make it more difficult for us to raise capital as and when we need it.

We are an “emerging growth company,” as defined in the JOBS Act, and we have taken advantage, and intend to continue to take advantage, of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Investors may find our common shares less attractive because we rely on these exemptions, which could contribute to a less active trading market for our common shares or volatility in our share price. In addition, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company.

There remains increased focus from lawmakers and regulators on corporate ESG practices, including climate change and related ESG disclosure requirements.

Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other adverse impacts to our business, financial condition or results of operations. In addition, standards for tracking and reporting ESG matters continue to evolve, and our business may be impacted by new laws, regulations or investor criteria in the United States, Europe and around the world related to ESG. In March 2024, the SEC adopted new rules that will require registrants to provide certain climate-related information in their registration statements and annual reports. The rules require information about a registrant’s climate-related risks that are reasonably likely to have a material impact on its business, results of operations, or financial condition. The required information about climate-related risks will also include disclosure of a registrant’s greenhouse gas emissions. In addition, the rules will require registrants to present certain climate-related financial metrics in their audited financial statements. The SEC’s newly adopted climate-related disclosure rules may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past and expanded data collection, analysis and certification with respect to greenhouse gas emissions reporting that may not be complete or accurate, and impose increased oversight obligations on our management and board of directors. These and other regulations, disclosure-related and otherwise, including California laws S.B. 253, S.B. 261 and A.B. 1305 and the EU’s Corporate Sustainability Reporting Directive, may increase our costs as well as increase scrutiny regarding our ESG efforts, which may enhance the risks discussed in this risk factor. These legal and regulatory requirements, as well as investor expectations related to ESG practices and disclosures are subject to change, can be unpredictable, and may be difficult and expensive for us to comply with. If we fail to adapt to or comply with all laws, regulations, policies and related interpretations, our business and reputation could be negatively impacted, and our share price and access to/cost of capital could be materially and adversely affected. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

We will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. This may expose us, including individual executives, to potential liability which could significantly affect our business. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting once that firm begins its audits of internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Deficiencies in disclosure controls and procedures and internal control over financial reporting could result in a material misstatement in our financial statements.

We could be adversely affected if there are deficiencies in our disclosure controls and procedures or in our internal controls over financial reporting. The design and effectiveness of our disclosure controls and procedures and our internal controls over financial reporting may not prevent all errors, misstatements or misrepresentations. Consistent with other entities in similar stages of development, we have a limited number of employees currently in the accounting group, limiting our ability to provide for segregation of duties and secondary review. A lack of resources in the accounting group could lead to material misstatements resulting from undetected errors occurring from an individual performing primarily all areas of accounting with limited secondary review. Deficiencies in internal controls over financial reporting which may occur could result in material misstatements of our results of operations, restatements of financial statements, other required remediations, a decline in the price of our common shares, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

In connection with the audit of our financial statements as of and for the year ended June 30, 2023, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

In connection with the preparation and audits of our financial statements as of and for the year ended June 30, 2023, a material weakness, (as defined under the Exchange Act and by the auditing standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”)), was identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected on a timely basis. The identified control deficiencies arose from a lack of resources in our finance function, which rose to a material weakness due to segregation of duty issues.

In light of the identified material weakness, it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting in accordance with PCAOB standards, additional control deficiencies may have been identified.

We subsequently designed and implemented controls to remediate the material weakness, including strengthening our finance function and addressing segregation of duty issues. While our management has determined that we have remediated such material weakness as of our fiscal year ended June 30, 2024, we cannot assure you that (i) the measures we have taken or will take will be entirely sufficient to remediate the material weakness or avoid the identification of additional material weaknesses in the future nor (ii) we will not experience flaws in our internal controls and procedures in the future. Our failure to implement and maintain effective internal control over financial reporting could result in the identification of additional errors in our consolidated financial statements that could result in a further restatement of our financial statements and could cause us to fail to meet our periodic reporting obligations, any of which could diminish investor confidence in us, cause a decline in the price of our common shares and subject us to litigation or regulatory enforcement actions.

We have incurred, and will continue to incur, increased costs as a result of operating as a public company, and our management has been required, and will continue to be required, to devote substantial time to new compliance initiatives.

As a public company, we have incurred and are continuing to incur significant legal, accounting and other expenses and these expenses may increase even more after we are no longer an “emerging growth company.” We are subject to the reporting requirements of the Exchange Act and the rules adopted, and to be adopted, by the SEC. Our management and other personnel devote a substantial amount of time to these compliance initiatives.

Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. The increased costs have increased our net loss. These rules and regulations may make it more difficult and more expensive for us to maintain sufficient director’s and officer’s liability insurance coverage. We cannot predict or estimate the amount or timing of additional costs we may continue to incur to respond to these requirements. The ongoing impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

Future sales and issuances of our common shares or rights to purchase common shares pursuant to our equity incentive plan could result in additional dilution of the percentage ownership of our shareholders and may cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common shares or securities convertible into or exchangeable for common shares. These future issuances of common shares or common share-related securities to purchase common shares, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common shares.

Pursuant to our 2017 Amended and Restated Stock Option Plan, and as amended at our Annual General Meeting in November 2020, our compensation committee is authorized to grant equity-based incentive awards in the form of options to purchase common shares to our directors, executive officers and other employees and service providers. Future equity incentive grants under our stock option plan may result in material dilution to our shareholders and may have an adverse effect on the market price of our common shares.

Provisions in our corporate charter documents and certain Canadian laws could delay or deter a change of control.

Provisions in our articles and our by-laws, as well as certain provisions under the BCBCA and applicable Canadian securities laws, may discourage, delay or prevent a merger, acquisition, tender offer or other change in control of us that some shareholders may consider favorable. In addition, because our Board is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our Board. As well, our preferred shares are available for issuance from time to time at the discretion of our Board, without shareholder approval. Our articles allow our Board, without shareholder approval, to determine the special rights to be attached to our preferred shares, and such rights may be superior to those of our common shares.

In addition, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada (the “Commissioner”), to review any acquisition of a significant interest in us. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our share price and trading volume may decline.

The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our shares price may decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our shares may decrease, which may cause our shares price and trading volume to decline.

We are incorporated in Canada, with our assets and officers primarily located in Canada, with the result that it may be difficult for investors to enforce judgments obtained against us or some of our officers.

We are a company organized and existing under the laws of British Columbia, Canada. Many of our directors and officers and the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. It may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. Our Canadian counsel has advised us that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

Conversely, some of our directors and officers reside outside Canada and some of our assets are also located outside Canada. Therefore, it may not be possible for you to enforce in Canada against our assets or those directors and officers residing outside Canada, judgments obtained in Canadian courts based upon the civil liability provisions of the Canadian securities laws or other laws of Canada.

Risks Related to our Financial Position and Capital Needs

Our operating losses have raised substantial doubt regarding our ability to continue as a going concern.

Our operating losses raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended June 30, 2024 and June 30, 2023 with respect to this uncertainty. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

Since our inception as a pharmaceutical company in October 2014, we have devoted substantially all of our resources to the development of our proprietary Product Candidates. We have generated significant operating losses since our inception with an accumulated deficit to June 30, 2024 of approximately $109.1 million. Our net loss for the fiscal years ended June 30, 2024 and 2023 was approximately $7.7 million and $8.0 million, respectively. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate these losses will increase as we continue the research and development of, and clinical trials for, our Product Candidates. In addition to budgeted expenses, we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If our Product Candidates fail in preclinical or clinical trials, or do not gain regulatory approval, or even if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Due to our limited operating history and history of losses, any predictions about our future success, performance or viability may not be accurate.

We will require additional capital to fund our operations and if we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our Product Candidates.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial and increasing amounts to conduct further research and development, preclinical testing and clinical trials of our Product Candidates, to seek regulatory approvals and reimbursement for our Product Candidates and to launch and commercialize any Product Candidates for which we receive regulatory approval.

Our ability to develop our research and development programs is subject to accessing additional capital, including through the sale of equity, partnership revenues, and out-licensing activities. There is no assurance that we will be successful in these efforts.

The progress of our Product Candidates for both current and prospective target indication(s) is uncertain because it is difficult to predict our spending for our Product Candidates up to the time that we seek FDA approval due to numerous factors, including, without limitation, the rate of progress of clinical trials, the results of preclinical studies and clinical trials for such indication, the costs and timing of seeking and obtaining FDA and other regulatory approvals for clinical trials and FDA guidance regarding clinical trials for such indication. Moreover, changing circumstances may cause us to expend cash significantly faster than we currently anticipate, and we may need to spend more cash than currently expected because of circumstances beyond our control. For these reasons, we are unable to state unequivocally the actual funds we will require for development and any approved marketing and commercialization activities. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

●	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our Product Candidates;

●	any change in the clinical development plans or target indications for these Product Candidates;

●	the number and characteristics of Product Candidates that we develop or may in-license;

●	the terms of any collaboration agreements we may choose to execute;

●	the outcome, timing and cost of meeting regulatory requirements established by the Drug Enforcement Administration (“DEA”), the FDA, the European Medicines Agency, Health Canada (“HC”), or other comparable foreign regulatory authorities;

●	The cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

●	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;

●	the effect of competing product and market developments;

●	the costs and timing of the implementation of commercial scale manufacturing activities; and

●	the cost of establishing, or outsourcing, sales, marketing and distribution capabilities for any Product Candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our Product Candidates or one or more of our other research and development initiatives.

Any doubt about our ability to continue as a going concern may materially and adversely affect the price of our common shares, and it may be more difficult for us to obtain financing. Any doubt about our ability to continue as a going concern may also adversely affect our relationships with current and future collaborators, contract manufacturers and investors, who may become concerned about our ability to meet our ongoing financial obligations. If potential collaborators decline to do business with us or potential investors decline to participate in any future financings due to such concerns, our ability to increase our financial resources may be limited. We have prepared our financial statements on a going concern basis, which assumes that we will be able to meet our commitments, realize our assets and discharge our liabilities in the normal course of business. Our consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We will require additional financing, and a failure to obtain this necessary capital when needed could force us to delay, limit, or reduce our investments in marketing and other strategic initiatives planned for future growth.

On December 13, 2024, we entered the SEPA with the Investor, whereby we have the right, but not the obligation, to sell to the Investor common shares up to the Commitment Amount during the 36-month period following the Effective Date, subject to certain conditions. The common shares that may be issued under the SEPA may be sold by us to the Investor at our discretion from time to time and sales of common shares under the SEPA will depend upon market conditions and other factors. Additionally, in no event may we sell and issue the aggregate number of common shares that is equal to or in excess of the Exchange Cap, unless we obtain shareholder approval to issue common shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules and comply with certain other requirements as described in the SEPA. We are unable to predict or provide assurances that such shareholder approval would be obtained on a timely manner, if at all. As a result, unless our stock price exceeds $5.15, we will be unable to sell the full Commitment Amount to the Investor without seeking stockholder approval to issue additional common shares in excess of the Exchange Cap. In addition, the issuance of common shares under the SEPA is subject to further limitations, including that the common shares beneficially owned by the Investor and its affiliates will not exceed 9.99%, in the aggregate.

We may ultimately decide to sell all or some of the common shares that may be available for us to sell pursuant to the SEPA. Because the purchase price per share to be paid by the Investor for the common shares that we may elect to sell under the SEPA will fluctuate based on the market prices of our common shares during the applicable pricing period for each of those sales, it is not possible for us to predict prior to any such sales, the number of common shares that we will sell under the SEPA, the purchase price per share or the aggregate gross proceeds that we will receive from those purchases under the SEPA. Further, the resale by the Investor of a significant number of common shares at any given time, or the perception that such sales may or are likely to occur, could cause the market price of our common shares to materially decline and be highly volatile.

Accordingly, due to the foregoing, we may not have access to the full Commitment Amount unless the market price of our common shares remains stable throughout the term of the SEPA. Any significant decrease to the price of our common shares could materially limit our ability to sell the full Commitment Amount to the Investor. If the aggregate selling price of our common shares under the SEPA is below $5.15, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown request from the Investor, which may not provide adequate funding for our planned operations and may materially decrease our liquidity. On April 4, 2025, the Company announced the meeting, record date and certain other information relating to the June Special Meeting, pursuant to a filing submitted to SEDAR. On April, 29,2025, the Company filed the Preliminary Proxy Statement on EDGAR. The Company expects to file the definitive proxy statement on or about May 12, 2025, and will subsequently mail copies of the definitive proxy statement and proxy cared and accompanying materials to the Company’s holders of common shares. At the June Special Meeting, holders of common shares will be asked to approve the potential issuance of 20% or more of the Company’s issued and outstanding common shares under the SEPA pursuant to the Nasdaq Listing Rules 5635(d) and 5635(b).

We may have difficulties identifying, successfully completing or integrating acquisitions, or maintaining or growing our acquired businesses.

We remain committed to our growth strategy of organically growing our strategic portions of our business while assessing strategic acquisitions, dispositions, partnerships and other strategic transactions. While we believe we have the experience required to execute this strategy, we do not have control over the market conditions prevailing or likely to prevail in the future, which may impact the ability to execute this strategy. There can be no assurances that we will be able to identify suitable acquisition candidates available for sale at reasonable valuations, consummate any acquisition or successfully integrate any acquired business into our operations. Moreover, there can be no assurance that we will be able to access further financial resources for other suitable acquisition opportunities that may become available to us. We have and will likely continue to have competition for acquisition opportunities from other parties including those that have greater financial resources or are willing to pay higher valuation multiples. To the extent we were to pursue or engage in any transactions, including acquisitions and dispositions, there is no guarantee that such transactions will be successful or, even if consummated, improve our operating results and financial condition. We may incur costs, breakage fees or other expenses in connection with any such transactions, and any such transactions may ultimately have a material adverse effect on our operating results.

Acquisitions involve significant risks and uncertainties, including, but not limited to, the following:

●	unanticipated costs and liabilities;

●	difficulties in marketing and integrating new products, software, businesses, operations and technology infrastructure in an efficient, effective and secure manner, including the integration of businesses where a portion or all of the business is in an adjacent industry;

●	the inability to achieve synergy and cost reduction targets assumed at the time of acquisition;

●	difficulties in maintaining customer and key supplier relations, including changing contract manufacturers as a result of lower volumes of business;

●	the potential loss of key employees of the acquired businesses, including as a result of cultural differences between the acquired company and our own;

●	the diversion of the attention of our senior management from the operation of our daily business;

●	the potential adverse effect on our net debt and liquidity position as a result of all or a portion of an acquisition purchase price being paid in cash;

●	the potential significant increase of our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

●	the potential issuance of securities that would dilute our shareholders’ percentage ownership;

●	the potential to incur restructuring and other related expenses, including significant transaction costs that may be incurred regardless of whether a potential strategic acquisition or investment is completed;

●	use of resources that are needed in other areas of our business;

●	the inability to maintain uniform standards, controls, policies and procedures, including the inability to establish and maintain adequate internal controls over financial reporting, and remediate, in whole or in part, any material weaknesses or significant deficiencies identified with respect to internal controls over financial reporting;

●	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

●	difficulties in securing required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

●	potential impairment charges on higher levels of goodwill and intangible assets as a result of impairment testing performed on a regular basis;

●	higher amortization expenses related to acquired definite-lived intangible assets; and

●	becoming subject to intellectual property or other litigation.

We currently have limited commercial revenue and may never become profitable.

In addition to the limited revenues from our BayMedica Products, our ability to generate revenue and become profitable depends upon our ability to obtain regulatory approval for, and successfully commercialize, our Product Candidates that we may develop, in-license or acquire in the future.

Even if we are able to successfully achieve regulatory approval for these Product Candidates, we do not know what the reimbursement status of our Product Candidates will be or when any of these products will generate revenue for us, if at all. We have not generated, and do not expect to generate, any revenue from Product Candidates for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for our Product Candidates. The number of future losses is uncertain and will depend, in part, on the rate of growth of our expenses.

Our ability to generate revenue and become profitable depends upon a number of additional factors, including our ability to:

●	successfully complete development activities, including the remaining preclinical studies and ongoing and planned clinical trials for our Product Candidates;

●	in-license or acquire in the future, Product Candidates and other potential lines of business that we may develop;

●	complete and submit NDAs to the FDA and Marketing Authorization Applications (“MAAs”) to the EMA, and obtain regulatory approval for indications for which there is a commercial market;

●	complete and submit applications to, and obtain regulatory approval from, other foreign regulatory authorities;

●	manufacture any approved products in commercial quantities and on commercially reasonable terms;

●	develop a commercial organization, or find suitable partners, to market, sell and distribute approved products in the markets in which we have retained commercialization rights;

●	achieve acceptance among patients, clinicians and advocacy groups for any products we develop;

●	obtain coverage and adequate reimbursement from third parties, including government payors; and

●	set a commercially viable price for any products for which we may receive approval.

We are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the processes described above, we anticipate incurring significant costs associated with commercializing our Product Candidates.

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and ability to achieve profitability.

We are subject to income taxes in the United States and Canada. As our operations expand, we may become subject to income tax in jurisdictions outside of the United States and Canada. Our effective income tax rate in the future could be adversely affected by a number of factors including changes in the mix of earnings (losses) in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We regularly assess all of these matters to determine the adequacy of our tax provision which is subject to discretion. If our assessments are incorrect, it could have an adverse effect on our business and financial condition. There can be no assurance that income tax laws and administrative policies with respect to the income tax consequences generally applicable to us or to our subsidiaries will not be changed in a manner which adversely affects our shareholders.

Our ability to use our net operating loss carryforwards and other tax attributes may be materially limited.

As of June 30, 2024, we had non-capital loss (“NOL”) carryforwards of approximately $80.2 million available to offset future taxable income in Canada and the United States. These NOL carry-forwards begin to expire in 2026.

Our NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under provisions in the Canadian Income Tax Act, and corresponding provisions of Canadian provincial law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change, by value, the corporation’s ability to use its pre-change Canadian NOLs and other pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. Specifically, NOLs from a business before the change of control may be carried forward to taxation years after the change of control, but only if the same business is carried forward on after the change in control with a reasonable expectation of profit, and only to offset income from that business or a similar business. We have not performed any analyses under the applicable provisions in the Canadian Income Tax Act and cannot forecast or otherwise determine our ability to derive benefit from our various federal or provincial tax attribute carryforwards. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset Canadian federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the provincial level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase provincial taxes owed.

In addition, we may experience ownership changes in the future as a result of subsequent shifts in our share ownership, including in any future offerings, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our NOL carryforwards is materially limited, it would harm our future operating results by effectively increasing our future tax obligations.

Changes to accounting standards may adversely impact the manner in which we report our financial position and operating results.

There are ongoing projects conducted by the Financial Accounting Standards Board in the United States that are expected to result in new pronouncements that continue to evolve, which could adversely impact the manner in which we report our financial position and operating results.

Natural disasters, public health crises, political crises, or other catastrophic events may adversely affect our business affairs, results of operations, financial condition, liquidity, availability of credit and foreign exchange exposure.

Changes in the global economic environment have created market uncertainty and volatility in recent years. The market and demand for metal commodities and related products has in recent years been adversely affected by global economic uncertainty, reduced confidence in financial markets, the COVID-19 pandemic, including any resurgence thereof, bank failures and credit availability concerns. These macro-economic events negatively affected the mining and minerals sectors in general. Global financial conditions remain subject to sudden and rapid destabilizations in response to economic shocks. A slowdown in the financial markets or other economic conditions, including but not limited to reduced consumer spending, decreased employment rates, adverse business conditions, high inflation, high fuel and energy costs, high consumer debt levels, a lack of available credit, the state of turmoil in the financial markets, high interest rates and/or tax rates, may adversely affect the Company’s growth and profitability. Future economic shocks may be precipitated by a number of causes, including the slowdown in the Chinese economy, a rise in the price of oil and other commodities, climate change disasters, geopolitical instability, including as a direct or indirect result of the Russo-Ukraine war and the ongoing Israel-Hamas conflict, further wars or acts of terrorism, the devaluation and volatility of global stock markets and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. In such an event, the Company’s operations and financial condition could be adversely impacted.

The Company assesses on a quarterly basis the carrying values of its assets. Should market conditions and commodity prices worsen and persist in a worsened state for a prolonged period of time, an assessment of the Company’s assets for impairment may be required.

The ongoing Russo-Ukraine War and the Israel-Hamas conflict, including the actual or perceived threat of an exacerbation of such conflicts, could have a material and adverse effect on our business, operations and financial condition.

Russia’s invasion of Ukraine in February 2022 has caused, and could continue to cause, increased volatility across the global financial markets, increased inflation, and turbulence in the markets in which we operate. In response to actions undertaken by Russia in Ukraine, several countries (including Canada, the United States and other western governments) have imposed stringent economic sanctions and export control measures, and may impose additional sanctions or export control measures in the near-term, which have included severe and complete restrictions on exports and other commerce and business dealings involving Russia, certain regions of Ukraine, Belarus and/or particular entities and individuals.

In May 2023, in coordination with the G7, Australia, and other partners, the United States imposed new sanctions on Russia. As part of these actions, the U.S. Department of State imposed sanctions on over 200 entities, individuals, vessels, and aircraft, as well as designated certain entities and individuals (i) across Russia’s defense and related materiel, technology, and metals and mining sectors and (ii) involved in expanding Russia’s future energy production and capacity. In December 2023, President Biden signed an executive order which seeks to strengthen U.S. sanctions authorities against financial facilitators of Russia’s war efforts, and additionally provided authority to broaden U.S. import bans on certain Russian goods. Likewise, in February 2024, the United States’ Treasury Department, State Department and Department of Commerce, collectively, imposed an extensive set of new sanctions on Russia, which specifically target Russia’s financial sector and military-industrial operations. Such sanctions seek to restrict Russia’s energy industry and limit the evasion of sanctions outside the United States, including by encompassing 500 additional persons associated with the ongoing Russo-Ukraine War. Moreover, the resulting impact of sanctions imposed by western nations against Russia, Russian-backed separatist regions in Ukraine, certain banks, companies, government officials, and other individuals in Russia and Belarus, could adversely impact our ability to access additional capital funding sources.

Likewise, the recent and ongoing conflict in the Middle East has impacted and could continue to impact the global economy for the foreseeable future, and is threatening to spread, and may in the future spread, into other Middle Eastern countries. The conflicts have caused, and could intensify, volatility in market prices, and the extent and duration of the military actions, sanctions and resulting market disruptions could be significant and could potentially have a substantial negative impact geopolitical stability and on our business for an unknown period of time.

In addition, any further changes in regulations or shifts in political conditions are beyond the control of the Company and may materially and adversely affect our business, or if significant enough, may significantly impede our ability to transact in certain countries. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls and foreign exchange restrictions.

While we do not have any direct significant exposure or connection to Russia, Ukraine, Belarus or the Middle East at large, it is uncertain as to how such events and any related economic sanctions could impact the global economy. Any negative developments in respect thereof could have a material and adverse effect on our business, operations, financial condition, and the value of our securities.

High rates of global inflation, the occurrence of a recession and higher interest rates could have a material and adverse impact on our business, results of operations and financial condition.

Our business and financial condition have been, and we believe will continue to be, impacted by adverse and uncertain macroeconomic conditions, including inflation, interest rates, fluctuations or volatility in capital markets or foreign currency exchange rates, the threat of new or increased tariffs, escalating trade tensions and changes in trade agreements, and geopolitical events around the world, such as the impact from recent U.S. tariff activity as well as ongoing conflicts between Russia and Ukraine and in the Middle East. In recent years, the global markets experienced, higher rates of inflation as a result of several market factors, including in the form of increased costs pertaining to labor, materials and overhead. Inflation rates in the U.S. significantly increased in recent years resulting in action by the U.S. federal government to increase interest rates, adversely affecting capital markets activity. Interest rates are sensitive to factors that are beyond our control, including domestic and international economic conditions, including inflation, and the policies of various governmental and regulatory agencies, including the Federal Reserve Board in the United States (the “Federal Reserve”). Interest rates may remain at current levels for the near-term, and this new interest rate environment could materially and adversely affect our business, the counterparties with which we interact and the global economy at large

While we experienced increases in the cost of labor and materials, we believe that our financial condition and results of operations have thus far not been materially impacted by inflationary pressures. However, to the extent the current rates of inflation and shifts in fiscal and monetary policy result in prolonged and slower growth or a recession, it could have a material and adverse effect on the demand for our products and services and, in the process, our business, results of operations and financial condition as a whole, including with respect to our ability to maintain current levels of gross margin and general and administrative expenses as a percentage of total revenue. Moreover, in the event that a global recession were to occur, it could adversely impact the critical counterparties that we engage, including in the form of a decrease in the products and services they seek to obtain from us. Additionally, due to our current level of debt, our business and results of operations have been, and may continue to be, impacted by a rise in interest rates, which may continue to rise. Relatively high interest rates will increase cost of capital and the cost of borrowings for any other corporate purpose. As a result, if we need or seek significant borrowings and interest rates remain elevated or increase, the cost of such borrowing to us could be significant, which may have a significant adverse impact on our financial condition and results of operations. We continue to monitor our operations and will seek to take appropriate actions to mitigate the potential impact of heightened inflation on our business. Nevertheless, there can be no assurances that we will be successful in doing so, if at all.

Material and adverse developments impacting the financial services industry at large, including the occurrence of actual (or widespread concerns regarding the potential occurrence of) defaults, illiquidity, operational failures and non-performance by financial institutions and critical counterparties, could have a material and adverse effect on our business, financial condition and results of operations.

The occurrence of actual (or widespread concerns regarding the potential occurrence of) illiquidity, operational failures, defaults, non-performance or other material and adverse developments that impact financial institutions and transactional counterparties, or other entities within the financial services industry at large, have previously caused, and could continue to cause, market-wide liquidity issues, bank-runs and general contagion across the global financial industry. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation and the Federal Deposit Insurance Corporation (the “FDIC”) was subsequently appointed as a receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each placed into receivership. While the U.S. Federal Reserve Board, the FDIC and the U.S. Department of Treasury collectively agreed to guarantee all deposits, above and beyond the limit on insured deposits of $250,000 at these financial institutions, there can be no assurance that there will not be additional bank failures or issues in the broader financial system. Likewise, there is no guarantee that any of the U.S. Department of Treasury, the FDIC or the Federal Reserve Board will provide access to any additional uninsured funds in the future in the event of the closure or failure of any other banks or financial institutions, or that they would do so promptly or in a timely fashion. Additionally, substantial and rapid increases in interest rates and inflation have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. While the U.S. Department of Treasury, Federal Reserve and the FDIC have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, the liquidity needs of financial institutions, including as a result of widespread demands for customer withdrawals, may exceed the capacity of such program.

Furthermore, we and other parties with who we conduct business and engage commercially may be unable to access critical funds in deposit accounts or other accounts held with a closed or failing financial institution or pursuant to lending arrangements with such financial institutions. Accordingly, in such instance, our ability to pay our obligations, and any of our counterparties’ ability to pay their respective obligations, or enter into new commercial arrangements requiring additional payments, could be materially and adversely affected.

Risks Related to our Intellectual Property

Our success is largely dependent upon our patents, proprietary technology, and other intellectual property.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. Patents and other proprietary rights are essential to our business. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. Our general policy has been to file patent applications to protect our inventions and improvements to our inventions that are considered important to the development of our business. In certain cases, we have chosen to protect our intellectual property by treating it as confidential internal know-how. Our success will depend in part on our ability to obtain patents, defend patents, maintain internal know-how/trade secret protection and operate without infringing on the proprietary rights of others. Interpretation and evaluation of pharmaceutical patent claims present complex legal and factual questions. Further, patent protection may not be available for some of the products or technology we are developing. If we are placed in a position where we must spend significant time and money defending or enforcing our patents, designing around patents held by others or licensing patents or other proprietary rights held by others, our business, results of operations and financial condition may be harmed. In seeking to protect our inventions using patents it is important to note that we have no assurance that:

●	patent applications will result in the issuance of patents;

●	additional proprietary products developed will be patentable;

●	patents issued will provide adequate protection or any competitive advantages;

●	patents issued will not be successfully challenged by third parties;

●	commercial exploitation of our inventions does not infringe the patents or intellectual property of others; or

●	we will be able to obtain any extensions of the patent term.

A number of pharmaceutical, biotechnology and medical device companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents could limit the scope of the patents, if any, that we may be able to obtain. It is also possible that these technologies, applications or patents may preclude us from obtaining patent protection for our inventions. Further, there may be uncertainty as to whether we may be able to successfully defend any challenge to our patent portfolio. Moreover, we may have to participate in derivation proceedings, inter partes review proceedings, post-grant review proceedings, or opposition proceedings in the various jurisdictions around the world. An unfavorable outcome in a derivation proceeding, an inter partes review proceeding, a post-grant review proceeding, or an opposition proceeding could preclude us or our collaborators or licensees from making, using or selling products using the technology, or require us to obtain license rights from third parties. It is not known whether any prevailing party would offer a license on commercially acceptable terms, if at all. Further, any such license could require the expenditure of substantial time and resources and could harm our business. If such licenses are not available, we could encounter delays or prohibition of the development or introduction of our product. In the case of intellectual property where we have chosen to protect it by treating it as internal knowhow, there can be no assurance that others with greater expertise or access to greater resources do not develop similar or superior technology that impairs the competitive value of our internal know-how.

Moreover, a number of aspects of intellectual property protection in the field of AI are currently under development, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and machine learning systems, as well as relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning our AI technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products, and our business, financial condition and operations could be materially and adversely impacted.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office (“PTO”) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the PTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our Product Candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our Product Candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our Product Candidates, including interference or derivation proceedings before the PTO or other international patent offices. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our Product Candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our Product Candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

While our preclinical studies are ongoing, we believe that the use of our Product Candidates in these preclinical studies fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our Product Candidates progress toward clinical trials and, ultimately, commercialization, the possibility of a patent infringement claim against us increases. We attempt to ensure that our Product Candidates and the methods we employ to manufacture them, as well as the methods for their uses we intend to promote, do not infringe other parties’ patents and other proprietary rights. There can be no assurance they do not, however, and competitors or other parties may assert that we infringe their proprietary rights in any event.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common shares.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets. Any party with whom we or they have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our Product Candidates throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets such as the United States, Canada, Japan and Europe. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, an April 2016 report from the Office of the United States Trade Representative identified a number of countries, including India and China, where challenges to the procurement and enforcement of patent rights have been reported. Several countries, including India and China, have been listed in the report every year since 1989. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Patent terms may be inadequate to protect our competitive position on our Product Candidates for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new Product Candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the PTO, and any equivalent regulatory authorities in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. For example:

●	others may be able to make compounds that are the same as or similar to our Product Candidates but that are not covered by the claims of the patents that we own;

●	we might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

●	we might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; or

●	the patents of others may have an adverse effect on our business.

Risks Related to our Third Parties

We rely heavily on contract manufacturers over whom we have limited control. If we are subject to quality, cost or delivery issues with the preclinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm.

We currently have no manufacturing capabilities and rely on CDMOs to manufacture our Product Candidates for preclinical studies and clinical trials. We rely on CDMOs for manufacturing, filling, packaging, testing, storing and shipping of drug products in compliance with cGMP, regulations applicable to our products. The FDA and other regulatory agencies ensure the quality of drug products by carefully monitoring drug manufacturers’ compliance with cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packaging of a drug product. If our CDMOs increase their prices or fail to meet our quality standards, or those of regulatory agencies such as the FDA, and cannot be replaced by other acceptable CDMOs, our ability to obtain regulatory approval for and commercialize our Product Candidates may be materially adversely affected.

The APIs used in all of our Product Candidates are currently sourced from either contract manufacturers or, for smaller quantities, from research material suppliers, that typically utilize synthetic chemistry as their manufacturing method. This is intended to be an interim step to enable us to proceed with developing our formulation, execute preclinical toxicology studies and progress through Phase 1 and 2 clinical trials, after which time we anticipate that we will have been able to successfully scale-up our IntegraSyn manufacturing approach so that it will be GMP ready at pharmaceutical grade. Bridging studies consisting of chemical analysis and, possibly, animal studies may be required in order to switch our APIs from the current external manufacturing sources to our internally manufactured products. There is no guarantee that we will be successful in scaling up our IntegraSyn manufacturing process for cannabinoids, or successfully complete any required bridging studies, or be able to successfully transfer our IntegraSyn manufacturing process to a CDMO. The key risks and challenges associated with the development of the IntegraSyn process include: failure to continue optimization and development of the process manufacturing steps from the current scale while maintaining the same or greater output of the selected cannabinoid; equipment and techniques may not be able to be scaled up using existing commercial processing equipment; supply of the key starting materials for the process may not be secured to ensure stability and security of commercial supply; and, failure of the large scale process to consistently produce the selected cannabinoid within set specifications and meeting the process parameters and in process controls to enable the manufacturing process to be validated for GMP commercial production of an API, among others. Failing to accomplish these or other criteria for the IntegraSyn manufacturing process with a CDMO may mean that we are not able to produce certain cannabinoids in a cost-effective manner. This could result in us not being able to successfully commercialize or utilize our APIs in our Product Candidates, if any, that may obtain regulatory approval.

Our existing collaboration agreements and any that we may enter into in the future may not be successful.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, companies that conflict in interests with and pose a competitive threat to us. Moreover, to the extent that we decide to enter into collaboration agreements, we will face significant competition in seeking appropriate collaborators. Collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish, implement and maintain collaborations or other alternative arrangements if we choose to enter into such arrangements and our selected partners may be given, and may exercise, a right to terminate their agreement with us without cause. Our Collaborative Research Agreement with the University of British Columbia may be terminated by either party upon 30 calendar days written notice. The terms of any collaboration or other arrangements that we may establish may not be favorable to us.

Risk Related to this Offering and Our Common Shares

Sales by the Selling Shareholder of the common shares covered by this prospectus could adversely affect the market price of our common shares.

Assuming full exercise of the pre-funded warrants and the preferred investment options, the underlying common shares of which form the common shares being registered hereby, and without giving effect to the beneficial ownership limitations related to the pre-funded warrants and preferred investment options described elsewhere in this prospectus, the 3,904,726 common shares registered hereby represent approximately 195% of our total outstanding common shares as of June 30, 2025. The resale of all or a substantial number of these shares in the public market by the Selling Shareholder, or the perception that such sales might occur, could depress the market price of our common shares, which could impair our ability to raise capital through the sale of additional equity or equity-linked securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” herein, contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities law, which are included but are not limited to statements with respect to our anticipated results and progress of our operations, research and development in future periods, plans related to our business strategy, and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, “budget”, “possible”, “should”, “future”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our current beliefs, views and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors” herein include, without limitation, the following:

●	Our ability to stem operating losses and our ability to obtain additional financing to fund our operations;

●	Our failure to satisfy any applicable listing standards, including compliance with the Minimum Bid Price Rule, and the actual or threatened delisting of our securities by Nasdaq;

●	The impact of the our Reverse Stock Split which was effected by us on November 14, 2024, including its direct and indirect impact on the liquidity and trading price of our common shares;

●	The revenues of BayMedica and the commercial viability of the products in its portfolio;

●	Our ability to effectively research, develop, manufacture and commercialize pharmaceutical drug candidates that will treat diseases with high unmet medical needs;

●	The continued optimization of key, proprietary, manufacturing approaches and technologies;

●	Our ability to commercialize and, where required, register products in our pharmaceutical R&D programs, and those targeted to the health and wellness sector in the United States and other jurisdictions;

●	Our success in initiating discussions with potential partners for licensing various aspects of our Products and Product Candidates;

●	Our ability to successfully access existing manufacturing capacity via leases with third-parties or to transfer our manufacturing processes to contract manufacturing organizations;

●	Our belief that our manufacturing approaches that we are developing are robust and effective and will result in commercially viable yields of cannabinoids and will be a significant improvement upon existing manufacturing platforms;

●	The success of the key next steps in our manufacturing approaches, including continuing efforts to diversify the number of cannabinoids produced, scaling-up the processes to larger vessels and identifying external vendors to assist in the commercial scale-up of the process;

●	Our ability to successfully make determinations as to which research and development programs to continue based on several strategic factors;

●	Our ability to successfully scale up our IntegraSyn approach to cannabinoid manufacturing;

●	Our ability to continue to outsource the majority of our research and development activities through scientific collaboration agreements and arrangements with various scientific collaborators, academic institutions and their personnel;

●	The success of work to be conducted under the research and development collaboration between us and various contract development and manufacturing organizations;

●	Our ability to develop our therapies through early human testing;

●	Our ability to evaluate the financial returns on various commercialization approaches for our Product Candidates, such as a ‘go-it-alone’ commercialization effort, out-licensing to third parties, or co-promotion agreements with strategic collaborators;

●	Our ability to find a partnership early in the development process for our various programs;

●	Our ability to explore our manufacturing technologies as processes which may confer certain benefits, either cost, yield, speed, or all of the above, when pursuing specific types of cannabinoids, and filing a provisional patent application for same;

●	Plans regarding our next steps, options, and targeted benefits of our manufacturing technologies;

●	Our IntegraSyn - or BayMedica-derived products - being bio-identical to the naturally occurring cannabinoids, and offering superior ease, control and quality of manufacturing when compared to alternative methods;

●	U.S. Food and Drug Administration regulatory acceptance of synthesizing our Product Candidates for potential use in the pharmaceutical industry;

●	Our ability to successfully file, prosecute and defend patent applications;

●	The potential for any of our patent applications to provide intellectual property protection for us;

●	The termination or renegotiation of our supplier, technology and other material contracts, including the invoking of force majeure or termination clauses, and actual or threatened claims about our failure to comply with any obligations set forth under such contracts;

●	The adequacy of, or gaps in, insurance coverage upon the occurrence of a catastrophic or other material adverse event, as well as our ability to (i) expand our insurance coverage to include the commercial sale of our Products and Product Candidates and (ii) secure insurance coverage for shipping and storage of Product Candidates, and clinical trial insurance;

●	Developing patentable NCEs which, if issued, will confer market exclusivity to us for the potential development into pharmaceutical Product Candidates, license, partner or sell to interested external parties;

●	Our ability to initiate discussions and conclude strategic partnerships to assist with development of certain programs;

●	Our ability to position ourselves to achieve value-driving, near term milestones for our Product Candidates with limited investment;

●	Our ability to effectively execute our business strategy;

●	The sufficiency of our internal controls, including any exposure arising from the failure to (i) establish and maintain effective internal control over financial reporting in accordance with applicable regulatory requirements, and (ii) fully remediate any material weaknesses identified with respect to such internal controls;

●	Epidemics, pandemics, global health crises, or other public health events and concerns, including any future resurgence of COVID-19, and the effectiveness of associated vaccinations and treatments;

●	Consolidation of our competitors and suppliers;

●	Effects of new products and new technology on the market, including through the use of artificial intelligence;

●	The impact of geopolitical, global, regional or local economic and financial market risks and challenges, applicability of foreign laws, including foreign labor and employment laws, foreign tax and customs regimes, and foreign currency exchange rate risk; and

●	Political disturbances, geopolitical instability and tensions, or terrorist attacks, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with (i) the Russo-Ukrainian war and (ii) any impact, effect, damage, destruction and/or bodily harm directly or indirectly relating to the ongoing hostilities in the Middle East.

This list is not exhaustive of the factors, events, conditions and circumstances that may affect the “forward-looking statements” and “forward-looking information” contained in this prospectus. These forward-looking statements reflect our management’s current beliefs, views and expectations with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in such forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are based only on the information available to us at that time. Except as required by law, we expressly disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in or incorporated by reference into this prospectus by these cautionary statements. Except as required by law, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements, which differences could be material. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants, we will receive the exercise price of such warrants, for an aggregate of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate of approximately $4.76 million. We intend to use the net cash proceeds from the cash exercises, if any, to continue pipeline development of our pharmaceutical drug candidates, support commercial sales of rare cannabinoids through BayMedica, and for general working capital purposes. We will bear all fees and expenses incident to our obligation to register the common shares covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares to date. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors, or our Board, and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board may deem relevant.

Market information

Our shares are listed on the on the Nasdaq Capital Market under the trading symbol “INM”.

As of June 30, 2025, there were 7,519 holders of record of our issued and outstanding common shares. On July 18, 2025, the last reported sale price of our common shares on the Nasdaq Capital Market was $2.67 per share.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion and analysis contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and is subject to the safe harbor created by those sections. For more information, see “Special Note Regarding Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that impact our business. In particular, we strongly encourage you to review the risks and uncertainties described in “Risk Factors” in this prospectus, and other filings we make from time to time with the SEC. These risks and uncertainties could cause actual results to differ materially from those projected or implied by our forward-looking statements contained in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.

The following discussion and analysis should be read in conjunction with our unaudited consolidated financial statements as of March 31, 2025 and 2024, and for each of the nine months in the nine-month period ended March 31, 2025 and 2024, and the related notes thereto, and audited consolidated financial statements as of June 30, 2024 and 2023, and for each of the years in the two-year period ended June 30, 2024, and the related notes thereto, which have been prepared in accordance with U.S. GAAP. The audit report covering the June 30, 2024 and June 30, 2023 consolidated financial statements contains an explanatory paragraph that states that we have incurred recurring losses and negative cash flows and have an accumulated deficit that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

All dollar amounts stated herein are in U.S. dollars unless specified otherwise.

Company Overview

We are a pharmaceutical company developing a pipeline of proprietary small molecule drug candidates that are preferential signaling ligands of the endogenous CB1 and CB2 receptors as well as other receptor targets linked to human disease. CB1 and CB2 receptors are each part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Our research efforts target the treatment of diseases with high unmet medical needs. Together with our wholly owned subsidiary, BayMedica, LLC, or BayMedica, we also have significant know-how in developing proprietary manufacturing approaches to produce and sell bulk rare cannabinoids, or Products, as ingredients for various market sectors.

We have sought to focus on the research and development of preferential signaling ligands of CB1 and CB2, and have produced a library of novel, proprietary potential drug candidates, or Product Candidates. These Product Candidates are patentable new chemical entities, or NCEs, for pharmaceutical development, aimed at targeting diverse clinical indications. Our current potential pharmaceutical pipeline consists of three programs, with drug candidates targeting Alzheimer’s disease, dry Age-Related Macular degeneration, or dry AMD, and Epidermolysis Bullosa, or EB.

Our INM-901 is a proprietary small molecule, disease modifying drug candidate being developed as a potential treatment for Alzheimer’s disease. INM-901 has multiple potential mechanisms of action as a preferential signaling agonist for both CB1 and CB2 receptors, as well as impacting the peroxisome proliferator-activated receptor, or PPAR, signaling pathway. Combined, these mechanisms of action may offer a unique treatment approach targeting several biological pathways associated with Alzheimer’s disease.

Outcomes from our ocular research, based on the proprietary small molecule INM-089, indicate potentially promising neuroprotective effects in the back of the eye, which may lead to the preservation of retinal function. Neuroprotection in dry AMD remains an unmet medical need and a new treatment option may help solve this multifactorial disease.

We have completed a Phase 2 clinical trial of INM-755 (cannabinol) cream studying its safety and efficacy in treating symptoms related to EB. Results from the Phase 2 clinical trial showed a positive indication of enhanced anti-itch activity for INM-755 cream versus the control cream alone in an exploratory clinical evaluation. We are also pursuing strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions.

Together with BayMedica, our manufacturing capabilities include traditional approaches such as chemical synthesis and biosynthesis, as well as a proprietary, integrated manufacturing approach called IntegraSyn. We have created genetically engineered microbes that produce proprietary enzymes, which may then be used to optimize subsequent biotransformation reactions or other cost-effective manufacturing approaches, which we are aiming to be commercial-scale ready after Phase 2 clinical trials are completed, after which time we may no longer need to source active pharmaceutical ingredients, or APIs, from third-party API manufacturers. With multiple manufacturing approaches, we have sought to maintain enhanced flexibility to select the most cost-effective method to deliver high quality, high purity Products and Product Candidates fit for their intended use. BayMedica’s commercial business specializes in the B2B commercialization of bulk rare, non-intoxicating cannabinoids as raw materials for the Health and Wellness sector that are bioidentical to those found in nature.

Other Developments

Advancements to the INM-901 program

On April 4, 2024, we announced additional preclinical data demonstrating INM-901’s positive pharmacological effects in the potential treatment of AD. Several preclinical studies were conducted in well-characterized in vivo AD models demonstrating that INM-901 is a preferential signaling agonist of the CB1/CB2 receptors and impacts the PPAR signaling pathway, reduces neuroinflammation and improves neuronal function. Analysis of mRNA data supports the observations made in the previously released behavioral studies results showing improvement of locomotor activity, cognition and memory in diseased animals.

On January 21, 2025, we announced positive results from a long-term in vivo preclinical AD study. In the study, INM-901 demonstrated a reduction in several plasma and brain markers of neuroinflammation, a recognized contributor to Alzheimer’s disease development and progression. Results from the long-term study of INM-901 in a well-characterized Alzheimer’s disease model demonstrated the following:

●	Improved cytokine profile – INM-901 treated groups showed a dose-dependent and statistically significant reduction in plasma pro-inflammatory cytokines such as TNF-α, IL-1ß and INF-γ. Cytokine networks, when deregulated, may contribute to tissue inflammation.

●	Reduction in neurodegeneration biomarker – INM-901 demonstrated a dose-dependent and statistically significant reduction in neurofilament light chain (“NfL”) in the plasma for the high dose treated group. NfL is a protein that is released from neurons in response to injury or disease. NfL levels are used to assess cellular damage in neurodegenerative disease.

●	Study supported by mRNA data – mRNA assessments showed a reduction of several key neuroinflammatory genes in the brain, such as GFAP, CD-33 and TLR-2, further supporting the overall results from the study.

Advancements to the INM-089 program

On April 16, 2024, we announced additional preclinical data for INM-089 further demonstrating positive pharmacological effects targeting dry AMD. In vivo preclinical studies in AMD disease models demonstrated significant outcomes for INM-089 including neuroprotection of photoreceptors as well as improved photoreceptor’s function, improved integrity of retinal pigment epithelium and reduction in extracellular autofluorescent deposits, a hallmark of dry AMD. Additionally, data indicates that INM-089 may be more effective as a therapeutic treatment for dry AMD compared to neovascular, or wet, AMD. More specifically, data suggests INM-089 may be an important candidate for geographic atrophy, or GA, which is common in more advanced cases of dry AMD, affecting the center of the macula.

We have strategically prioritized the utilization of our proprietary small molecule drug candidates in our drug development initiatives, resulting in the advancement of the INM-089 program in the treatment of dry AMD taking precedence over the INM-088 program in the treatment of glaucoma. Therefore, we will not be advancing INM-088 in the immediate future. Notably, the initial research and data from the INM-088 program have played an instrumental role in shaping the development of INM-089 program.

On February 3, 2025, we announced the selection of an intravitreal formulation for INM-089 as a drug candidate to be utilized in our ongoing development program targeting the treatment of AMD. Our proprietary IVT formulation, combined with the INM-089 active pharmaceutical ingredient, or API, has been successfully delivered to the targeted area of the eye in preclinical studies in doses of up to 10 times the calculated safety margin relative to the therapeutic dose level. This INM-089 IVT formulation will be used in the next stages of preclinical studies, including GLP-enabling studies and subsequent stages of clinical development. Additionally, we have completed a series of dose-ranging in vivo studies, which will help guide us in selecting the appropriate doses for the pivotal preclinical toxicology studies.

ATM Program

As previously reported on the Current Report on Form 8-K filed on June 28, 2024, on June 27, 2024, we entered into an amendment, or the ATM Amendment, to our At-the-Market Offering Agreement, dated April 7, 2022, or the Original ATM Agreement and together with the ATM Amendment, the Amended ATM Agreement, by and between the Company and H.C. Wainwright & Co., LLC, as sales agent, or the ATM Agent, pursuant to which we may offer and sell shares of our common shares, from time to time, in “at the market” offerings through the ATM Agent. The ATM Amendment amends the Original ATM Agreement to reflect, among other provisions, updates to certain sales settlement provisions and reimbursement terms, and to supplement the representations being made by us to the ATM Agent. Our common shares sold under the Amended ATM Agreement were offered and sold pursuant to our shelf registration statement on Form S-3, which was initially filed on February 4, 2022 and amended on February 9, 2022, and was declared effective by the SEC on February 11, 2022. Our registration statement on Form S-3 which was previously filed with the SEC in connection with the transactions contemplated by the Amended ATM Agreement expired on February 10, 2025. We may, in management’s sole discretion and based on its assessment of, among other things, existing market factors, elect to file a new registration with the SEC in connection with the Amended ATM Agreement.

The foregoing description of the terms of the Amended ATM Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended ATM Agreement.

Economic and Trade Policy Uncertainty

We continue to monitor the potential impact of evolving trade policies, including the threat of additional tariffs imposed by the U.S. and other jurisdictions. While no specific tariffs have been implemented that directly and materially affect our operations, the potential for future changes in cross-border trade arrangements and import/export duties contributes to broader economic uncertainty and could impact the counterparties with whom we commercially engage. As of the date of this prospectus, the management has not identified any material and adverse effects on our financial position, results of operations, or estimates related to credit losses or asset impairments as a result of the implementation of such tariffs and trade policies; however, the ultimate outcome and impact of such trade policies are not fully ascertainable as of the date hereof. See “Risk Factors—The threat or actual adoption of tariffs, retaliatory tariffs and duties, trade barriers and restrictions, and related international trade conflicts, including by the United States, Canada or other jurisdictions, could materially impact the macroeconomic framework in which we operate.”

NASDAQ Compliance

As previously reported, on March 19, 2024, we received written notification from the Listing Qualifications Department of Nasdaq, or the Nasdaq Staff, that we have been granted an additional 180-day compliance period, or until September 16, 2024, or the Extended Compliance Period, to regain compliance with Nasdaq’s minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Rule. We were unable to regain compliance during the Extended Compliance Period and on September 17, 2024, we received an additional notification from the Nasdaq Staff stating that due to the deficiency, our securities would be delisted from Nasdaq on September 26, 2024, unless we appealed Nasdaq’s determination to a Hearings Panel, or the Panel. We subsequently timely requested the Hearing before the Panel to appeal the determination by Nasdaq and present our plan to regain and sustain compliance with the Minimum Bid Price Rule. On October 31, 2024, the Hearing was held before the Panel regarding our request for (i) continued listing on Nasdaq and (ii) additional time to regain compliance with the Minimum Bid Price Rule. On November 1, 2024, the Panel issued its determination, or the Panel Determination Letter, to us granting our request for the continued listing of the common shares on Nasdaq, but subject to us evidencing compliance with the Minimum Bid Price Rule for ten consecutive trading days as of December 2, 2024, or the Requisite Compliance Date, and of other conditions stipulated by the Panel Determination Letter. On November 14, 2024, we effected the Reverse Stock Split (defined below) in order to regain compliance with the Minimum Bid Price Rule, and on December 2, 2024, we received a written notification from the Nasdaq Staff that (i) we had regained compliance with the Minimum Bid Price Rule prior to the Requisite Compliance Date, and (ii) the Panel had therefore determined to continue the listing of our common shares on the Nasdaq Stock Market and was closing this matter.

Reverse Stock Split

On November 14, 2024, we effected a reverse stock split of our issued and outstanding common shares, by a ratio of 20-to-1, or the Reverse Stock Split. Trading of our common shares on Nasdaq on a split-adjusted basis began as of November 14, 2024. As a result of the Reverse Stock Split, every twenty shares of common shares were combined into one common share. No fractional common shares were issued if, as a result of the Reverse Stock Split, a registered shareholder would otherwise become entitled to a fractional share. Instead, shareholders who otherwise were entitled to receive fractional common shares because they held a number of common shares not evenly divisible by the ratio of the Reverse Stock Split were automatically entitled to receive an additional common share. All share and per share information has been retroactively restated to reflect the effects of the November 14, 2024 reverse stock split.

Annual General Meeting – Director Resignation

At our 2024 Annual General Meeting held on December 18, 2024, or the 2024 AGM, our shareholders withheld the election of one nominee, Ms. Janet Grove, from being appointed as a member of our board of directors, in accordance with the Majority Voting Policy. As a result, Ms. Grove offered her resignation to the board of directors, and our Nominating & Governance Committee, in accordance with the Majority Voting Policy, considered her resignation and ultimately recommended to the board of directors to accept Ms. Grove’s resignation. On February 10, 2024, the board of directors elected to accept Ms. Grove’s resignation.

Other Personnel Matters

On February 20, 2024, Ms. Netta Jagpal joined us as Chief Financial Officer and Corporate Secretary. In conjunction with this appointment, Mr. Jonathan Tegge stepped down as interim Chief Financial Officer and currently holds the position of Corporate Controller.

On May 10, 2024, Ms. Alexandra D.J. Mancini, Senior Vice President, Clinical & Regulatory Affairs, provided notice to us and the board of directors of her intention to retire from her position, effective June 30, 2024. In connection with Ms. Mancini’s retirement and eventual departure, and to ensure a smooth transition, we retained Ms. Mancini under the terms of a consulting agreement, pursuant to which Ms. Mancini will provide certain consulting services to us for a period to be mutually agreed upon by both us, on the one hand, and Ms. Mancini, on the other. The foregoing description of the consulting agreement does not purport to be complete and is subject, and qualified by reference, to the full text of the consulting agreement.

Appointments to the Scientific Advisory Board

On September 5, 2024, we appointed Dr. Barry Greenberg to our Scientific Advisory Board, or SAB. Dr. Greenberg is an Associate Professor in the Department of Neurology and Director of the Alzheimer’s Disease Translational Center at the Johns Hopkins University School of Medicine. He serves on several committees and advisory boards for NIA-funded initiatives focused on genetics, model development and clinical trials in AD, and has recently been selected as Editor-in-Chief of the journal “Alzheimer’s & Dementia: Translational Research and Clinical Interventions”

On April 18, 2024, we announced the addition of Dr. David G. Morgan, a renowned leader in neurodegenerative disease, to our SAB reinforcing our commitment to advancing our INM-901 program in the treatment of Alzheimer’s disease.

Notice of Termination with Respect to the Technology Licensing Agreement

On May 10, 2024, we delivered a 90-day notice of termination to EyeCRO LLC with respect to a technology licensing agreement, specifying an effective date of termination of August 8, 2024.

Components of Results of Operations

Revenue

Our revenue consists of manufacturing and distribution sales of bulk rare cannabinoid Products, which are generally recognized at a point in time. The Company recognizes revenue when control over the products have been transferred to the customer and the Company has a present right to payment.

Cost of Sales

Cost of sales consist primarily of the purchase price of goods and cost of services rendered, freight costs, warehousing costs, and purchasing costs. Cost of sales also includes production and labor costs for our manufacturing business.

Operating Expenses

Research and Development and Patent Expenses

Research and development and patent expenses represent costs incurred by us for the discovery, development, and manufacture of our Products and Product Candidates and include:

●	external research and development expenses incurred under agreements with contract research organizations (“CROs”), CDMOs and consultants;

●	salaries, payroll taxes, employee benefits expenses for individuals involved in research and development efforts;

●	research supplies; and

●	legal and patent office fees related to patent and intellectual property matters.

We expense research and development costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Non-refundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

External costs represent a significant portion of our research and development expenses, which we track on a program-by-program basis following the nomination of a development candidate. Our internal research and development expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation expense. We do not track our internal research and development expenses on a program-by-program basis as the resources are deployed across multiple projects.

The successful development of our Products and Product Candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete the remainder of the development of our Product Candidates or to develop and commercialize additional Products. We are also unable to predict when, if ever, material net cash inflows will commence from our Product Candidates, if approved. This is due to the numerous risks and uncertainties associated with development, including the uncertainty related to:

●	the timing and progress of preclinical and clinical development activities;

●	the number and scope of preclinical and clinical programs we decide to pursue;

●	our ability to raise additional funds necessary to complete preclinical and clinical development and commercialization of our Product Candidates, to further advance the development of our manufacturing technologies, and to develop and commercialize additional Products, if any;

●	our ability to maintain our current research and development programs and to establish new ones;

●	our ability to establish sales, licensing or collaboration arrangements;

●	the progress of the development efforts of parties with whom we may enter into collaboration arrangements;

●	the successful initiation and completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

●	the receipt and related terms of regulatory approvals from applicable regulatory authorities;

●	the availability of materials for use in production of our Products and Product Candidates;

●	our ability to secure manufacturing supply through relationships with third parties or establish and operate a manufacturing facility;

●	our ability to consistently manufacture our Product Candidates in quantities sufficient for use in clinical trials;

●	our ability to obtain and maintain intellectual property protection and regulatory exclusivity, both in the United States and internationally;

●	our ability to maintain, enforce, defend and protect our rights in our intellectual property portfolio;

●	the commercialization of our Product Candidates, if and when approved, and of new Products;

●	our ability to obtain and maintain third-party payor coverage and adequate reimbursement for our Product Candidates, if approved;

●	the acceptance of our Product Candidates, if approved, by patients, the medical community and third-party payors;

●	competition with other products; and

●	a continued acceptable safety profile of our Product Candidates following receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of any of our Products or Product Candidates would significantly change the costs and timing associated with the development of those Products or Product Candidates.

Research and development activities account for a significant portion of our operating expenses. Research and development expenses decreased in fiscal 2024 as compared to fiscal 2023, largely due to high start-up costs associated with the multicenter Phase 2 clinical trial in our INM-755 program during fiscal 2022. However, we expect our research and development expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our drug candidates and our manufacturing technologies into and through clinical development, expanding our research and development efforts, including hiring additional personnel to support our research and development efforts, ultimately seeking regulatory approvals for our drug candidates that successfully complete clinical trials, and further developing selected R&D and commercial BayMedica activities. In addition, drug candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, although we expect our research and development expenses to increase as our drug candidates advance into later stages of clinical development, we do not believe that it is possible, at this time, to accurately project total program-specific expenses through to commercialization. There are numerous factors associated with the successful commercialization of any of our Product Candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development.

General and Administrative Expenses

General and administrative expenses consist of personnel-related costs, including salaries, benefits and stock-based compensation expense, for our personnel in executive, finance and accounting, human resources, business operations and other administrative functions, investor relations activities, legal fees related to corporate matters, fees paid for accounting and tax services, consulting fees and facility-related costs.

Amortization and Depreciation

Intangible assets are comprised of intellectual property that we acquired in 2014 and 2015 and trade secrets, product formulation knowledge, patents that we acquired in October 2021. The acquired intellectual property and patents are amortized on a straight-line basis based on their estimated useful lives. Equipment and leasehold improvements are depreciated using the straight-line method based on their estimated useful lives.

Share-based Payments

Share-based payments is the stock-based compensation expense related to our granting of stock options to employees and others. The fair value, at the grant date, of equity-settled share awards is charged to our loss over the period for which the benefits of employees and others providing similar services are expected to be received. The vesting components of graded vesting employee awards are measured separately and expensed over the related tranche’s vesting period. The amount recognized as an expense is adjusted to reflect the number of share options expected to vest. The fair value of awards is calculated using the Black-Scholes option pricing model, which considers the exercise price, current market price of the underlying shares, expected life of the award, risk-free interest rate, expected volatility and the dividend yield.

Other Income

Other income consists primarily of interest income earned on our cash, cash equivalents and short-term investments.

Results of Operations

The Company has two operating and reportable segments based on the management approach which designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), which is the Company’s Chief Executive Officer and the senior management team, for making decisions and assessing performance as the source of the Company’s reportable segments. The CODM allocates resources and assesses the performance of each operating segment based on potential licensing opportunities, historical and potential future product sales, operating expenses, and operating income (loss) before interest and taxes. The Company has determined its reportable segments to be InMed Pharmaceuticals (“InMed Pharma”) and BayMedica Commercial based on the information used by the CODM.

Comparison of the nine months ended March 31, 2025 and 2024 for the InMed Pharma Segment

	Nine Months Ended March 31,
	2025	2024	Change	% Change
	(in thousands)
Operating expenses:
Research and development and patents	$2,715	$2,459	$256	10%
General and administrative	3,684	3,435	249	7%
Amortization and depreciation	158	163	(5)	(3)%
Foreign exchange (gain) loss	51	37	14	38%
Total operating expenses	6,608	6,094	514	8%
Interest and other income	104	424	(320)	(75)%
Finance expense	(352)	-	(352)
Net loss	$(6,856)	(5,670)	$(1,186)	21%

Research and development expenses

Research and development expenses increased by $256,000 in our InMed Pharma segment, or 10%, for the nine months ended March 31, 2025, as compared to the nine months ended March 31, 2024. The increase resulted primarily from a combination of changes including external contractors and research supplies. This increase was offset by a decrease in lower personnel compensation.

Comparison of the nine months ended March 31, 2025 and 2024 for the BayMedica Commercial Segment

	Nine Months Ended March 31,
	2025	2024	Change	% Change
	(in thousands)
Sales	$3,638	$3,315	$323	10%
Cost of sales	2,508	2,680	(172)	(6)%
Gross profit	1,130	635	495	78%

Operating expenses:
Research and development and patents	26	100	(74)	(74)%
General and administrative	620	602	18	3%
Amortization and depreciation	2	2	-	-%
Total operating expenses	648	704	(56)	(8)%
Interest and other income	-	-	-	-%
Tax expense	-	-	-	-
Net Income	$482	$(69)	$551	(799)%

Sales

Sales increased by $323,000 in our BayMedica Commercial segment, or 10%, for the nine months ended March 31, 2025, as compared to the nine months ended March 31, 2024. The increase in sales resulted from expanded marketing efforts and increased demand for certain cannabinoid products. While market demand increased, the need to remain price competitive impacted overall profitability for the period. BayMedica will continue to evaluate opportunities for potential structured supply arrangements and collaborations for the commercial business. Sales and marketing efforts will remain focused on products that are expected to the contribute highest margins, where BayMedica continues to hold a strong competitive position.

Cost of sales

Cost of goods sold decreased by $172,000 in our ‘BayMedica Commercial’ segment, or 6%, for the nine months ended March 31, 2025, as compared to the nine months ended March 31, 2024. The decrease in cost of goods sold is primarily the result of a decrease in write-down of inventories to net realizable value during the nine months ended March 31, 2025.

Comparison of the year ended June 30, 2024 and 2023 for InMed Segment

	Year Ended June 30,
	2024	2023	Change	% Change
	(in thousands)
Operating expenses:
Research and development and patents	3,627	3,579	48	1%
General and administrative	4,495	4,997	(502)	(10)%
Amortization and depreciation	217	201	16	8%
Foreign exchange loss	62	48	14	29%
Total operating expenses	8,401	8,825	(424)	(5)%
Interest and other income	533	491	42	9%
Net loss	$(7,868)	$(8,334)	$466	(6)%

Research and Development and Patents Expenses

Research and development and patents expenses increased by less than $0.1 million in our InMed segment, or 1%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The increase in research and development and patents expenses was due primarily to an increase in patent fees and compensation. This was offset by a decrease in research supplies. However, we expect our research and development expenses to increase significantly in future periods as we continue to implement our business strategy.

General and administrative expenses

General and administrative expenses decreased by $0.5 million in our InMed segment, or 10%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The decrease results primarily from a combination of changes including lower office and administrative expenses, investor relation expenses, and personnel expenses.

Foreign exchange loss

The Company’s functional currency is the US dollar and our foreign exchange loss is predominantly due to transactions with foreign currency. Foreign exchange loss increased by less than $0.1 million in our InMed segment, or 29% for the year ended June 30, 2024, as compared to the year ended June 30, 2023, as a consequence of holding non-US denominated assets and liabilities combined with fluctuations in foreign exchange rates.

Comparison of the year ended June 30, 2024 and 2023 for the BayMedica Segment

	Year Ended June 30,
	2024	2023	Change	% Change
	(in thousands)
Sales	$4,598	$4,136	$462	11%
Cost of sales	3,497	2,733	764	28%
Gross profit	1,101	1,403	(302)	(22)%

Operating expenses:
Research and development and patents	138	153	(15)	(10)%
General and administrative	756	851	(95)	(11)%
Amortization and depreciation	2	2	-	-%
Total operating expenses	896	1,006	(412)	(41)%
Interest and other income	(5)	2	(7)	(350)%
Tax expense	(7)	(13)	6	(46)%
Net Income	$193	$386	$(193)	(50)%

Sales

Sales increased by $0.5 million in our BayMedica segment, or 11%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The increase in sales results from expanded marketing efforts and increased demand in certain cannabinoid products. BayMedica will continue to evaluate opportunities for potential structured supply arrangements and collaborations for the commercial business. Sales and marketing efforts will remain focused on products that contribute highest margins, where BayMedica continues to hold a strong competitive position.

Cost of Sales

Cost of goods sold increased by $0.8 million in our BayMedica segment, or 28%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The increase in cost of goods sold is primarily the result of hiring a full-time resource to support the cost of goods function, leading to higher personnel costs, as well as an increase in sales mentioned above, during the year ended June 30, 2024.

Research and Development and Patents Expenses

Research and development and patents expenses decreased by less than $0.1 million in our BayMedica segment, or 10%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The decrease in research and development and patents expenses was primarily due to research supplies. This was offset by an increase in external contractors.

General and administrative expenses

General and administrative expenses decreased by less than $0.1 million in our BayMedica segment, or 11%, for the year ended June 30, 2024 as compared to the year ended June 30, 2023. The decrease results primarily from a combination of changes including lower personnel expenses, accounting fees and, legal fees. This was offset by an increase in sales and marketing expenses.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses, generated limited revenue from product sales, and no sales from any other sources, and have negative cash flows from our operations. We have not yet commercialized any of our Product Candidates and we do not expect to generate revenue from sales of any Product Candidates for several years, if at all. We have funded our operations to date primarily with proceeds from the sale of our common shares.

 Comparison of the Nine Months Ended March 31, 2025 and 2024

As of March 31, 2025, we had cash, cash equivalents and short-term investments of $4.7 million.

The following table summarizes our cash flows for each of the periods presented:

(in thousands)	Nine Months Ended March 31, 2025	Nine Months Ended March 31, 2024
Net cash used in operating activities	$(5,988)	$(5,957)
Net cash used in investing activities	-	(9)
Net cash provided by financing activities	4,097	4,654
Net (decrease) increase in cash and cash equivalents	$(1,891)	$(1,312)

Operating Activities

During the nine months ended March 31, 2025, we used cash in operating activities of $6.0 million, primarily resulting from our net loss of $6.4 million combined with a $141,000 decrease in changes in our non-cash working capital, partially offset by non-cash expenses contributing to net cash using in operating activities.

During the nine months ended March 31, 2024, we used cash in operating activities of $5.9 million, primarily resulting from our net loss of $5.7 million combined with changes in our working capital and non-cash expenses contributing to net cash used in operating activities.

Investing Activities

During the nine months ended March 31, 2025, there was no change in investing activities as a result of the purchases and sale of short-term investments.

During the nine months ended March 31, 2024, cash used in investing activities of $10 thousand resulted from the purchases and sale of short-term investments, as well as the purchase of property and equipment.

Financing Activities

During the nine months ended March 31, 2025, cash provided by financing activities of $4.1 million consisted of $4.4 million in gross proceeds from the sale of common shares under the Amended ATM Agreement and SEPA, offset by total transaction costs of approximately $0.3 million.

During the nine months ended March 31, 2024, cash provided by financing activities of $4.7 million consisted of $5.2 million of gross proceeds from private placements of our common shares, offset by total transaction costs of approximately $0.5 million.

Comparison of the Year Ended June 30, 2024 and 2023

As of June 30, 2024, we had cash, cash equivalents and short-term investments of $6.6 million.

The following table summarizes our cash flows for each of the periods presented:

(in thousands)	Year Ended June 30, 2024	Year Ended June 30, 2023
Net cash (used in) operating activities	$(6,986)	$(7,283)
Net cash (used in) investing activities	(9)	(662)
Net cash provided by financing activities	4,654	10,681
Net increase (decrease) in cash and cash equivalents	$(2,341)	$2,736

Operating Activities

During the year ended June 30, 2024, we used cash in operating activities of $7.0 million, primarily resulting from our net loss of $7.7 million combined with $0.4 million used in changes in our non-cash working capital, partially offset by non-cash share-based compensation expenses and inventory write-down.

During the year ended June 30, 2023, we used cash in operating activities of $7.3 million, primarily resulting from our net loss of $7.9 million combined with $0.6 million used in changes in our non-cash working capital, partially offset by non-cash share-based compensation expenses and inventory write-down.

Investing Activities

During the year ended June 30, 2024, cash used in investing activities of less than $0.01 million resulted from the purchases of property and equipment.

During the year ended June 30, 2023, cash used in investing activities of $0.7 million resulted from escrow payments made to BayMedica’s historical equity and convertible debt holders and purchase of property and equipment.

Financing Activities

During the year ended June 30, 2024, cash provided by financing activities of $4.7 million consisted of $5.2 million in gross proceeds derived from the 2023 Private Placement, offset by total transaction costs of $0.5 million.

During the year ended June 30, 2023, cash provided by financing activities of $10.7 million consisted of $12.0 million of gross proceeds from private placements of our common shares, offset by total transaction costs of $1.3 million.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing research and development activities, particularly as we continue the research and development of and the clinical trials for our Product Candidates. In addition, we expect to incur additional costs associated with any required investment into BayMedica’s research and development efforts targeting cannabinoid analogs. As a result, we expect to incur substantial operating losses and negative operating cash flows for the foreseeable future.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued.

Through March 31, 2025, we funded our operations primarily with proceeds from the sale of our common shares. We have incurred recurring losses and negative cash flows from operations since its inception, including net losses of $6.4 million and $5.7 million for the nine months ended March 31, 2025 and 2024, respectively, and $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, we have an accumulated deficit of $115.5 million as of March 31, 2025 and $109.1 million as of June 30, 2024. The Company expects to continue to generate operating losses for the foreseeable future.

The Company expects its cash, cash equivalents and short-term investments of $4.7 million as of March 31, 2025, to be sufficient to fund its operating expenses and capital expenditure requirements into the third quarter of calendar 2025, depending on the level and timing of realizing BayMedica revenues from the sale of bulk rare cannabinoids in the ‘health & wellness’ sector as well as the level and timing of Company operating expenses. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued.

We expect to continue to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies, government contracts or other strategic transactions. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our existing shareholders.

Our funding requirements and timing and amount of our operating expenditures will depend largely on:

●	the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our Product Candidates;

●	the scope, progress, results and costs of development of our manufacturing technologies;

●	the number of and development requirements for other Products and Product Candidates that we pursue;

●	the costs, timing and outcome of regulatory review of our Product Candidates;

●	our ability to enter into contract manufacturing arrangements for supply of materials and manufacture of our Products and Product Candidates and the terms of such arrangements;

●	the impact of any acquired, or in-licensed, externally developed product(s) and/or technologies;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements, including sales arrangements, and the financial terms of such arrangements;

●	the sales, costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of our Products and for Product Candidates for which we may receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property- related claims;

●	expansion costs of our operational, financial and management systems and increases to our personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a dual listed company;

●	the costs to obtain, maintain, expand and protect our intellectual property portfolio;

●	the level and timing of realizing revenues from the BayMedica commercial operations; and

●	the impact of adverse macroeconomic factors and considerations, including the implementation and consequence of tariffs and other fiscal policies.

A change in the outcome of any of these factors, or other variables with respect to the development of any of our Products and Product Candidates, could significantly change the costs and timing associated with their development. We will need to continue to rely on additional financing to achieve our business objectives.

In addition to the variables described above, if and when any of our Product Candidates successfully complete development, we will incur substantial additional costs associated with regulatory filings, marketing approval, post-marketing requirements, maintaining our intellectual property rights, and regulatory protection, in addition to other commercial costs. We cannot reasonably estimate these costs at this time.

Until such time, if ever, as we can generate substantial revenues from either our Products or Product Candidates, we expect to finance our cash needs through a combination of equity or debt financings and collaboration arrangements. We currently have no credit facility or committed sources of capital. To the extent that we raise additional capital through the future sale of equity securities, the ownership interests of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common shareholders. If we raise additional funds through the issuance of debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts, and additional capital may not be available on reasonable terms, or at all. If we raise additional funds through collaboration arrangements or other strategic transactions in the future, we may have to relinquish valuable rights to our technologies, future revenue streams, Products or Product Candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate development or future commercialization efforts or grant rights to develop and market Products or Product Candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations promulgated by the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

We periodically review our financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. As part of this process, we have reviewed our selection, application and communication of critical accounting policies and financial disclosures. Management has discussed the development and selection of the critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure relating to critical accounting policies in this Management’s Discussion and Analysis.

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements included as part of this report, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the revenue and expenses incurred during the reported periods. We base estimates on our historical experience, known trends and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The full details of our accounting policies are presented in Note 2 of our audited and unaudited consolidated financial statements included herein. These policies are considered by management to be essential to understanding the processes and reasoning that go into the preparation of our consolidated financial statements and the uncertainties that could have a bearing on its financial results. The significant accounting policies that we believe to be most critical in fully understanding and evaluating our financial results are research and development costs and share based payments.

Use of Estimates

The preparation of financial statements in compliance with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the balance sheet date, and the corresponding revenues and expenses for the periods reported. It also requires management to exercise judgment in applying the Company’s accounting policies. In the future, actual experience may differ from these estimates and assumptions. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to these consolidated financial statements are the application of the going concern assumptions, determining the fair value of share-based payments, income tax provisions, write-down of inventories to net realizable value, warrant valuations, and the assumptions used in the determination of research & development accruals. Actual results could differ from those estimates.

Research & Development and Patents costs:

Research and development and patents costs is a critical accounting estimate due to the magnitude and nature of the assumptions that are required to calculate third-party accrued and prepaid research and development expenses. Research and development costs are charged to expense as incurred and include, but are not limited to, personnel compensation, including salaries and benefits, services provided by CROs that conduct preclinical and clinical studies, costs of filing and prosecuting patent applications, and lab supplies.

The amount of expenses recognized in a period related to service agreements is based on estimates of the work performed using an accrual basis of accounting. These estimates are based on services provided and goods delivered, contractual terms and experience with similar contracts. We monitor these factors and adjust our estimates accordingly.

Share-based payments:

The fair value, at the grant date, of equity share awards is charged to income or loss over the period for which the benefits of employees and others providing similar services are expected to be received, generally the vesting period. The corresponding accrued entitlement is recorded in contributed surplus. The amount recognized as an expense is adjusted to reflect the number of share options expected to vest. The fair value of awards is calculated using the Black-Scholes option pricing model which considers the following factors:

●	Exercise price;

●	Current market price of the underlying shares;

●	Expected life of the award;

●	Risk-free interest rate;

●	Expected volatility; and

●	Dividend yield.

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, forfeiture rates and corporate performance. For employee awards, we use the “simplified method” to determine the expected term of options. Under this method, the expected term represents the average of the vesting period and the contractual term. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates. If we had made different judgments and assumptions than those described previously, the amount of our share-based payments expense, net loss and net loss per common shares amounts could have been materially different.

BUSINESS

Company Overview

We are a pharmaceutical company developing a pipeline of proprietary small molecule drug candidates that are preferential signaling ligands of the endogenous CB1 and CB2 receptors as well as other receptor targets linked to human disease. CB1 and CB2 receptors are each part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Our research efforts target the treatment of diseases with high unmet medical needs. Together with our wholly owned subsidiary, BayMedica, LLC, or BayMedica, we also have significant know-how in developing proprietary manufacturing approaches to produce and sell bulk rare cannabinoids, or Products, as ingredients for various market sectors.

We have sought to focus on the research and development of preferential signaling ligands of CB1 and CB2, and have produced a library of novel, proprietary potential drug candidates, or Product Candidates. These Product Candidates are patentable new chemical entities, or NCEs, for pharmaceutical development, aimed at targeting diverse clinical indications. Our current potential pharmaceutical pipeline consists of three programs, with drug candidates targeting Alzheimer’s disease, dry Age-Related Macular degeneration, or dry AMD, and Epidermolysis Bullosa, or EB.

Our INM-901 is a proprietary small molecule, disease modifying drug candidate being developed as a potential treatment for Alzheimer’s disease. INM-901 has multiple potential mechanisms of action as a preferential signaling agonist for both CB1 and CB2 receptors, as well as impacting the peroxisome proliferator-activated receptor, or PPAR, signaling pathway. Combined, these mechanisms of action may offer a unique treatment approach targeting several biological pathways associated with Alzheimer’s disease.

Outcomes from our ocular research, based on the proprietary small molecule INM-089, indicate potentially promising neuroprotective effects in the back of the eye, which may lead to the preservation of retinal function. Neuroprotection in dry AMD remains an unmet medical need and a new treatment option may help solve this multifactorial disease.

We have completed a Phase 2 clinical trial of INM-755 (cannabinol) cream studying its safety and efficacy in treating symptoms related to EB. Results from the Phase 2 clinical trial showed a positive indication of enhanced anti-itch activity for INM-755 cream versus the control cream alone in an exploratory clinical evaluation. We are also pursuing strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions.

Together with BayMedica, our manufacturing capabilities include traditional approaches such as chemical synthesis and biosynthesis, as well as a proprietary, integrated manufacturing approach called IntegraSyn. We have created genetically engineered microbes that produce proprietary enzymes, which may then be used to optimize subsequent biotransformation reactions or other cost-effective manufacturing approaches, which we are aiming to be commercial-scale ready after Phase 2 clinical trials are completed, after which time we may no longer need to source active pharmaceutical ingredients, or APIs, from third-party API manufacturers. With multiple manufacturing approaches, we have sought to maintain enhanced flexibility to select the most cost-effective method to deliver high quality, high purity Products and Product Candidates fit for their intended use. BayMedica’s commercial business specializes in the B2B commercialization of bulk rare, non-intoxicating cannabinoids as raw materials for the Health and Wellness sector that are bioidentical to those found in nature.

We have incurred significant operating losses since our inception, and we expect to continue to incur significant operating losses for the foreseeable future. Our ability to generate product revenue that is sufficient to achieve profitability will depend heavily on our ability to eventually generate revenues from our products in the health and wellness sector, on the successful development and eventual commercialization of one or more of our Product Candidates and/or the success of our manufacturing technologies. Our net loss was $6.4 million and $5.7 million for the nine months ended March 31, 2025 and 2024, respectively, and $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, we have an accumulated deficit of $115.5 million as of March 31, 2025 and $109.1 million as of June 30, 2024, which includes all losses since our inception in 1981. We expect our expenses will remain steady in the near- and long-term as we:

●	seek partnership(s) to advance the INM-755 program for the treatment of dermatological conditions including chronic itch;

●	continue our research with proprietary drug candidates including the INM-901 program targeting treatment of neurodegenerative diseases such as Alzheimer’s and in the INM-089 program to treat dry AMD;

●	investigate our Product Candidates for additional uses beyond their initial target indications;

●	pursue the discovery of additional small molecule drug candidates for other diseases with high unmet medical needs and the subsequent development of any resulting new Product Candidates for such diseases;

●	seek regulatory approvals for any Product Candidates that successfully complete clinical trials;

●	scale-up our manufacturing processes and capabilities, or arrange for a third party to do so on our behalf;

●	continue to support our commercial operations and revenue-generating Products at BayMedica;

●	execute on business development initiatives, including but not limited to strategic transactions, mergers, acquisitions and/or divestitures as well as in- or out-licensing of technologies or business units;

●	maintain, expand, enforce, defend and protect our intellectual property;

●	seek to continue advancing the research and development of various manufacturing technologies;

●	build internal infrastructure, including personnel, to meet our target milestones; and

●	add operational, financial and management information systems and personnel, including personnel to support product development and potential future commercialization efforts and our operations as a public company.

As a result of these activities as well as our working capital requirements, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through product sales, the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, if at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our Products and Product Candidates or grant rights to external entities to develop and market our Products and Product Candidates, even if we would otherwise prefer to develop and market such Products and Product Candidates ourselves.

Because of the numerous risks and uncertainties associated with drug development and commercial growth, we are unable to predict the timing or amount of increased expenses and working capital requirements or the timing of when or if we will be able to achieve or maintain profitability. If we fail to become profitable or are unable to sustain profitability on a continual basis, then we may be unable to continue our operations at current or planned levels and be forced to reduce or terminate our operations.

Corporate Information

We were originally incorporated in the Province of British Columbia, under the Business Corporations Act (British Columbia), on May 19, 1981 and we have undergone a number of executive management, corporate name and business sector changes since this incorporation, ultimately changing our name to “InMed Pharmaceuticals Inc.” on October 6, 2014. Our principal executive offices are located at Suite #1445-885 W. Georgia St., Vancouver, BC V6C 3E8, Canada, and our telephone number is +1-604-669-7207. Our internet address is https://www.inmedpharma.com/. The information that is contained on, or that may be linked to or accessed through, our website, is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Employees and Human Capital

Our management team is comprised of highly experienced pharmaceutical and biotechnology executives with successful track records in researching, developing, gaining approval for and commercializing novel medicines to treat serious diseases. Each member of our management team has 20 to 30+ years of industry experience, including our Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), General Manager and VPs of Preclinical Drug Development, Discovery Research, Chemistry, Synthetic Biology and of Sales & Marketing. Together, this management team has covered the spectrum of pharmaceutical drug discovery, preclinical research, formulation development, manufacturing, human clinical trials, regulatory submissions and approval, and global commercialization of pharmaceutical and wellness products. Additionally, the management team has significant experience in company formation, capital raises, mergers and acquisitions, business development, and sales and marketing in the pharmaceutical and other industries. Our Board is constituted by individuals with significant experience in the pharmaceutical and biotechnology industries. As of September 20, 2024, inclusive of our management team, we had 13 full-time employees, and we also utilize the services of several consultants. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We believe that we maintain strong relations with our employees.

We are committed to growing our business over the long-term. As a result of the competitive nature of the industry in which we operate, employees have significant career mobility and opportunity, and as a result, the competition for experienced employees is great. The existence of this competition, and the need for talented and experienced employees to realize our business objectives, underlies the design and implementation of our compensation programs. At the same time, we seek to keep our approach to compensation simple and streamlined to reflect the still relatively moderate size of the Company. We have therefore implemented compensation, leave and benefits programs necessary to attract and retain the talented and experienced employees necessary to develop our business, including what we believe to be competitive salaries, stock options awards to permanent employees (both upon initial hiring and on an annual basis thereafter), and pay annual bonuses to permanent employees contingent on the achievement of corporate and/or personal objectives. We have developed an Employee Handbook that contains all corporate policies and guidelines for professional behavior. Our policies and practices apply to all employees, regardless of title. These guidelines include, among others, our Code of Business Conduct as well as our policies for corporate disclosure, insider trading and whistle blower, all of which are posted on our website.

For all current and future pharmaceutical Product Candidates we intend to submit new drug applications (“NDAs”) (or their international equivalents) in most major jurisdictions, including the United States, either alone or with development/commercial partners.

Our Business Strategy

Our goal is to develop a pipeline of prescription-based Product Candidates targeting treatments for diseases with high unmet medical needs.

●	Develop and produce proprietary small molecule Product Candidates for use in our drug development programs

●	Advance pharmaceutical drug Product Candidates through preclinical and clinical development, thereby establishing important human proof-of-concept in multiple therapeutic applications

These activities are at various stages of development, including, with INM-901 (for the treatment of Alzheimer’s disease), INM-089 (for the treatment of dry AMD) and INM-755 (for the treatment of symptoms related to EB). We have the internal capabilities to design and execute, together with multiple external vendors, the preclinical experimentation and clinical studies required to advance pharmaceutical drug candidates towards commercialization.

●	Actively seek avenues to accelerate drug development via licensing, partnering or sale to external companies

We do not currently have an internal organization for the sales, marketing and distribution of pharmaceutical Products. With respect to the commercialization of each Product Candidate, we may therefore rely on (i) a “go-it-alone” commercialization effort; (ii) out-licensing to third parties; or, (iii) co-promotion agreements with strategic collaborators for our Product Candidates. The decision to pursue a “go-it-alone” commercialization effort versus out-licensing to third parties will depend on various factors including, but not limited to, the complexity of the Product Candidate and process, the expertise required and related cost of building any such infrastructure for our Product Candidates. For INM-755 in EB, we are actively seeking development and commercial partnerships. The optimal commercial strategy for the INM-901 and INM-089 compounds will be evaluated in due course.

●	Expand portfolio and revenues of Products into the existing distribution network and to end-product manufacturers of specialty health and wellness products

●	Develop cost effective and scalable manufacturing processes for high quality Products and Product Candidates as APIs for our core internal drug candidate pipeline and for licensing opportunities of non-core drug candidates.

Our Strengths

We are a pharmaceutical drug development company as well as a developer and supplier of rare, naturally occurring cannabinoids that is focused on commercializing important \ medicines to treat diseases with high unmet medical needs. Our key strengths include the following:

Experienced executive team and board of directors with proven track records.

One key critical success factor in the field of pharmaceutical drug development is the experience and skill set of the individuals leading the company. We have been successful in attracting and retaining executive and directors with extensive experience in all facets of the pharmaceutical industry, including fundamental research and development, multiple manufacturing techniques, drug formulation, clinical trial execution, regulatory approvals, pharmaceutical commercialization, company and capital formation, business development, legal, and corporate governance. Our leadership team is well-poised to lead us through all facets of drug development and product commercialization, either internally or externally via partnerships. It is this group of individuals that will help optimize our chances for success.

Scope of research and robust pharmaceutical pipeline

Over several years of dedicated research, InMed has built a robust pipeline of drug development candidates, including two preclinical programs targeting Alzheimer’s (INM-901) and ocular diseases (INM-088 for glaucoma and INM-089 for AMD), as well as a completed Phase 2 study in dermatology (INM-755). The INM-089 and INM-901 preclinical programs offer a differentiated treatment approach using proprietary, disease-modifying small molecules that target the CB1 and CB2 receptors, which management believes is a key strength of the Company.

Multiple manufacturing approaches.

Our management team believes that the combined manufacturing technologies from InMed and BayMedica provide us with a competitive advantage to utilize the most cost-efficient methodology (i.e. chemical synthesis, biosynthesis and IntegraSyn) for the development and commercialization of new Products and Product Candidates to a wide spectrum of market opportunities.

Early mover status as a B2B supplier of rare cannabinoids to the health and wellness sector.

As demonstrated by the launch of several rare cannabinoids into the health and wellness sector, the team at BayMedica has substantial expertise in the commercial manufacturing scale-up to produce rare cannabinoids at large scale as well as extensive sales and marketing expertise. This know-how is important to establishing an early-mover status and to maintain cost leadership with regards to specific rare cannabinoids.

Diverse portfolio of patent applications covering a spectrum of commercial opportunities.

Success in pharmaceutical markets often rests with the strength of intellectual property, including patents, to protect our commercialization interests. We have filed several patents on our novel findings and expect to continue to do so. The acquisition of BayMedica brought several additional new patent families to bolster our manufacturing as well as drug development opportunities.

BayMedica’s chemical synthesis and biosynthesis technologies for the development and production of cannabinoids, their variants and analogs

BayMedica continues to develop manufacturing techniques that are ‘method agnostic’, utilizing the most practicable, expeditious and cost-effective means to produce any particular Product or novel Product Candidate.

Research and Development Pipeline of Therapeutic Drug Candidates

INM-901 for the Treatment of Alzheimer’s Disease (“AD”)

Traditionally, Alzheimer’s disease has been defined by the buildup of amyloid beta (“Aβ”) plaques and neurofibrillary, also referred to as tau protein, tangles within the brain, making it a central focus of neurological research for many years. However, more recently, other factors such as neuroprotection and synaptic dysfunction are being recognized as contributors to disease progression.

Our early research demonstrating the neuroprotective capabilities of CB1 and CB2 agonists in the eye led us to investigate how such molecules might play a role in protecting other neurons in the human body, potentially, impacting different diseases. To this end, we initiated research on the neurons that are associated with the brain and how our proprietary CB1 and CB2 agonist drug candidates could affect neurodegenerative diseases such as Alzheimer’s, Parkinson’s, and Huntington’s. In October 2023, InMed announced it had selected and would be advancing a lead AD drug candidate, named INM-901, following positive results from several proof-of-concept studies. INM-901 is a proprietary small molecule drug candidate. which, based on preclinical studies in well-characterized AD study models, may address multiple pathologies related to AD progression. In these preclinical study models, INM-901 demonstrated neuroprotective effects, reduced neuroinflammation, the ability to extend the length of neurites signifying enhanced neuronal function, and improvement in behavior, cognitive function and memory. These early studies show the potential of INM-901 to reverse neuronal damage from AD and potentially provide disease-modifying effects.

As a small molecule compound, INM-901 may offer various modes of administration including oral delivery, which could overcome several limitations associated with currently approved antibody therapies for AD, such as the high drug expenses, complicated and inconvenient drug administration and its associated compliance and accessibility challenges.

INM-901’s promising preclinical studies, multifactorial mechanism of action and small molecule profile offer a potentially attractive treatment option for AD.

Alzheimer’s Disease Prevalence and Impact – A Major Medical and Societal Burden

Alzheimer’s disease is a progressive neurodegenerative condition that predominantly afflicts the elderly, resulting in severe cognitive impairments. It is a subset of dementia that impacts the part of the brain that controls memory and language and leads to increased morbidity and mortality.

According to the U.S. Alzheimer’s Disease Association, AD accounts for 60-80% of dementia cases and is the fifth leading cause of death for people aged 65 and older. It’s estimated that 6.9 million Americans are living with AD, and it’s expected to grow to 12.7 million by 2050. About 1 in 9 people aged 65 and older has AD (10.7%), affecting 1 in 5 women and 1 in 10 men in their lifetime.

The disease has a major medical and societal burden with health and long-term care costs valued at $360 billion. In addition to the cost to the healthcare system, it’s estimated 11 million Americans are providing 18.4 billion hours of unpaid care valued at $350 billion for people living with AD or other dementias, making it one of the costliest diseases to society.

Additionally, the emotional and mental health burden on patients and their caregivers cannot be overstated.

Pathology of Alzheimer’s disease

Alzheimer’s disease is a complex neurodegenerative disease with multiple pathologies leading to its development and progression. Hallmarks of the disease point to the toxicity and disruption of proteostasis caused by misfolded amyloid beta protein and neurofibrillary tangles or tau tangles. Amyloid-beta is a naturally occurring protein in the brain, but when abnormal levels of amyloid-beta clump together to form plaques, it causes damage to neuronal cell function resulting in AD.

The focus of Alzheimer’s research has been traditionally centered around amyloid-beta plaques and tau protein, which play a crucial role in stabilizing microtubules within neurons, supporting their structure and function. Increased activity of enzymes called tau kinase causes the tau protein to misfold and clump, creating neurofibrillary tangles which disrupt the normal functioning of neurons. The stage and severity of AD is associated with an abundance of tau tangles.

In addition to these two aspects of Alzheimer’s disease, neuroinflammation and synaptic dysfunction are also recognized as contributors to AD progression. Microglia, the brain’s immune cells, are involved in the removal of amyloid-beta and has been a focus of research in neuroinflammation. Therapies targeting the modulation of microglial activity aim to reduce inflammation and protect neurons.

Current treatments in Neurodegenerative Diseases

Brand	Company	Mechanism of Action	Status
Aducanumab (Aduhelm™)	Biogen	Anti-amyloid beta target both insoluble and soluble aggregates	Approved June 2021, discontinued November 2024
Lecanemab (Leqembi™)	Biogen/ Eisai	Anti-amyloid beta, electively binds to large, soluble Aβ protofibrils	Approved January 2023
Donanemab (Kisunla™)	Eli Lilly	Anti-amyloid beta, target pyroglutamated AB in plaques	Approved July 2024
Gantenerumab	Roche	Anti-amyloid beta, target aggregated forms of AB including oligomers and plaques	Phase 3 failed November 2022
Remternetug (LY3372993)	Eli Lilly	Anti-tau, O-GlcNAcase Inhibitor	Phase 3
BIIB080	Biogen	Anti-Tau, antisense oligonucleotide (ASO)	Phase 2
Semorinemab	Genentech	Anti-tau	Phase 2 Failed

Currently approved medications for AD fall into two main categories. The first category comprises drugs designed to address symptoms related to memory and cognitive function. While these medications cannot halt the damage that AD inflicts on brain cells, they can help alleviate or stabilize symptoms for a limited duration by influencing specific chemicals responsible for transmitting messages between nerve cells in the brain. Essentially, these medications are aimed at preserving neurotransmitters. However, they do not replace the deteriorating ones and thus do not impede the disease’s progression.

Until recently, cholinesterase inhibitors and glutamate regulators were the only treatments available to people living with AD. These drugs are intended to improve cognitive and behavioral symptoms and do not address the prevention or progression of the disease.

In recent years, there has been a growing emphasis on developing disease-modifying treatments that target the underlying biology of AD. One major focus of these research and development endeavors has centered on addressing the accumulation of amyloid plaques and the removal of both these plaques and tau proteins. This approach aligns with the long-standing amyloid hypothesis, which posits that AD is triggered by the buildup of (Aβ) in the brain. This accumulation leads to neuronal toxicity within the central nervous system, disrupting neuronal and synaptic function, ultimately culminating in neuronal degeneration and cell death.

Since 2021, three disease-modifying treatments have been approved for the treatment of mild cognitive impairment due to Alzheimer’s disease. All three treatments primarily address symptoms related to memory and cognitive function via the reduction of beta-amyloid plaques. Aduhelm™, the first of these drugs to be approved by the U.S. Food and Drug Administration (F.D.A.) has since been discontinued by Biogen. These disease-modifying medications are aimed at removing amyloid plaque build-up between the neurons in the brain; however, they do not restore or rebuild deteriorating neurons and thus do not reverse Alzheimer’s disease progression. In addition, these treatments are related to some significant side effects, including ARIA (amyloid related imaging abnormalities) with edema (brain swelling), requiring brain scans once or twice a year. The administration of these treatments, which include an intravenous infusion every 2-4 weeks, also presents a challenge.

Role of CB1 and CB2 Agonists in Alzheimer’s disease:

Numerous studies have indicated dysregulation of the Endocannabinoid System (“ECS”), which encompasses receptors, endocannabinoids, and synthesizing/metabolizing enzymes, in various neurodegenerative conditions, notably AD. These investigations have unveiled the potential of CB1 and CB2 agonists, both endogenous and synthetic, in mitigating the harmful effects of AD pathology. These CB1 and CB2 agonists have been suggested to diminish Aβ toxicity, reduce tau hyper-phosphorylation, and suppress neuroinflammatory responses while curbing the production of reactive oxygen species (“ROS”). As a result, they may enhance the survival of neurons in the aftermath of Aβ aggregation.

CB1 and CB2 agonists exert their biological effects through two primary membrane receptors, endogenous CB1 and CB2 receptors, which are widely distributed in the central nervous system and peripheral tissues. Activation of CB1 has demonstrated its ability to alleviate neurotoxicity in various AD models. Conversely, CB2 agonism and increased expression have been associated with the removal of Aβ by macrophages.

The precise molecular mechanisms responsible for safeguarding specific neuronal populations remain elusive. However, several observations support this concept:

a)	CB1 and CB2 agonists possess a capacity to exert broad effects on multiple molecular targets, including critical brain structures and behavior;

b)	CB1 and CB2 agonists act not only through ECS receptors but also interact with other non-ECS receptors such as transient receptor potential vanilloid 1, peroxisome proliferator-activated receptors (“PPARs”), and transcription factors such as nuclear factor kappa B (“NFkB”); and

c)	CB1 and CB2 agonists exhibit anti-inflammatory properties, modulate neurotransmitter release, and limit oxidative stress, collectively contributing to the enhancement of neuronal viability.

AD is a progressive neurodegenerative condition primarily driven by the toxicity and disruption of proteostasis caused by misfolded Aβ protein. CB1 and CB2 agonists have emerged as promising agents capable of preserving neuronal integrity and functionality, offering a potential strategy to slow down disease progression and enhance the quality of life for affected individuals. Furthermore, CB1 and CB2 agonists exhibit the capacity to mitigate neuroinflammation, shield against beta-amyloid-induced neurotoxicity, and mitigate neurodegeneration in animal models of AD. Additionally, research has unveiled dysregulation of the ECS in the brains of AD patients, which could contribute to the cognitive and behavioral symptoms associated with the disease.

INM-901 is highly lipophilic (dissolves in fats, oils and lipids) and can easily cross the blood-brain barrier, a capability that renders it a promising candidate for pharmaceutical use in the treatment of neurological disorders.

The use of CB1 and CB2 agonists in AD treatment holds great promise; however, further research is needed to fully understand the mechanisms to develop safe and effective CB1 and CB2 agonists-based therapeutics.

INM-901: A Multi-factorial Approach to Treating Alzheimer’s disease

While progress has been made recently in the development of new treatments for AD, there are no treatments addressing the multiple aspects of this complex disease such as neuroinflammation, neuroprotection, synaptic dysfunction or the restoration of the damaged neurons – factors that may help to restore brain function loss or reverse the damage caused by AD.

Preclinical studies indicate that INM-901 may target multiple biological pathways. InMed has conducted several in vitro and in vivo studies to test the pharmacological effects of INM-901 in well-characterized AD preclinical models.

Figure 1. Neuroprotection of human neuronal cells

Phyto-cannabinoids (pCBx) promote neuroprotection. (A) Amyloid peptide (Aβ, 5µM) induces cytotoxicity in SHSY5Y cells. Aβ1-42 insult induced approximately ~45% cytotoxicity of the SH-SY5Y cells. (B) Concurrent exposure of Aβ with pCBx at 5 µM and 10 µM concentrations protected cells from Aβ induced toxicity in a dose-dependent manner. Cell viability was determined by MTT assay.

Figure 2. Neurogenesis of human neuronal cells

Cannabinoid (pCBx) promotes neuritogenesis. Tuj1 Tubulins are building blocks of microtubules. As such, Tuj1 expression can reveal the fine details of axonal structures and dendrites. Therefore, changes in Tuj1 expression can be directly correlated with neuronal health and communication. (A) Photomicrographs illustrating Tuj1 expression in control and pCBx (5 and 10µM) treated cells. The formation of extended neurites and arborization is evident upon pCBx treatment.

INM-901 demonstrates anti inflammatory

Neuroinflammation plays a key role in the progression of Alzheimer’s disease and is a hallmark of neurodegenerative disorders. INM-901 has demonstrated the ability to reduce neuroinflammation in both in vivo and ex vivo models, reinforcing its potential as a disease-modifying therapeutic candidate.

In a long-term (seven-month dosing) in vivo study, INM-901 demonstrated statistically significant, dose-dependent reductions in several pro-inflammatory cytokines in plasma, including tumor necrosis factor alpha (TNF-α), interleukin-1 beta (IL-1β), and interferon gamma (IFN-γ). In addition, INM-901-treated groups showed reduced plasma levels of neurofilament light chain (NfL), a biomarker associated with neurodegeneration. mRNA analysis from brain tissue revealed reduced expression of glial fibrillary acidic protein (GFAP), CD-33, and Toll-like receptor 2 (TLR-2), all of which are associated with neuroinflammatory responses in Alzheimer’s disease.

Further supporting these findings, an ex vivo study using LPS-induced inflammation in animal brain tissue demonstrated that INM-901 significantly reduced the expression of NLRP3, a key inflammasome marker, as well as the cytokines IL-6, IL-1β, IL-2 and KC/GRO. These anti-inflammatory effects were observed in a dose-dependent manner and were statistically significant. The data support INM-901’s direct anti-inflammatory activity independent of amyloid-beta or tau-related pathology.

Key Results:

Preclinical studies in AD models demonstrated the following:

●	neuroprotective effects by reducing cell death in an amyloid-beta-induced cytotoxicity and attenuated increased Bax/Cas-3 expression in the presence of Aβ (5µM) in SH-SY5Y neuroblastoma cells;

●	improves neuritogenesis in human neuroblastoma cells, enhanced expression of neurite marker MAP2 and Tuj1;

●	reduces neuroinflammation;

●	promotes neurite outgrowth, signifying the potential to improve neuronal function, a potential breakthrough in the treatment of AD; and

●	improvement in cognitive function and memory, locomotor activity, anxiety-based behavior, sound awareness and neuronal function.

INM-901 Interacts with Specific Receptors in the Brain

Studies of INM-901 demonstrate activity as a preferential signaling ligand for CB1 and CB2 and impacts the PPAR signaling pathway. Research indicates that activating CB1 and CB2 receptors may induce neuroprotective effects and may help to protect brain cells from damage and death. Enhancing the activity of these receptors may help to slow down the progression of the AD, in which neuronal cell death is a hallmark. Moreover, the activation of these receptors, along with other cellular receptors, has also been shown to have an impact on neuroinflammation. As neuroinflammation is believed to contribute to the progression of AD, targeting these receptors could help alleviate this inflammatory response.

INM-901 is a Proprietary Small Molecule Compound

INM-901 is a small molecule compound, one of several cannabinoid analogs developed by the Company’s scientists. Cannabinoids are small molecules known to be highly lipophilic and can safely cross the blood-brain barrier, enabling the potential therapeutic modulation of brain signaling and making them promising pharmaceutical targets for neurological diseases such as AD.

Small molecule drugs have several advantages that contribute to their widespread use. Those advantages include oral administration (making it convenient for patients to comply), good bioavailability (allowing these compounds to be efficiently absorbed), ability to cross the blood-brain barrier (enabling therapeutic modulation in brain signaling), stability in storage and transport (ease of drug handling and dose adjustment) and low-cost manufacturing.

INM-901 Next Steps

Research & Development

●	Additional PoC studies planned

●	On-going activities on CMC for drug substance and oral drug product

●	On-going studies of receptor interactions (MoA) and DMPK

●	Dose Ranging studies and GLP studies to follow

Key Milestones

●	November 3, 2021 — we announced the filing of an international patent application demonstrating neuroprotection and enhanced neuronal function using a rare cannabinoid for the potential treatment of neurodegenerative diseases such as Alzheimer’s Disease, Parkinson’s Disease, Huntington’s Disease and others. This Patent Cooperation Treaty (PCT) application, entitled “Compositions and Methods for Treating Neuronal Disorders with Cannabinoids”, specifies a rare cannabinoid that may inhibit or slow the progression of neurodegenerative diseases by providing neuroprotection in a population of affected neurons. Furthermore, the PCT application also demonstrates the subject cannabinoid compound can also be used to promote neurite outgrowth, signifying the potential to enhance neuronal function. The rare cannabinoid included in the PCT application is new to InMed’s portfolio.

●	November 16, 2022 — we announced announces the launch of its neurodegenerative disease program (INM-900 series), investigating the effects of cannabinoid analogs in diseases such as Alzheimer’s, Huntington’s and Parkinson’s. In addition, Dr. Ujendra Kumar of the Faculty of Pharmaceuticals Sciences at UBC has been awarded an Alliance grant from NSERC, with InMed as the named industry partner. The funding will support the research and development studies of InMed’s cannabinoid pharmaceutical candidates, investigating their potential therapeutic effects in neurodegenerative diseases. The collaboration project is entitled “Pharmacological Characterization of Phytocannabinoids and the Endocannabinoid System”.

●	June 1, 2023 — we announced that results from a neurodegenerative disease study was presented in a scientific poster at the Canadian Neuroscience Meeting in Montreal from May 28-31, 2023. The InMed sponsored research, entitled “Cannabinoids modulate cytotoxicity and neuritogenesis in Amyloid-beta-treated neuronal cells”, demonstrated the ability of a specific rare cannabinoid (“pCBx”) in our INM-900 series of potential candidates that reduces amyloid toxicity and tau protein expression while enhancing neuronal cell growth and neuritogenesis markers in vitro, all considered to be important targets in the potential treatment of neurodegenerative diseases such as Alzheimer’s.

●	October 2, 2023 — we announced the selection of a lead Alzheimer’s disease drug candidate, named INM-901, following positive results from several proof-of-concept studies in a validated Alzheimer’s disease treatment model. InMed will be advancing INM-901, a cannabinoid analog, in its pharmaceutical drug development program. In vitro Alzheimer’s disease studies showed that INM-901 treated groups display neuroprotection and extended neurite length, a potential marker for improved neuronal function. INM-901 treated groups in an in vivo Alzheimer’s disease model demonstrated improved behavioral, cognitive and memory outcomes in several Alzheimer’s proof-of-concept studies.

●	April 4, 2024 — we announced additional preclinical data demonstrating INM-901’s positive pharmacological effects in the potential treatment of Alzheimer’s disease (“AD”). Additionally, the studies demonstrated INM-901 is a preferential signaling agonist of the CB1and CB2 receptors and impacts the PPAR signaling pathway, reduced neuroinflammation and improved neuronal function, and that mRNA data supports the observations made in the previously released behavior studies in locomotor activity, cognition and memory.

●	April 18, 2024 — we announced the addition of Dr. David G. Morgan, a renowned leader in neurodegenerative disease to its Scientific Advisory Board (“SAB”) reinforcing the Company’s commitment to advancing it’s INM-901 program in the treatment of Alzheimer’s disease.

●	July 30, 2024 — we announced positive results from initial data sets from a long-term (7 months of dosing) in vivo preclinical Alzheimer’s Disease (“AD”) study of INM-901 which confirms previously reported findings from a short-term (3 months of dosing) pilot study. All assessments of the INM-901-treated AD groups showed a positive trend towards behaviour similar to the untreated disease-free group, with most assessments demonstrating a clear dose response. Furthermore, INM-901-treated AD groups achieved a statistically significant improvement in certain behavior criteria in comparison to the placebo-treated AD groups. These results not only supported but, in several instances, improved upon the prior short-term pilot study outcomes.

●	August 20, 2024 — we announced the confirmation of INM-901 as an oral formulation that will be utilized in its development programs for Alzheimer’s disease. Recent preclinical studies have demonstrated that INM-901can be administered orally and achieve therapeutic levels in the brain comparable to those obtained through intraperitoneal (“IP”) injection, which is a common route of administration for preclinical investigation of neurodegenerative diseases. The data indicates the INM-901 formulation can be administered orally and maintains a similar drug exposure levels as IP delivery over a 24-hour period in the brain. This oral delivery method offers potential advantages such as reduction in treatment delivery costs versus intravenous delivery of current disease modifying large molecule antibody therapies.

●	January 2025 — we announced positive results from a long-term in vivo preclinical AD study. In the study, INM-901 demonstrated a reduction in several plasma and brain markers of neuroinflammation, a recognized contributor to Alzheimer’s disease development and progression.

Results from the long-term study of INM-901 in a well-characterized Alzheimer’s disease model demonstrated the following:

●	Improved cytokine profile – INM-901 treated groups showed a dose-dependent and statistically significant reduction in plasma pro-inflammatory cytokines such as TNF-α, IL-1ß and INF-γ. Cytokine networks, when deregulated, may contribute to tissue inflammation.

●	Reduction in neurodegeneration biomarker – INM-901 demonstrated a dose-dependent and statistically significant reduction in neurofilament light chain (‘NfL’) in the plasma for the high dose treated group. NfL is a protein that is released from neurons in response to injury or disease. NfL levels are used to assess cellular damage in neurodegenerative disease.

●	Study supported by mRNA data – mRNA assessments showed a reduction of several key neuroinflammatory genes in the brain, such as GFAP, CD-33 and TLR-2, further supporting the overall results from the study.

June 2025 — we announced new preclinical data demonstrating that INM-901 significantly reduces inflammation in ex vivo models of neuroinflammation, further supporting its potential as a therapeutic candidate in Alzheimer’s disease.

The study evaluated INM-901 in an ex vivo model of lipopolysaccharide (LPS)-induced inflammation in animal brain tissue, which is designed to induce a strong expression of pro-inflammatory cytokines IL-6, IL-1β, IL-2, and KC/Gro and inflammasome marker NLRP3. Results demonstrated that INM-901 treatment can reduce pro-inflammatory cytokines and may have a direct impact on neuroinflammation independent of the influence of amyloid beta or tau aggregation. This study model offers insight into INM-901’s potential therapeutic impact on brain inflammation that may underlie a broad range of neurodegenerative diseases, including Alzheimer’s disease.

Key Findings from the Study:

●	INM-901 significantly reduced levels of NLRP3 and IL-1β, two inflammasome markers increasingly implicated in the pathogenesis of Alzheimer’s disease and other neuroinflammatory diseases.

●	INM-901 treatment resulted in a dose-dependent and statistically significant reduction in several key pro-inflammatory markers, including IL-6, IL-1β, KC/Gro, and IL-2.

●	INM-901 reduced key pro-inflammatory markers, independent of amyloid-beta or tau pathology, signifying potential to treat other dementia-related diseases.

INM-089 for the Treatment of AMD

Introduction

While conducting the preclinical studies of a previous drug candidate, INM-088 in glaucoma, which involved comparing various naturally occurring compounds including InMed’s proprietary small molecule candidates, it was discovered that one of InMed’s candidates was demonstrating interesting pharmacological effects in the back of the eye. Further preclinical studies of this compound using AMD study models demonstrated significant functional and pathological improvements. InMed has selected drug candidate INM-089, a proprietary small molecule analog of INM-088, for further preclinical development in the potential treatment of dry AMD.

AMD is a progressive eye disease that causes damage to the macula which affects a person’s central vision. AMD is common amongst the elderly and is a leading cause of vision loss. Dry AMD is the most common form of AMD, accounting for 80% of AMD cases according to the American Academy of Ophthalmology.

Until recently, there were no approved pharmaceutical treatments for people with dry age-related macular degeneration. In 2023, the FDA approved two new treatments which are complement inhibitors for advanced stages of dry AMD (called geographic atrophy (“GA”)).

In vitro and in vivo studies of INM-089 have demonstrated neuroprotection of photoreceptors, improvement of the integrity of the retinal pigment epithelium, a reduction in extracellular autofluorescent deposits (a hallmark of AMD), preservation of the retinal function in the back of the eye and improvement in the thickness of the outer nuclear layer of the retina.

As a small molecule, INM-089 is likely deliverable via various modes of administration, such as a topical eye drop or intravitreal injection (“IVT”) formulation.

Pathology of Age-related Macular Degeneration

AMD is a progressive eye disease that causes damage to the macula which is part of the retina at the back of the eye. The macula controls the sharp vision straight ahead of you, and damage to the macular affects a person’s central vision.

There are two principal forms of AMD, atrophic (non-exudative) dry AMD and neovascular (exudative) wet AMD. Wet AMD constitutes about 10%-20% of all cases of AMD and occurs when an abnormal blood vessel grows in or under the retina leading to central vision loss. Dry AMD is the most common form affecting nearly 80%-90% of all patients with AMD. It is associated with the gradual loss of the outer nuclear layer (ONL) photoreceptors and the retinal pigment epithelium (RPE) thinning, formation of drusen deposits, and loss of the vessels in the retinal choriocapillaris. Advanced stage of dry AMD is characterized by geographic atrophy (GA) at the center of the macula extending through the outer neuroretina, RPE and choroid. GA is characterized by the atrophy of RPE, photoreceptors, choriocapillaris, and ONL. The loss of functional RPE and photoreceptors in GA is not endogenously replaced and can result in complete sight loss.

AMD is a leading cause of vision loss in adults

According to the World Health Organization, 196 million people worldwide live with age-related macular degeneration. An estimated 19.8M Americans aged 40+, about 12.6% of the population, suffer from AMD. While AMD does not cause complete vision loss, it affects central vision and impairs one’s ability to perform daily tasks such as cooking, reading and driving.

As the name suggests, aging is a strong risk factor for developing AMD. Adults aged 50 or older, smoke, have a diet of high saturated fat, have cardiovascular disease or have a family history of AMD are more at risk of developing AMD. People of European ancestry are more likely to develop AMD than Blacks, Hispanics or Asians. In addition, people with blue eyes have higher incidence rates of AMD than someone with brown eyes.

Early detection is key to slowing the progression of AMD. A sign of whether you might have AMD is when straight lines look wavy.

A Major Unmet Medical Need for New AMD Treatments

Until recently, there were no approved pharmaceutical treatments for people with dry age-related macular degeneration, which accounts for about 80%-90% of AMD cases.

In 2023, the FDA approved two new treatments which are complement inhibitors for advanced stages of dry AMD (or geographic atrophy). These complement inhibitors are injected directly into the eye every one to two months.

Syforvre® (pegcetacoplan), developed by Apellis Pharmaceuticals, was approved by the FDA in February of 2023 for the treatment of geography atrophy, the late stage of dry AMD. Syforvre®, a C3 complement inhibitor, is injected into each eye every 25-60 days and reduces the rate of lesion growth in the eye.

In August 2023, the FDA approved Iveric’s Izervay® (avacincaptad pegol), a complement C5 inhibitor, which aims to reduce an immune response that damages retinal cells. Similar to Syforvre®, the drug is approved for geographic atrophy and is administered via intravitreal injection every month. According to the Alzheimer’s Association, these new complement inhibitor drugs slow the development of GA by about 14%-20%, but do not improve eyesight, nor restore lost vision. Side effects of these new treatments include inflammation, bleeding beneath the clear lining of the eye, blurred vision and fluid pressure, and some patients develop wet AMD.

In addition to the new complement inhibitors, there are surgical implants and ongoing clinical drug trials. An ophthalmologist may recommend specific vitamins to slow the progression of AMD in its intermediate stage.

The approval of complement inhibitors offers hope to people living with dry AMD, however, the modest effect, inconvenient drug delivery and the increased risk of developing wet AMD may outweigh the benefit for some patients and their physicians. There remains a large unmet medical need for more effective and convenient treatments for the large patient population affected by dry AMD.

Treatments approved or in late-stage development for Geographic Atrophy (late-stage dry AMD)

Brand	Company	Mechanism of Action	Status
Syforvre®	Apellis Pharmaceuticals	Complement C3 inhibitor	Approved February 2023
Izervay®	Iveric	Complement C5 inhibitor	Approved August 2023
Tinlarebant	Belite Bio	Targets retinol binding protein 4 (RBP4)	Phase 3
ANX007	Annexon Biosciences	Anti-C1q antibody	Initiating Phase 3
JNJ-1887/HMR59	Hemmera/ Janssen	Increase expression of soluble form of CD59	Phase 2
IONIS-FB-LRx / RG6299	Ionis /Roche	Anti-sense complement factor B inhibitor	Phase 2
Danicopan (ALXN2040)	Alexion	Complement Factor D inhibitor	Phase 2

Role of CB1 and CB2 agonists in ocular disease

Mounting scientific research is pointing to the neuroprotective effects of CB1 and CB2 agonists, supporting their therapeutic potential in ocular diseases such as AMD and glaucoma, in which neuroprotection is key to preserving the nerve cells in the eyes and potentially slowing or reversing eye damage. Several preclinical studies conducted by InMed in three of its drug development programs have consistently shown the neuroprotective effects of naturally occurring CB1 and CB2 agonists and their analogs in well-recognized study models.

In was during this research of INM-088 when InMed scientists observed the ability of a novel CB1 and CB2 agonist, now called INM-089, to proactively protect the nerve cells in the back of the eye. As a result of this discovery, InMed launched the INM-089 drug development program for the potential treatment of AMD.

INM-089: Small molecule compound acting as a selective dual CB1 / CB2 agonist

CB1 and CB2 receptors are both part of the endocannabinoid system and are found throughout the body and are responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Activation of CB1 and CB2 receptors has been shown to have neuroprotective effects and protect cells from damage and death.

INM-089 is a small molecule compound, one of several proprietary CB1and CB2 agonists discovered and developed by the Company’s team of scientists.

INM-089 in vitro and in vivo studies to date

Preclinical studies of INM-089 demonstrate significant functional and pathological improvements in an AMD disease study model. Results from several in vitro and in vivo studies demonstrate INM-089’s pharmacological effects in the potential treatment of dry AMD:

●	INM-089 provides neuroprotection of retinal cells

●	INM-089 improves the integrity of the retinal pigment epithelium (“RPE”)

●	INM-089 reduces extracellular autofluorescent (“AF”) deposits, including drusen, a hallmark of dry AMD

●	INM-089 preserves photoreceptor function and retinal cells in the back of the eye

●	INM-089 improves thickness of outer nuclear layer (“ONL”) of the retina where photoreceptors are located.

Based on widely accepted ocular research, the thickness of the outer nuclear layer is strongly correlated with photoreceptor preservation and visual acuity.

INM-089 Study: Neuroprotective effects

INM-089 demonstrates neuroprotective effects in pressure-induced toxicity in vitro model in retinal ganglion cells in a dose-dependent manner.

INM-089 Study: Photoreceptor Function Preservation

In a light-induced toxicity in vivo AMD model, a single intravitreal injection was performed at the back of the eye to deliver either INM-089, INM-088 or vehicle control. INM-089 outperforms INM-088 (‘CBN’ in the graph below) and vehicle control in preserving photo-receptor function.

INM-089 Study: Autofluorescent Extracellular Deposit Level

In a light-induced toxicity in vivo AMD model, a single intravitreal injection was performed at the back of the eye to deliver either INM-089 or vehicle control. INM-089 reduced build-up of autofluorescent extracellular deposits, which causes damage to the macular. The build-up of autofluorescent deposits such as drusen is a hallmark of dry AMD.

Formulation

InMed’s proprietary intravitreal (IVT) formulation, combined with the INM-089 active pharmaceutical ingredient (API), has been successfully delivered to the targeted area of the eye in preclinical studies in doses of up to 10 times the calculated safety margin relative to the therapeutic dose level. This INM-089 IVT formulation will be used in the next stages of preclinical studies, including GLP-enabling studies and subsequent stages of clinical development.

INM-089 Next Steps

Research & Development

●	CMC activities for drug substance and drug product

●	On-going studies of receptor interactions (MoA) and DMPK

●	GLP studies to follow

INM-755 for the Treatment of Epidermolysis Bullosa (‘EB’)

Introduction

INM-755 (cannabinol, or ‘CBN’) cream is a proprietary, topical product candidate intended as a therapy in dermatological diseases. The first clinical indication under development is treatment of symptoms related to EB. EB is a collective name for a group of genetic disorders of connective tissues characterized by skin fragility leading to extensive blistering and wounding. It affects skin and mucous membranes, particularly of the gastrointestinal tract, genitourinary and respiratory systems. EB is a debilitating disease affecting a small proportion of people in the United States, thus earning it an orphan-disease status. The disease has no definitive cure, and all current treatments are directed towards symptom relief. There are, however, a number of products, mainly gene therapies, currently in clinical trials, in which a cure is being explored, according to several recent scientific publications. Our preclinical research has identified a specific Product Candidate, CBN, that may prove beneficial to patients: first, by addressing certain key disease hallmarks (which may include wound healing, infection, pain, inflammation, and itch); and second, by regulating the expression of various proteins (keratins) that may compensate for reduced expression of others.

The active ingredient in INM-755, CBN, is an agonist for both CB 1 and CB2 receptors, with a higher affinity for CB2, which means it should have a greater effect on the immune system than on the central nervous system. The distribution of CB1 and CB2 receptors in sensory nerves and inflammatory cells in the skin make it an attractive pharmaceutical agent for dermal treatments in medical conditions characterized by inflammation and pain.

Summary of Completed Clinical Trials

Phase 1 Clinical Trials (Studies 755-101-HV and 755-102-HV)

A regulatory application to support our first Phase 1 clinical trial in healthy volunteers with INM-755 (755-101-HV) was submitted November 4, 2019 and approved December 6, 2019 in the Netherlands. The initial Phase 1 clinical trial evaluated the safety, tolerability, and pharmacokinetics of INM-755 cream in 22 healthy volunteers with normal, intact skin; the volunteers had cream applied once daily for a period of 14 days. All subjects in this first clinical trial completed treatment and evaluations by March 27, 2020. Database completion and data analyses were delayed by pandemic restrictions. Study results were reported November 25, 2020. A blinded interim safety review from the first 16 subjects in this Phase 1 clinical trial were included in a regulatory application that was approved April 17, 2020, for a second Phase 1 clinical trial of 8 healthy volunteers to test the local safety and tolerability of applying sterile INM-755 cream to small wounds once daily for 14 days. As with the initial Phase 1 trial, the second clinical trial (755-102-HV) was conducted with two different drug concentrations and a vehicle control. Enrollment began in early July 2020 and the clinical trial completed treatment and evaluations at the end of September 2020. Study results were reported January 8, 2021.

Phase 2 Clinical Trial (Study 755-201-EB)

Regulatory applications to support this global trial were filed for review by the National Competent Authorities and Ethics Committees in 8 countries for 13 clinical sites. Approvals were obtained in all countries (Austria, France, Germany, Greece, Israel, Italy, Serbia, and Spain) as of March 2022. Enrollment and patient treatment began in December 2021 and completed in April 2023.

The goal of the Phase 2 study was to obtain safety and preliminary efficacy of INM-755 cream in treating symptoms and wound healing in patients with EB, using a within-patient design in which matched index areas were randomized to INM-755 cream or vehicle (no drug) cream in a blinded manner. A target of up to 20 patients were to be enrolled with treatment for 28 days, the longest period supported by nonclinical toxicology studies.

No single primary endpoint was set for the trial to allow for possible variations in presenting symptoms in each patient. These include the presence of open wounds, wound pain associated with dressing changes, background wound pain, wound itch, and itch in non-wound areas. To this end, InMed’s goal was to harvest data from the trial to evaluate the ability of INM-755 to treat chronic non-wound itch and to heal wounds and treat associated pain and itch.

The Phase 2 Trial enrolled a total of 19 patients. Data from one patient were excluded from efficacy analyses due to a significant protocol deviation. Of the 18 remaining patients whose data were considered reliable for clinical review, 17 were treated for chronic non-wound itch and one patient was treated for wound-related itch. The remaining endpoints (pain, wound healing) could not be analyzed due to too few enrollees with such symptoms.

Of the 18 participants assessed, chronic itch improved by a clinically meaningful amount in 12 patients (66.7%), of whom:

●	6 patients (33.3%) had the same level of itch improvement with INM-755 cream as with control cream;

●	5 patients (27.8%) treated with INM-755 showed meaningful anti-itch activity beyond that of the control cream; and

●	1 patient (5.6%) showed better itch reduction with the control cream.

In summary, results from the Phase 2 clinical trial showed a positive indication of enhanced anti-itch activity for INM-755 cream versus the control cream alone in an exploratory clinical evaluation. The results for non-wound itch were not statistically significant in this small trial due, in part, to the clinically important anti-itch effect of the underlying control cream. We are, nevertheless, encouraged by and satisfied with the INM-755 clinical data for non-wound itch treatment. That the majority of the assessed patients in the trial showed clinically meaningful improvement in non-wound itch from the application of INM-755, be it with similar outcomes to the control cream or better than the control cream, can be considered impressive.

Based on the safety and efficacy data for treating non-wound itch in this EB study, as well as previous safety data from Phase 1 trials, we are now seeking R&D and commercial partnership opportunities for any continued development of INM-755 cream. Continued development of INM-755 cream will likely move beyond EB into broader indications involving chronic itch, with potentially much larger target populations and commercial opportunities than offered solely by the EB indication.

On average, it takes at least ten years to complete the development of an investigational drug from its initial discovery to the marketplace, with clinical trials alone taking six to seven years on average. It is not possible with any degree of certainty to estimate how long it will take to complete clinical trials and potentially obtain marketing approval for INM-755. To the extent that INM-755 may potentially be designated as either a Fast Track drug, a Breakthrough Therapy, or eligible for Priority/Accelerated Review, the timeline to any potential marketing approval may be shorter than might otherwise be the case.

Additional Indications for INM-755

Once a company has gone to the significant investments of bringing a new chemical entity into human clinical trials, the traditional approach is to investigate as many therapeutic uses as possible of that product in different indications, or specific diseases. We intend to pursue this strategy with a co-development partner as a way to leverage our knowledge of CBN and investment in the development of INM-755 as a topical skin cream. Under the assumption that we would use the same formulation for other dermatological indications, there should be no need for further Phase 1 safety studies allowing us to proceed directly to Phase 2 safety and preliminary efficacy studies in humans, since the toxicology and initial human safety studies have been completed; however, the adequacy of the nonclinical and human safety data to support new dermatologic indications will be determined by the appropriate health authority.

Key Milestones for the EB Program:

●	April 30, 2020 — we announced clinical trial application approval in the Netherlands for Study 755-102-HV, a randomized, double-blind, vehicle-controlled Phase 1 study designed to evaluate the safety and tolerability of INM-755 (two strengths) applied daily for 14 days on epidermal wounds in 8 healthy volunteers.

●	November 25, 2020 — we announced the top-line results of Study 755-101-HV (“Study 101”). Study 101 was a randomized, vehicle-controlled, double-blind, Phase 1 trial, which examined the safety and tolerability of two strengths of INM-755 cream on intact skin in 22 healthy adult volunteers over a 14-day treatment period. The Study 101 results indicate that INM-755 was safe and well-tolerated on intact skin, caused no systemic or serious adverse effects. In addition, there were no subject withdrawals due to adverse events. Drug concentrations in the blood were very low, as expected.

●	January 8, 2021 — we announced the top-line results of Study 755-102-HV (“Study 102”). Study 102 was a randomized, double-blind, vehicle controlled, single-center study, in 8 healthy adult volunteers to test the tolerability of 14 days of application of the INM-755 cream on epidermal wounds under treatment procedures designed to simulate wound care for Epidermolysis Bullosa (“EB”) patients with open wounds. Results of Study 102 indicate that INM-755 cream was safe and well-tolerated on induced open epidermal wounds, caused no systemic or serious adverse effects. In addition, there were no subject withdrawals due to adverse events. These data from Study 101 and Study 102 support moving forward into clinical trials in patients with EB.

●	April 28, 2021 — we announced that we filed Clinical Trial Applications (“CTAs”) in Austria, Israel and Serbia as part of a Phase 2 clinical trial of INM-755 (cannabinol) cream in EB. Additional CTAs for 755-201-EB (the ‘201 study) will be submitted to National Competent Authorities (“NCAs”) and Ethics Committees (“ECs”) in France, Germany, Greece, and Italy in the coming weeks.

●	September 30, 2021 — we announced commencement of a Phase 2 clinical trial, the 755-201-EB study, of INM-755 (cannabinol) cream in the treatment of EB, marking the first time cannabinol has advanced to a Phase 2 clinical trial to be studied as a therapeutic option to treat a disease. The 755-201-EB study is designed to enroll up to 20 patients. InMed will evaluate the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing over a 28-day treatment period. All four subtypes of inherited EB; EB Simplex, Dystrophic EB, Junctional EB, and Kindler Syndrome are eligible for this study.

●	July 25, 2022 — we announced, based on the safety data of the first five adult patients who completed treatment with INM-755 CBN cream for the treatment of symptoms in the Phase 2 clinical trial, an independent Data Monitoring Committee agreed it was safe to allow the enrollment of adolescent patients, defined as persons aged twelve to seventeen.

●	March 28, 2023 — we announced we had concluded enrollment of our Phase 2 clinical trial using investigational drug INM-755 cannabinol (“CBN”) cream for the treatment of patients with EB. The Phase 2 study enrolled 19 of its targeted 20 patients.

●	June 22, 2023 — we announced safety and efficacy results from the Phase 2 clinical trial (755-201-EB) for the treatment of symptoms in patients with EB.

Rare Cannabinoid Products in the Health and Wellness Sector

BayMedica has a revenue-generating commercial business unit that leverages our significant expertise in synthetic biology and chemistry to develop efficient, scalable, and proprietary manufacturing approaches to produce high quality, regulatory-compliant, non-intoxicating rare cannabinoids (“Products”) for consumer applications. BayMedica is currently commercializing Products as a B2B supplier to distributors and manufacturers in the health and wellness sector, including nutraceuticals, cosmetics, functional foods and beverages, as well as animal health markets. BayMedica currently has a robust portfolio of four different non-intoxicating Products including: cannabichromene (“CBC”), cannabidivarin (“CBDV”) tetrahydrocannabivarin (“THCV”) and cannabicitran (“CBT”).

Following the acquisition of BayMedica in 2021, a key priority in 2022 was accelerating commercial activities and building out a robust product portfolio as a supplier of Products to the health and wellness sector. While there was slower than expected revenue growth in 2022, we have seen increased demand through 2023 and the first half of 2024 due to better research of rare cannabinoids, companies and brands looking for product innovation and effects-based outcomes, and the ability of companies like ours to reliably supply high quality and consistent Products. During the financial year ended June 30, 2024, BayMedica had sales of approximately $4.6 million.

The increased sales in part resulted from expanded marketing efforts and increased demand for certain Products. BayMedica will continue to evaluate opportunities for potential structured supply arrangements and collaborations for the commercial business. Sales and marketing efforts will remain focused on Products that contribute highest margins where BayMedica continues to hold a strong competitive position.

Chemical Synthesis-Derived Cannabinoids Commercialized by BayMedica

Cannabichromene (CBC)

The high cost of goods for rare / minor cannabinoids (e.g. CBC) extracted and purified from the plant made adoption of these more difficult due to the cost of manufacture and cost to include in the final marketed product(s). Chemical synthesis has provided a consistent, scalable approach to produce CBC and other minor cannabinoids at a highly competitive cost of goods with consistent batch to batch variability and high purity of the cannabinoid. BayMedica has successfully manufactured and commercialized the rare cannabinoid CBC, for sale to distributors into the health and wellness industry. The development of a scalable process for the manufacturing of CBC began in 2018 using well established chemical synthesis protocols.

In 2019, a Material Services Agreement was completed with a multinational contract research, development and manufacturing organization (“Chemistry CDMO”) to facilitate the optimization and scale-up of BayMedica’s proprietary CBC manufacturing process using commercially available starting materials sourced from various manufacturers. We scaled to a batch size of greater than 1kg by calendar 2019 at which time we contracted a leading U.S. manufacturer to provide the final purification of CBC to greater than 95% purity. This manufacturer also operates a North American based toll-processing facility with the capability to process from 10kg to metric ton quantities of our crude CBC material under food-grade GMP conditions. By late 2019, our Chemistry CDMO had scaled the process to greater than 10kg, and by year end 2019 to almost 30kg with final purification at the NA contractor. We commenced commercial sales of CBC in November 2019.

Large scale manufacturing of crude CBC began at our Chemistry CDMO in 2020 at >40kg. The emergence of the Covid-19 pandemic significantly impacted sales beginning in calendar 2020. Large scale production continues with current batch sizes exceeding 100kg.

Cannabicitran (CBT)

We have developed a process for the efficient chemical synthesis of CBT through both in-house R&D efforts and via our CDMO. We began scaling this process and conducted downstream processing and purification trials in late calendar 2021. We received initial purchase orders and commenced commercial sales of CBT in calendar 2022.

Cannabidivarin (CBDV)

Beginning in early 2021, BayMedica worked internally and with external parties to access and develop manufacturing technologies for the chemical synthesis of the rare, non-intoxicating “varin” cannabinoid, CBDV. In calendar 2021, via a Chemistry CDMO, we successfully scaled CBDV synthesis to commercial quantities. In April 2022, we commenced B2B sales of CBDV to the health and wellness sector. As of fiscal 2023, a new source of CBDV was developed to provide a lower cost of goods replacement to the previously produced CBDV. Sales of this CBDV were initiated in the second quarter of calendar 2024.

Tetrahydrocannabivarin (THCV)

As part of the R&D into manufacturing techniques to synthesize and produce CBDV, we also began researching and developing processes to convert CBDV to the non-intoxicating rare cannabinoid THCV. In conjunction with our Chemistry CDMO and our in-house team, we developed a robust pilot-scale process that produces THCV. We have now developed a purification process to produce the finished THCV material. We began scale-up of our novel process with this CDMO in the first quarter of calendar 2022 and commenced sales in second half of calendar 2022. A new, more cost-effective, manufacturing approach for the supply of THCV was initiated in calendar 2023 with initial sales in the third quarter of calendar 2023. We will continue to assess further initiatives to reduce cost of goods for THCV.

Analogs of Cannabinoids / New Chemical Entities (“NCE”)

In addition to the natural cannabinoids above, we have leveraged our expertise in pharmaceutical chemistry and biosynthesis to produce a number of novel cannabinoid analogs and variants of pharmaceutical interest.

In the field of pharmaceutical drug development, the term analog is used to describe structural and functional similarity between an original (or parent) molecule and one that has been somewhat modified. While any company researching a naturally occurring compound, like cannabinoids, cannot own a patent on the molecule itself for commercial exclusivity, a modified molecule, which has certain structural and pharmacological similarities with the original compound, can be patented. As well, modifications of the original molecule (ie, the analog) can be designed to confer certain improvement in activity of the parent, such as an elevation of the desired physiological effects, a decrease in unwanted side effects, improvement in aspects related to drug delivery to targeted tissues, etc., or a combination of these targeted outcomes. We have filed patents covering numerous structural additions and modifications of the naturally occurring cannabinoids. Each individual modification to each individual cannabinoid represents a NCE which can be patented. If issued, this patent family will confer market exclusivity to us for the analogs that we intend to develop into pharmaceutical Product Candidates, license, partner or sell to interested external parties.

Notable Milestones:

●	On May 21, 2015 — we commenced the development of our biosynthesis process for the manufacturing of cannabinoids through a research collaboration with Dr. Vikramaditya Yadav from the Department of Biological and Chemical Engineering at the University of British Columbia under a project titled “The Metabolic Engineering of yeast and bacteria for synthesis of cannabinoids and Cannabis derived terpenoids”. On May 31, 2017, we signed a Technology Assignment Agreement with the University of British Columbia whereby we retain sole worldwide rights to all patents emergent from the technology under development in exchange for a royalty of less than 1% on sales revenues from products utilizing cannabinoids manufactured using the technology (the “1% royalty”) and a single digit royalty on sub-licensing revenues. On May 15, 2018, we extended our Collaborative Research Agreement with the University of British Columbia for an additional three years, which expired in 2021. Other than the 1% royalty, we do not have any ongoing financial commitments under these arrangements with the University of British Columbia.

●	February 2019 — we entered into a separate process development collaboration by way of a Master Service Agreement with the Almac Group (UK)(“Almac”), a seasoned GMP pharmaceutical CDMO. Almac was initially tasked to develop a down-stream purification process to support the fermentation optimization activities at the National Research Council of Canada. In addition, we also engaged Almac to assist in the development of an “alternative” manufacturing process for cannabinoids which integrates the best available technologies across the spectrum of pharmaceutical drug production. This process is now referred to as IntegraSyn. In May 2020, we announced our working relationship with Almac on an integrated approach to augment current biosynthesis-based methods for cannabinoid production. The companies have been engaged in developing a streamlined cannabinoid manufacturing process, specifically optimizing the upstream cannabinoid assembly processes as well as downstream purification processes, to achieve cost-efficient, GMP-grade active pharmaceutical ingredients for prescription-based cannabinoid medications. Almac is an international, privately-owned organization which has grown organically over the past five decades now employing over 5,600 highly skilled personnel across 18 facilities including Europe, the United States and Asia. We retain all rights to this new process while Almac retains certain rights-of-first refusal on the production and supply of certain precursors, or starting materials, for this alternative process.

Other Milestones Include:

●	September 2020 — we announced the filing of a PCT patent application as part of a growing portfolio of intellectual property related to the IntegraSyn manufacturing approach for producing low-cost, pharmaceutical-grade cannabinoids (refer to “Intellectual Property”, immediately below).

●	April 2021 — we announced that the IntegraSyn cannabinoid manufacturing approach has achieved a level of 2g/L cannabinoid yield, a milestone that signals commercial viability and supports advancement to large-scale production in the coming months. Having achieved a 2g/L yield level, we will now focus on manufacturing scale-up to larger batch sizes while continuing process and enzyme optimization, targeting increased cannabinoid yield and further reducing the overall cost of goods. In parallel, we continue to prepare the manufacturing process to be Good Manufacturing Practice (“GMP”)-ready for pharmaceutical quality production.

Intellectual Property

A patent is a monopoly granted by a government for a period of up to 20 years. A patent provides an enforceable legal right to prevent others from exploiting an invention being a product, device, system, substance, process or method in the country of grant. For an invention to be patentable, it must be novel, involve an inventive step and useful at the time of filing the initial patent application for that invention. At 18 months from the initial patent application, the detailed description of the invention is published. In order to secure patent protection, a patent application is filed with the patent office in each country of interest, the application is considered under the patent laws of that country, and a patent will issue if the application meets the patentability criteria of that country. After a patent expires or lapses, anyone can then use the invention.

The grant of a patent does not guarantee validity, and a patent may be challenged by third parties at a patent office by re-examination in some countries or through the courts by revocation proceedings. The grant of a valid patent does not mean that the invention may be exploited in a given country without infringing third party intellectual property rights in that country.

The owner of a patent has the exclusive right to prevent others from making, selling, importing or otherwise using the patented invention for the life of the patent. Patent infringement occurs when someone makes, hires, uses, imports or sells the patented invention, or a product made by a patented method, or offers to do these things, within the country covered by the patent without the permission of the owner of the patent.

Adequate protection of intellectual property is a means to ensure that we can commercialize our intellectual property and reduce the likelihood of imitation by competitors. We intend to utilize patents available to protect our IP wherever commercially realizable. In addition, we also rely on trade secrets and process know-how to protect our intellectual property. While we cannot patent the naturally occurring individual cannabinoids used in our Products and Product Candidates, there are a number of other approaches to protect our inventions. These include:

●	patents on individual or combinations of cannabinoids that provide novel methods for treating diseases;

●	cannabinoid delivery technology, formulations designed specifically to increase the safety and efficacy of drug treatments; and

●	manufacturing processes for cannabinoids.

The patent methodologies listed above will be designed with the intention to maximize the protection of our multi-faceted approach to developing novel cannabinoid medicines. We typically file patent applications in US, Canada, EU and other selected commercially significant foreign jurisdictions.

InMed Patent Portfolio

InMed Patent Portfolio – July 2025

Subject Matter	Scope	Ownership/ Origin	Filing Status / Filing Date	Patent Reference Number – Patent Nos.	Earliest Potential/ Patent Expiry[2]	Jurisdictions - Status
Metabolic engineering of E. coli for the biosynthesis of cannabinoid products	Manufacturing Process	InMed, UBC[1]	PCT Application filed 09/05/2018	WO2019/046941 AU 2018329232 US 12077802	2038	Granted: AU, US Pending: CA, EP, JP
Compositions and methods for biosynthesis of terpenoids or cannabinoids in a heterologous system	Manufacturing Process	InMed, UBC[1]	PCT Application filed 3/6/2020	WO2020/176998 JP (patent no. TBD)	2040	Pending: AU, CA, EP, JP (allowed), SG, US
Ocular drug delivery formulation (Hydrogel)	Formulation, Use	InMed	PCT Application filed 05/08/2018	WO2018/205022 AU 2018266262 EP 3621656 IN 426267 JP 7323458 SG 11201910450S US 12083229	2038	Granted: AU, EP, IN, JP, SG, US Pending: CA
Compositions and methods for use of cannabinoids for neuroprotection	Use	InMed	PCT Application filed 04/24/2020	WO2020/215164 IL (patent no. TBD) JP 7633179	2040	Granted: JP Pending: AU, CA, CN, EP, IL (allowed), MX, SG, US, ZA
Topical formulations of cannabinoids and use thereof in the treatment of pain	Formulation, Use	InMed	PCT Application filed 09/21/2018	WO2019/056123 US 12357604	2038	Granted: US Pending: EP
Use of topical formulations of cannabinoids in the treatment of epidermolysis bullosa and related connective tissue disorders	Use	InMed	PCT Application filed 05/04/2017	WO2017/190249 AU 2017260706 IL 262702 JP 7054691 JP 7342183 US 12042479	2037	Granted: AU, IL, JP, JP, US Pending: CA, EP,
Compositions and methods for treating neuronal disorders with cannabinoids	Use	InMed	PCT Application filed 10/21/2022	WO 2022/082313	2041	Pending: AU, CA, CN, EP, IL, JP, MX, US
Compositions and Methods for Use of Cannabinol Compounds in Neuroprotection	New Chemical Entity, Composition, Use	InMed	PCT Application filed 5/8/2024	PCT/US2024/028445	2043	Pending: PCT (National stage application filings due April/May 2026)
Cannabinoids Compounds and Methods for Treatment	Composition, Use	InMed	PCT Application filed 10/23/2024	PCT/US2024/052535	2043	Pending: PCT (National stage application filings due April/May 2026)

PCT = Patent Cooperation Treaty. Members in this treaty includes over 150 countries including USA, Canada, Europe and others. Patents typically expire 20 years from their filing dates, if granted, the patent expiry may be extended by patent agencies and/or health regulatory authorities.

1	UBC is a co-inventor and has assigned all commercial rights to InMed in exchange for a royalty of less than 1% on sales revenues from products utilizing cannabinoids manufactured using the technology and a single digit royalty on any sub-licensing revenues.

BayMedica Patent Portfolio

BayMedica Patent Portfolio – July 2025

Subject Matter	Scope	Ownership/ Origin	Filing Status / Filing Date	Patent Reference Number	Earliest Potential/ Patent Expiry[2]	Jurisdictions
Recombinant production systems for prenylated polyketides of the cannabinoid family	Manufacturing Process	BayMedica	PCT Application filed 05/10/2018	WO2018/209143 AU 2018265408 US 10837031 US 11555211 MX 411852	2038	Granted: AU, US, US, MX Pending: AU, CA, CN, EP, IN
Cannabinoid analogs and methods for their preparation	New Chemical Entity; Manufacturing Process	BayMedica	PCT Application filed 10/31/2019	WO2020/092823 MX 417531	2039	Granted: MX Pending: AU, CA, CN, EP, IL, IN, IN, JP, US
Preparation of cannabichromene and related cannabinoids	Manufacturing Process	BayMedica	PCT Application filed 12/23/2020	WO2021/133989 US (patent no. TBD)	2040	Pending: CA, CN, EP, IN, JP, US (allowed)
Genetically modified yeast for the production of cannabigerolic acid, cannabichromenic acid and related cannabinoids	Manufacturing Process	BayMedica	PCT Application filed 01/20/2021	WO2021/150636	2041	Pending: CA, CN, EP, IN, JP, US
Acyl activating enzymes for preparation of cannabinoids	Manufacturing Process	BayMedica	PCT Application filed 01/20/2022	WO2022/159589	2042	Pending: CA, EP, IN, JP, US

PCT = Patent Cooperation Treaty. Members in this treaty includes over 150 countries including USA, Canada, Europe and others. Patents typically expire 20 years from their filing dates, if granted, the patent expiry may be extended by patent agencies and/or health regulatory authorities.

As of July 2025, we have a total of thirteen patent families covering the following areas:

●

Six patent families covering novel methods for treating diseases including two for our INM-755 program (WO/2017/190249 and WO/2019/056123), one for our INM-088 program (WO/2020/215164), two for treating neurodegenerative diseases for our INM-901 program (WO/2022/082313, PCT/US2024/052535) and one for our INM-089 program (PCT/US2024/028445). If these patents applications are granted and all maintenance fees or annuities are paid, these patents are expected to expire in 2037-2043. In some situations, the patent may be eligible for adjustment or extension of the patent terms due to delay in the patent office during the prosecution phase. The expiration date above does not include the adjustments or extensions;

●

Eight patent families covering manufacturing process for cannabinoids of interest (WO2019/046941, WO2020/176998, WO2018/209143, WO2020/092823, WO2020/102430, WO2021/133989, WO2021/150636 and WO2022/159589). If these patents applications are granted and all maintenance fees or annuities are paid, these patents are expected to expire in 2038-2042. In some situations, the patent may be eligible for adjustment or extension of the patent terms due to delay in the patent office during the prosecution phase. The expiration date above does not include the adjustments or extensions; and

●	One patent family covering a delivery technology for the ocular program (WO/2018/205022).

If these patents applications are granted and all maintenance fees or annuities are paid, these patents are expected to expire in 2038. In some situations, the patent may be eligible for adjustment or extension of the patent terms due to delay in the patent office during the prosecution phase. The expiration date above does not include the adjustments or extensions.

The Patent Cooperation Treaty (“PCT”), is an international patent law treaty, which provides a unified procedure for filing patent applications to protect inventions in each of its member states. There are 151 member countries within the PCT, enabling near-global patent coverage through successful patent prosecution in the U.S., Japan, Europe, Canada, Australia, New Zealand, China, Brazil, Russia, India and many other countries. We have several filed patent applications currently either in the provisional stage or PCT stage of review as shown above. None have been granted to date. We retain the full commercial rights to all of these patents with any exceptions noted in the above table.

Government Regulations

The research, development, testing, manufacture, quality control, packaging, labeling, storage, record-keeping, distribution, import, export, promotion, advertising, marketing, sale, and reimbursement of pharmaceutical products are extensively regulated by governmental authorities in the United States and other jurisdictions. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other requirements, both pre-approval and post-approval, require the expenditure of substantial time and financial resources. The regulatory requirements applicable to product development, approval and marketing are subject to change, and regulations and administrative guidance often are revised or reinterpreted by the agencies in ways that may have a significant impact on our business.

Licensure and Regulation of Biological Products in the United States

In the United States, the FDA regulates human drugs under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and, in the case of biological products, also under the Public Health Service Act, and their implementing regulations. The failure to comply with the applicable U.S. requirements may result in the FDA’s refusal to approve any pending applications or delays in development and may subject an applicant to administrative or judicial sanctions, such as issuance of warning letters, or the imposition of fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, and injunctions and/or civil or criminal prosecution brought by the FDA and the U.S. Department of Justice or other governmental entities. The FDA must approve all product candidates, including the Product Candidates, for therapeutic indications before they may be marketed in the United States.

Other U.S. Healthcare Laws and Regulations

In the United States, biopharmaceutical manufacturers and their products are subject to extensive regulation at the federal and state level, such as laws intended to prevent fraud and abuse in the healthcare industry. These laws, some of which apply only to approved products, include: (i) federal false claims, false statements, and civil monetary penalties laws prohibiting, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment of government funds or knowingly making, or causing to be made, a false statement to get a false claim paid; (ii) federal healthcare program anti-kickback law, which prohibits, among other things, persons from offering, soliciting, receiving, or providing remuneration, directly or indirectly, to induce either the referral of an individual for, or the purchasing or ordering of, a good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid; (iii) the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, in addition to privacy protections applicable to healthcare providers and other entities, prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; (iv) the FDCA, which among other things, strictly regulates marketing, prohibits manufacturers from marketing such products prior to approval or for off-label use, and regulates the distribution of samples; (v) federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs; (vi) federal transparency law, which requires pharmaceutical companies to report certain payments to healthcare providers; (vii) state laws and regulations analogous to the above; and (viii) laws and regulations prohibiting bribery and corruption such as the FCPA (as defined below), which, among other things, prohibits U.S. companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations or foreign government-owned or affiliated entities, candidates for foreign public office, and foreign political parties or officials thereof. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, such as Medicare and Medicaid. Ensuring compliance is time consuming and costly. Similar healthcare laws and regulations exist in the EU and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of personal information.

U.S. Privacy Law

In the U.S., there are numerous state and federal laws and regulations governing the security and privacy of personal information. Additionally, state and federal regulators have begun to pay more attention to companies’ data processing activities. At the state level, laws require companies to safeguard personal information and take action in the event of a data breach (e.g., notifying governmental authorities and data subjects). State attorney generals have been active in using their consumer protection authority to investigate companies’ data security practices. A number of states have passed laws governing data privacy and many others have similar legislation under consideration. Although many of these laws contain exceptions for certain health data, these exceptions are not comprehensive. All of these laws give rights to residents in their states and require businesses to take certain actions with respect to those rights (similar to the GDPR in effect in the EU, but with notable differences). At the federal level in the United States, the Federal Trade Commission has been active in using its Section 5 authority to bring enforcement actions against companies for deceptive or unreasonable data processing activities.

Properties

Our corporate headquarters are located at Suite 1445 - 885 West Georgia Street, Vancouver, British Columbia V6C 1B4, Canada. This new lease was signed in July 2024 and the office space occupies approximately 2,243 square feet with a monthly basic rental rate and operating charges of an estimated C$12,296 over the two-year term of the agreement.

In July 2019, InMed entered into a facility lease agreement for approximately 4,000 square feet of office space in Vancouver, BC, which served as our corporate headquarters until August 2024, when the lease expired. The Company did not take the option to renew for an additional three-year period.

In October 2023, BayMedica entered into an amended facility lease agreement for approximately 7,000 square feet of office space in San Francisco, California. The lease expires in April 2027.

We believe substantially all of our property and equipment is in good condition and that InMed has sufficient capacity to meet its current operational needs. We further believe that, should it be needed, suitable additional space is available to accommodate any expansion of our operations, but such space may not be available in the same building, if and when such space is needed.

Legal Proceedings

From time to time, we are subject to various legal proceedings, claims and administrative proceedings that arise in the ordinary course of our business activities. For example, BayMedica received a letter from a third party on April 29, 2025 of its intention to commence arbitration proceedings pursuant to a patent license agreement (the “Patent License Agreement”) it had entered with BayMedica, together with a Notice of Arbitration (the “Patent License Matter”). Such arbitration proceedings will be subject to final, binding and non-appealable arbitration under the Arbitration Act, 1991 (Ontario) and determined pursuant to Ontario law. BayMedica intends to vigorously defend its position. At this time, it is not possible to reasonably estimate a potential loss due to the terms of the Patent License Agreement and the ultimate outcome of any such proceedings (including the interpretation by the arbitrator with respect to applicable requirements under Ontario law regarding contract formation).

Although the results of the litigation and claims cannot be predicted with certainty, as of the date of this report, we do not believe we are party to any claim, proceeding or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. However, as of the date of this prospectus, we are not involved in any material pending legal or governmental proceedings.

Management

The following sets forth certain information concerning our directors and executive officers.

Name of Director or Executive Officer	Age	Position(s)
Andrew Hull	62	Chairman and Independent Director
Eric A. Adams	61	Chief Executive Officer and President, Director
Nicole Lemerond	50	Independent Director
Bryan Baldasare	59	Independent Director
Netta Jagpal	52	Chief Financial Officer
Michael Woudenberg	56	Chief Operating Officer
Eric Hsu	55	Senior Vice President, Preclinical Research & Development

The following is a biographical summary of the experience of our directors and executive officers.

Andrew Hull

Mr. Hull has been a director of the company since September 2016. Mr. Hull most recently served as Head of Global Alliances for Takeda Pharmaceuticals from 2014 to 2018, where he was responsible for maximizing the success of Takeda’s growing number (40+) of commercial and research and development partnerships with many of the industry’s leading pharmaceutical and biotech companies. In previous roles as Senior Vice President, Marketing, and Senior Vice President, Business Development and Strategic Product Planning, Mr. Hull led marketing and commercial development of Takeda’s U.S. portfolio of over $3 billion and led partnering activities including licensing and acquisitions. Additionally, he held positions of increasing responsibility at Immunex and Abbott Laboratories. Mr. Hull received a Bachelor’s Degree in Biology from Kenyon College in 1985. He also recently served as a member of the Board of the Illinois Biotechnology Industry Organization, where he served two terms as Chairman, and recently was a member of the Kenyon College Board of Trustees. Mr. Hull recently served as a Director of Zucara Therapeutics. Mr. Hull makes valuable contributions to the Board based on his over 30 years of experience in various commercial and business development roles with leading pharmaceutical and biotech companies.

Eric A. Adams

Mr. Adams has been the President and Chief Executive Officer, and a Director of InMed since 2016. Mr. Adams is a seasoned biopharmaceutical executive with over 30 years’ experience in company and capital formation, global market development, mergers and acquisitions, licensing and corporate governance. During the period from 2011 to 2016, Mr. Adams served as a mentor and senior consultant to several biopharmaceutical and innovative technology companies. He previously served as Chief Executive Officer and Director at EnGene Inc. between 2004 and 2011. Prior to EnGene, he held senior roles in global market development with QLT Inc., Advanced Tissues Science Inc., Abbott Laboratories, and Fresenius AG. He is a dual citizen of Canada and the United States and holds a Master of International Business degree from the University of South Carolina and a Bachelor’s degree in Chemistry from the University of Southern Indiana. Mr. Adams makes valuable contributions to the Board based on his extensive international business development experience in a wide range of disease categories and contributions to growing several organizations across the pharmaceutical and medical device arenas.

Nicole Lemerond

Ms. Lemerond has been a director of the company since August 2022. Ms. Lemerond is a financial executive with over 25 years of experience in investment management, private equity, investment banking and leveraged finance. She has significant experience executing complex transactions, managing diligence processes, raising capital and structuring balance sheets. Throughout her career, Ms. Lemerond has worked with public and private company management teams and boards to increase stakeholder value. She established and led healthcare groups at leading investment firms and has also worked at several large financial institutions, including Lehman Brothers and The Carlyle Group. Ms. Lemerond is a member of the Board of Directors of GeoVax, Inc. (Nasdaq: GOVX) and MediciNova, Inc. (Nasdaq: MNOV). Ms. Lemerond holds a Bachelor of Science degree from Cornell University and is a CFA charterholder. Ms. Lemerond makes valuable contributions to our Board based on her extensive experience in investment management and her experience working with management teams to increase stakeholder value.

Bryan Baldasare

Mr. Baldasare has been a member of the Board since May 2022. Mr. Baldasare is a well-rounded biotech executive with a wealth of experience in finance and accounting, financial planning and analysis, treasury management, commercial operations and mergers and acquisitions. Mr. Baldasare spent over 20 years at Meridian Bioscience, most recently as Chief Financial Officer where during his tenure, Meridian expanded into a diversified global business with 15 sites in 10 countries, developed and launched dozens of new products, and grew its revenues to over $300 Million. Mr. Baldasare is currently the CFO at Hilltop Companies, a leading supplier to the construction industry, and is also a volunteer in the Guardianship Assistance Program through Meals on Wheels Southwest Ohio and Northern Kentucky. Prior to Meridian, Mr. Baldasare spent over 10 years in public accounting at Arthur Andersen LLP. Mr. Baldasare has a Bachelor’s degree in Business Administration from the University of Cincinnati and is a Certified Public Accountant in the State of Ohio (inactive license). Mr. Baldasare makes valuable contributions to our Board based on his financial and accounting expertise and his experience as a former executive in the biotechnology sector.

Netta Jagpal

Ms. Jagpal joined InMed with over 20 years of experience in financial leadership roles, primarily in the biotech industry. Prior to InMed, Ms. Jagpal served as Vice President, Financial Reporting & Compliance for D-Wave Systems Inc. (NYSE: QBTS) where she led a finance team through the initial public offering process. Prior to D-Wave, Netta spent 11 years at Zymeworks Inc. (NYSE: ZYME), a leading Vancouver based clinical stage biopharmaceutical company, in various financial roles including Senior Director, Finance & Corporate Controller. Netta has also previously held roles at Angiotech Pharmaceuticals, Inc. (NASDAQ: ANP) and Ernst & Young. Netta is a Chartered Professional Accountant with the Institute of Chartered Accountants of British Columbia and holds a Bachelor of Business Administration degree in Accounting and Organization Behaviour from Simon Fraser University.

Michael Woudenberg

Mr. Woudenberg joined us in 2018 with more than 20 years of successful drug development, process engineering, Good Manufacturing Practice manufacturing and leadership experience. He brings valuable expertise in the development, technology transfer and commercialization of APIs and drug products. Mr. Woudenberg previously served as our Senior Vice President of Chemistry, Manufacturing and Controls, until his appointment as our Chief Operating Officer in July 2022. Prior to joining us in 2018, Mr. Woudenberg held various positions within 3M, Cardiome Pharma, Arbutus Biopharma and most recently as the Managing Director of Phyton Biotech, LLC. His experience includes process and formulation development from lab/preclinical products through the various stages of clinical development to validated and successfully approved and inspected commercial APIs and drug products. Additionally, he has extensive experience with regards to regulatory inspections (e.g., FDA, European, Australian, Korean, Japanese, Canadian) and their related chemistry, manufacturing and control requirements from clinical to commercial production of approved products. Mr. Woudenberg received his Bachelor of Science, Chemistry, and Bachelor of Engineering Science, Chemical, at Western University of London, Ontario, Canada.

Eric Hsu

Dr. Hsu joined InMed as head of Preclinical Research and Development in March 2018. He has more than 22 years of scientific leadership experience in preclinical research, including benchtop research, formulation development and manufacturing process development, as well as patent prosecution, vendor contract negotiations and execution, and research partnerships. He is also responsible for expanding product pipelines, and managing R&D budgets and timelines. Prior to joining InMed, he held various positions within EnGene Inc., including V.P. of Research and V.P. of Scientific Affairs and Operations. Dr. Hsu received his Doctorate from the Department of Medical Biophysics at the University of Toronto and his Bachelor’s degree from McGill University.

Majority Voting Policy

The Board has adopted a policy (the “Majority Voting Policy”) providing for majority voting in director elections at any meeting where an “uncontested election” of directors is held. An “uncontested election” means an election where the number of nominees for election as directors is equal to the number of directors to be elected.

Pursuant to the Majority Voting Policy, the forms of proxy circulated in connection with a meeting of Shareholders at which an election of directors is conducted will provide Shareholders with the ability to vote in favour of, or to withhold from voting for, each director nominee. If the number of proxy votes withheld for a particular director nominee is greater than the votes in favour of that nominee, the director nominee is required to submit his or her resignation to the Chair of the Board. Following receipt of a resignation, the Governance and Nomination Committee will consider whether to accept the offer of resignation and recommend to the Board whether or not to accept it. Absent exceptional circumstances, the Board will accept the resignation of the directors in question and will, in any case, publicly disclose a decision within 90 days following the applicable meeting of Shareholders. If a resignation is accepted, the Board may, in accordance with the Company’s Articles and the Business Corporations Act (British Columbia), appoint a new director to fill the vacancy created by the resignation, reduce the size of the Board, leave the vacancy open, call a special meeting to fill the vacancy, or any combination of the foregoing. In the event that any director who received a greater number of proxy votes withheld than votes in favour of such director’s election does not tender his or her resignation in accordance with the Majority Voting Policy, they will not be re-nominated by the Board.

Insider Trading Policy

The Board has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy is available on the Company’s website at www.inmedpharma.com/about/corporate_governance/.

Policies and Terms of Reference

In addition to the Majority Voting Policy and the Insider Trading Policy, the Board has adopted an Auditor Services Pre-Approval Policy, Corporate Disclosure Policy, Related Person Transaction Approval Policy, Code of Conduct, Whistle Blower Policy and Terms of Reference for the Board, Chair of the Board, Audit Committee, Governance and Nominations Committee, and Compensation Committee, the text of each of which can be found on the Company’s website at www.inmedpharma.com/about/corporate_governance/.

Communications with the Board of Directors

Individuals may communicate with the Board by submitting a letter addressed to the member or members of the Board to whom the communication is directed, care of the Company’s Secretary, at Suite 1445-885 West Georgia St., Vancouver, British Columbia, Canada V6C 3E8. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

Director Independence

The Board has undertaken a review of its composition, the composition of its committees and the independence of current directors and considered whether any current director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that each of its directors (other than Mr. Adams) is “independent” as that term is defined under the applicable rules of the SEC and Nasdaq and Canadian securities laws. In addition, the Board has determined that the directors who comprise the Audit Committee, Compensation Committee, and Governance and Nomination Committee, satisfy the independence standards for those committees established by applicable SEC and Nasdaq rules and Canadian securities laws.

Leadership Structure

The Company currently separates the roles of Chief Executive Officer and Chair of the Board. The Board believes that having an independent, non-executive chair increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer; provides the Chief Executive Officer with an experienced sounding board in the Chair; and, provides an independent spokesperson for the Company.

Eric A. Adams was appointed to the role of Chief Executive Officer and President in June 2016. Mr. Adams has been with the Company for eight years and has been a key player in driving the Company’s growth including of its research and development programs, strengthening the leadership team, implementing capital strategy and ensuring effectiveness of operations. The Board believes Mr. Adams’ primary role should be to lead and manage the day-to-day operations of the Company.

Andrew Hull was appointed Chair of the Board in December 2022. The Chair of the Board is expected to organize the Board activities to enable the Board to effectively guide, oversee and hold management accountable. To fulfill that role, the Chair of the Board is expected to create and maintain an effective working relationship with the Chief Executive Officer and other members of the Board; provide the Chief Executive Officer on-going direction as to Board needs, interests and opinions; and ensure that the Board agenda is appropriately directed to the matters of greatest importance to the Company. The Chair of the Board is expected to preserve the distinction between management and oversight, ensuring that management develops a corporate strategy and the Board reviews and expresses its views on the corporate strategy. In addition, the Chair of the Board’s roles include but are not limited to: (i) advising the Chief Executive Officer as to an appropriate schedule of Board meetings, (ii) seeking to ensure that the directors can perform their duties responsibly while not interfering with on-going Company operations, (iii) approving, with the Chief Executive Officer, an agenda and the meeting schedules for the Board and Board committee meetings, (iv) advising the Chief Executive Officer as to the quality, quantity and timeliness of the information submitted to the Board by the Company’s management for the directors to perform their duties, (v) calling meetings of the directors, and (vi) acting as the principal liaison between the directors and the Chief Executive Officer on sensitive issues.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing the management of risks. The Board is responsible for general oversight of risks and regular review of information regarding risks, including operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to the executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to credit, liquidity, accounting matters and financial reporting. The Governance and Nomination Committee is responsible for overseeing the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks.

Anti-Hedging Policy

Under the Company’s Insider Trading Policy, executive officers and directors of the Company are not permitted to purchase financial instruments (including prepaid variable contracts, equity swaps, collars or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held directly or indirectly by the executive officer or director. See “Executive Compensation — Compensation Governance and Risk Assessment” for additional details.

Committees of our Board

Our Board has established an Audit Committee, a compensation committee (the “Compensation Committee”) and a governance and nominations committee (the “Governance and Nomination Committee”), each of which operates pursuant to a written charter adopted by our Board. Our Board may also establish other committees from time to time to assist the Board. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Each committee has a charter, which is available on our website at www.inmedpharma.com.

Governance and Nomination Committee

The Governance and Nomination Committee is appointed by the Board to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company and the Shareholders. The Governance and Nomination Committee assists in monitoring and shaping the corporate governance of the Company and assists the Board in connection with Board nominations matters. The Governance and Nomination Committee evaluates the structure and membership of the Board and its committees and assesses the qualifications of prospective nominees to the Board. In evaluating director candidates, the Governance and Nomination Committee considers factors it deems relevant, including, at a minimum, each member and nominee’s general understanding of marketing, finance, accounting, research and development, business development or other elements relevant to the success of a publicly traded company in the current business environment, understanding of the business on an operational level, integrity, education and professional background, and willingness to devote time to the Board’s duties.

In addition, the Governance and Nomination Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound business judgment using their diversity of experience, including the differences in viewpoints and skills in various areas. The Governance and Nomination Committee oversees Chief Executive Officer and senior management succession planning. The process focuses on building management depth, considers continuity and stability within the Company, and responds to the Company’s evolving needs and changing circumstances.

The Governance and Nomination Committee focuses on improving the diversity of the Board, although the Governance and Nomination Committee does not have a formal written policy regarding diversity of director nominee candidates to specifically consider diversity in regards to ethnicity, gender, race or age in assessing the qualifications of director nominees.

The Governance and Nomination Committee periodically reviews and assesses the adequacy of the Company’s Code of Conduct and makes recommendations to the Board regarding any amendments, modifications or waivers of the provisions thereof. A copy of the most up-to-date version of the Company’s Code of Conduct is available within the “Investors” section on the Company’s website located at www.inmedpharma.com/about/corporate_governance/ and on SEDAR+ at www.sedarplus.ca/. A copy of the Code of Conduct is also available free of charge in print to any Shareholder upon written request to Suite 1445-885 West Georgia St., Vancouver, British Columbia, Canada V6C 3E8, Attention: Secretary. The Company will post amendments to the Code of Conduct or waivers of the same for directors and executive officers on the “Investors” section on the Company’s website located at https://www.inmedpharma.com/about/corporate_governance/.

The Governance and Nomination Committee is currently composed of three members of the Board, each of whom meets the independence requirements under the applicable listing standards of Nasdaq, the SEC rules and the applicable Canadian securities laws. The Governance and Nomination Committee is currently composed of Mr. Hull, Ms. Lemerond, and Mr. Baldasare. The Board has adopted a written charter for the Governance and Nomination Committee, which is available on the Company’s website.

Audit Committee

The Audit Committee assists the Board in overseeing and monitoring the Company’s financial reporting process, compliance with legal and regulatory requirements and the Company’s internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in the charter adopted by the Board, which is available on the Company’s website at www.inmedpharma.com/investors/corporate-governance/. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm.

The Audit Committee is currently composed of three members of the Board, each of whom meets the independence requirements under the applicable listing standards of Nasdaq, the SEC rules and the applicable Canadian securities laws. The Audit Committee is currently composed of Mr. Baldasare (Chair), Mr. Hull and Ms. Lemerond. Our Board has determined that each member of the Audit Committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, our Board has determined that each member of the Audit Committee meets the heightened independence requirements for Audit Committee members required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our Board has determined that Mr. Baldasare is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

Details regarding the Compensation Committee are set forth under “Executive Compensation — Compensation Committee.”

Executive and Director Compensation

This Compensation Discussion and Analysis describes the objectives and design of the Company’s compensation program for the 2025 named executive officers (NEOs), who are as follows:

Eric A. Adams	President and Chief Executive Officer
Neeta Jagpal	Chief Financial Officer
Mike Woudenberg	Chief Operating Officer
Eric Hsu	Senior Vice President, Preclinical Research & Development

Compensation Discussion and Analysis

General

The Company is committed to growing its business over the long-term. As a result of the competitive nature of the industry in which the Company operates, executives have significant career mobility and as a result, the competition for experienced executives is intense. The existence of this competition and the need for talented and experienced executive officers to realize the Company’s business objectives underlies the design and implementation of the Company’s compensation programs. At the same time, the Company seeks to keep its approach to compensation simple and streamlined to reflect the growing but still relatively small size of the Company.

For the purpose of this Statement of Executive Compensation:

“compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments granted or issued by the Company or one of its subsidiaries for services provided or to be provided, directly or indirectly, to the Company or any of its subsidiaries;

“NEO” or “named executive officer” means, as an “emerging growth company,” as such term is defined in the rules promulgated under the U.S. Securities Act of 1933, as amended, (i) each individual who served as the Company’s principal executive officer during the fiscal year ended June 30, 2025, (ii) the Company’s two most highly compensated executive officers (other than the principal executive officer) in respect of their service to the Company for fiscal year 2025, who were serving as executive officers of the Company on June 30, 2025 and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer of the Company on June 30, 2025.

“Underlying securities” means any securities issuable on conversion, exchange or exercise of compensation securities.

Unless otherwise indicated, references to “$” or “United States dollars” are to United States dollars. Canadian dollars are referred as “Canadian dollars” or “C$”.

Objectives

The objectives of the Company’s compensation program are to:

●	attract and retain qualified executive officers via a competitive compensation package;

●	incentivize executive officers to deliver strong business performance;

●	align the interests of the executive officers with the interests of Shareholders to create Shareholder value by ensuring a significant portion of executive compensation is dependent upon individual and overall business performance; and

●	ensure the executive compensation program is simple to communicate and administer.

InMed’s compensation program is designed to reward personal competencies as they pertain to the specific position for which the person is employed and overall contribution to building the Company’s business including the science and the R&D pipeline towards commercialization.

As such, the Company has included several factors to assist in developing its compensation philosophy, including the following:

●	using a consistent compensation structure among executive officers to encourage aligned goals;

●	including financial regulatory compliance as a performance metric to encourage accountability, as and when appropriate;

●	compensation in line with the company’s financial position;

●	incentive plan awards that include long-term metrics to avoid short-sighted decisions;

●	anti-hedging policies in order to prohibit directors and senior management from directly or indirectly hedging against future declines in the securities of the Company; and

●	periodically retaining independent compensation consultants to provide benchmarks and additional perspective.

While the Company’s objective is to reward for performance and remain competitive in the marketplace for executive talent, the Company carefully considers the expense of compensation and benefits in relation to the Company’s consolidated budget and financial strength as significant factors in determining compensation levels.

The Company intends to keep its compensation program simple to communicate and administer by focusing on base salary, short-term incentives, and long-term incentives. Directors and executive officers are encouraged to increase their ownership interest in the Company in order to, among other things, better align their interests with those of Shareholders. See “Executive and Director Compensation — Components of Compensation”. The Company does not currently have a pension plan.

Compensation Principles

The Company’s overall approach to compensation is to provide senior executives with total compensation that is generally competitive with compensation provided to individuals working in similar positions in the biopharmaceutical industry in Canada and the United States. To best define what a ‘competitive compensation package’ would be, the Company undertook a comprehensive analysis of its compensation practices during 2023. At the behest of the Board, the Compensation Committee engaged an external consulting agency, AON/Radford, to advise on its approach to compensation for executives and the Board. The results of this exercise are detailed in the sections below.

In determining all aspects of executive compensation, the Compensation Committee and the Board engage in discussion with the Chief Executive Officer to align compensation with the skill set, experience, and performance of the executive team members. The Compensation Committee and the Board also rely on input from third party assessments in determining compensation ranges for each executive. Current compensation targets have been established utilizing the AON/Radford compensation assessment undertaken by the Company in 2023. The assessment included several variables across comparable companies in the biopharmaceutical industry to determine a proper compensation range for each executive. Variables included but were not limited to (i) size of the company (as measured by number of employees), (ii) stage of company pipeline development (bio/pharma pre-commercial), (iii) market capitalization of the company, (iv) amount of invested capital, (v) private versus public entities and (vi) region in which the comparator companies operate, among other variables. Once a range was determined for each position, the employee’s specific compensation level was set based on variables such as experience and importance to the overall corporate success.

The AON/Radford compensation assessment determined the most similar industry comparables to arrive at a competitive compensation level. The assessment included data from a total of US and Canadian public, pre-commercial and commercial biopharmaceutical companies with under 60 employees, less than $75M in revenues and market capitalization less than $150 million.

This assessment benchmarked the 25th, 50th and 75th percentile of salary levels, cash bonus levels (% of base salary), and equity levels. The Compensation Committee is currently aiming to target cash compensation (salaries plus bonus) around the 25th percentile and equity-based compensation around the 50th percentile of this benchmark data set. The net effect is to conserve cash for R&D programs based on lower cash compensation of this benchmark while strongly aligning executive interests with those of Shareholders by establishing significant equity-based compensation levels.

Compensation Components

There are three main elements of InMed’s executive compensation program: base salary, annual performance-based cash bonus, and equity-based awards in the form of stock options that reflect the Company’s operating results as well as achievement of significant strategic initiatives. Equity-based awards enable the Company to attract and retain executive talent by aligning the executives’ interests with the Company’s long-term corporate objectives. Additionally, the Company offers to all employees extended health insurance. In certain instances, employee expenses for other minor business-related expenses are reimbursed (such as cell phones and parking, among others).

Base Salary

The Company’s executives are currently compensated based on fixed, or ‘base’, salary paid semi-monthly in arrears. In establishing salaries for the Company’s Chief Executive Officer and other executive officers, consideration is given to salary ranges for comparable positions in similar size and stage biotechnology companies. Data for such comparisons is obtained from the evaluation of compensation against industry peers including those with a similar market capitalization and in the business of biotechnology. In setting salaries within competitive ranges, the Company considers performance-related factors including the Company’s overall results during the past year and its performance relative to a budgeted plan or stated objectives. Consideration is also given to an individual’s contribution to the Company and the accomplishments of departments for which that officer has management responsibility, and the potential for future contributions to the Company. Overall, salaries are currently targeted somewhat below the 25th percentile. Over time, the Company intends to move towards the 25th percentile.

Cash Bonus

A cash bonus system has been developed by the Company to encourage the achievement of critical success factors, or goals, of the Company. The target bonus level is determined by position and typically ranges from 30%-40% of base salary for the Company’s executives other than the Chief Executive Officer, who has a target bonus of 50%. Goals are determined by the direct supervisor of each employee, in discussion with the Chief Executive Officer and, ultimately, the Compensation Committee and Board.

The goals for each position are split into two segments: Task Achievement and Personal Effectiveness. The Task Achievement portion is heavily weighted (75%) and aligns with the overall corporate objectives. The Personal Effectiveness (25%) portion analyzes several criteria for each employee such as initiative, problem solving, teamwork, integrity, and leadership, among other criteria. Scoring for both sections are combined to determine what percentage of the employee’s target bonus will be paid, if any.

An example:

Task Achievement (50/75) + Personal Effectiveness (23/25) = Goal Achievement Score (73%);

Goal Achievement Score (73%) x Target Bonus (30%) x Base Salary ($100,000) = Cash Bonus ($21,900)

Even where the employee has met some or all of their Task Achievement and Personal Effectiveness goals, the payment of cash bonuses to employees, if any, is based on several factors as determined by the Board. Key elements include:

●	The Company’s financial position. As determined solely by the Board, the Company’s current cash position relative to anticipated R&D expenditures, ability to raise additional capital and other factors play a large role in the payment of any bonuses to any employees.

●	Achievement of critical goals. Should the Company fail to reach its key corporate strategic goals, as defined by the Board, then the payment of any cash bonuses to any employee, regardless of their specific role within the Company, may be negatively impacted such that the Board may determine that no bonuses be paid to anyone.

Additionally, the Board has the sole discretion to award a bonus to any individual employee beyond the target bonus amount based on significantly exceeding their goals, or through accomplishment of objectives well beyond the scope of their role.

Share-based and option-based awards

The Compensation Committee believes that equity-based compensation is an important component of InMed’s overall compensation structure. Based on the data from the AON/Radford compensation assessment, the Compensation Committee has determined that in order to present executives with a competitive package, the equity positions (via stock option grants) needed to target Company ownership levels at the 50th percentile to offset the lower range of salaries. The Compensation Committee believes this approach will better align executives with the long-term prospects of the Company.

In accordance with the Compensation Committee’s charter, any equity award to employees is recommended by the Compensation Committee and submitted for approval by the full Board. In addition to regularly scheduled grants, the Chief Executive Officer may make a recommendation for other grants (referred to herein as “off-cycle grants”) in situations where InMed is seeking to attract a senior level hire, recognize employees for certain achievements or in other special circumstances.

Annual and Off-Cycle Stock Option Grants

The Compensation Committee believes that establishing fixed grant dates for the award of equity grants as the Company move forward is an important practice to ensure the consistency of the award granting process. Accordingly, each annual grant and off-cycle grant of equity-based compensation is awarded as follows:

●	Annual Grant. A grant of equity-based compensation awards for employees must be approved annually by the Compensation Committee and the Board.

●	Off-Cycle Grants. Off-cycle grants must be recommended in writing by the Chief Executive Officer to the Compensation Committee and the Board and may be granted on an as-needed basis throughout the year.

●	Other Awards. With respect to awards other than the annual grant or off-cycle grants, the date the Compensation Committee acts to approve an award, or such later specified date as the Compensation Committee shall designate in the approval, is used as the grant date of the award for purposes of InMed’s equity compensation plans. If action is taken by written consent in lieu of a meeting, the date of the Compensation Committee action is the date that the last Compensation Committee member has executed the consent.

Director Compensation

Director compensation is limited strictly to non-management directors. InMed’s director compensation philosophy is as follows:

●	to provide a compensation level that will attract exceptionally experienced and skilled candidates and encourage them to play an active role in the strategic development of the Company;

●	to compensate for Board work and work on Board committees; and

●	to provide stock-based compensation to align director compensation with increases in long-term shareholder value.

Stock-Based Compensation

In addition to any stock options granted to new directors upon becoming a member of the Board, on an annual basis and immediately after election of directors at each annual general meeting of Shareholders, each non-management director shall be granted stock options, priced as of the close of market on the date of the Company’s annual general meeting, vesting 100% on the one year anniversary of the grant date or immediately prior to the following year’s annual general meeting of Shareholders, whichever is sooner, and expiring five years after date of grant.

Annual Cash Retainers

Each non-employee director’s annual retainer was set at $50,000 per year and the Chair of the Board received an additional retainer of $10,000 per year.

For committee participation, directors are eligible to receive up to an additional $10,000 for the Chair of the Audit Committee and $5,000 for the Chair of the Compensation Committee, per year paid quarterly in arrears.

There are no other compensation elements for directors such as meeting fees and per diems. If a Director travelled on behalf of the Company, they are reimbursed for reasonable out-of-pocket expenses.

The following table summarizes director compensation earned for the fiscal year ended June 30, 2025:

InMed Directors (all figures in US$)	Annual Director Fees (inclusive of committee membership) ($)	Annual Chairman Fee ($)	Committee(1)	Total Annual Fees(2) ($)
Andrew Hull	46,250.00	17,500	C, A, G	63,750.00
Janet Grove(3)	30,694.44	Nil	C, G	30,694.44
Bryan Baldasare	57,500.00	Nil	C, A, G	53,750.00
Nicole Lemerond	53,750.00	Nil	C, A, G	53,750.00
Eric A. Adams	Nil	Nil	None	Nil

Notes:

(1)	A = Audit; C= Compensation; G = Governance and Nomination. Bold = Current Chair
(2)	Directors Fees are paid on a quarterly basis, in arrears, in equal 25% installments of these Total Annual Fees.
(3)	Ms. Grove resigned as a director on February 10, 2025.

Compensation Committee

The Compensation Committee acts on behalf of the Board to determine and approve the compensation of executive officers of the Company and to provide oversight of the Company’s global compensation philosophy. The committee oversees the Company’s compensation plans, including equity compensation plans and plans applicable to directors and senior management. The purpose of the Compensation Committee is also to establish a plan of continuity for executives and other key employees, and to ensure a broad plan of executive compensation is established that is competitive and incentivizing in order to attract and retain the executive management and other key employees of InMed and to oversee compliance by executive management with the Company’s Code of Conduct.

The Compensation Committee is currently comprised of three members, all of whom are “independent” under the applicable rules and regulations of the SEC and Nasdaq and applicable Canadian securities laws. During the fiscal year ended June 30, 2025, Ms. Lemerond (Chair), Mr. Hull and Ms. Grove (until her resignation from the Board, after which she was replaced by Mr. Baldasare) served on the Compensation Committee. Each of these individuals has been involved in establishing compensation for executive-level employees, and has direct experience in negotiating executive employment agreements. Additionally, they have been entrusted on behalf of their respective organizations to make important strategic decisions as they pertain to proper resource allocation to maximize the likelihood of corporate success.

Any Compensation Committee member may be removed or replaced at any time by the Board and shall cease to be a member upon ceasing to be a director of the Company. Each member shall hold office until the close of the next annual general meeting of Shareholders of the Company or until the member resigns or is replaced, whichever first occurs.

The Compensation Committee is required to meet at least annually. Additional meetings may be held as deemed necessary by the Chair of the Compensation Committee or as requested by any member. A quorum for the transaction of business at all meetings of the Compensation Committee is a majority of the authorized number of members. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in case of an equality of votes the Chair of the Compensation Committee shall have a second casting vote.

The Chair of the Compensation Committee shall:

(a)	Call and conduct the meetings of the Compensation Committee.

(b)	Be entitled to vote to resolve any ties.

(c)	Prepare and forward to members of the Compensation Committee the agenda for each meeting of the Compensation Committee, and include, in the agenda, any items proposed for inclusion in the agenda by any member of the Compensation Committee.

(d)	Review with the Chief Executive Officer the Company’s policies and strategies in determining the compensation of its executive management.

(e)	Engage, on behalf of the Compensation Committee and the Board, independent consultants to advise the Compensation Committee on the compensation strategies and policies of the Company.

(f)	Appoint a secretary to take minutes of the meetings of the Compensation Committee.

(g)	Ensure that the Compensation Committee meetings are conducted in an efficient, effective and focused manner.

Subject to the powers and duties of the Board, the Board has delegated to the Compensation Committee the following powers and duties to be performed by the Compensation Committee on behalf of and for the Board. The Compensation Committee shall:

(a)	Review the organizational structure and report any significant organizational changes, along with the Compensation Committee’s recommendations, to the Board.

(b)	Review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those corporate goals and objectives, and determining (or making recommendations to the Board with respect to) the Chief Executive Officer’s compensation level based on this evaluation.

(c)	Review the compensation philosophy and guidelines for Executive Management, for recommendation to the Board for its consideration and approval.

(d)	Review and recommend the compensation of each member of executive management and report its broad conclusions to the Board for its consideration and approval.

(e)	Recommend to the Board for consideration and approval any short-term incentive plan, long term incentive plan, stock option plan, omnibus securities-based compensation or other incentive plan, pension plan or employee benefit plan to be granted to executive management and guidelines with respect thereto.

(f)	With respect to the granting of securities-based compensation to Executive Management:

i.	in conjunction with management, administer such incentive plans or other benefit plans as determined and established by the Board to be granted to Executive Management;

ii.	review management’s recommendations for and, subject to confirmation by the Board, approve the granting of securities-based awards under any incentive plan to executive management and other key employees of the Company and its direct and indirect subsidiaries; and

iii.	suggest and review any amendments which the Compensation Committee considers necessary to any incentive plan and make recommendations to the Board with respect to those amendments; provided, however, that all amendments to such plans shall be subject to the consideration and approval of the Board.

(g)	Recommend the directors’ compensation plan to the Board.

(h)	Within any guidelines established by the Board:

(i)	in conjunction with management, administer the matching contribution plan, if any; and

(ii)	suggest and review any amendments which the Compensation Committee considers for the matching contribution plan, if any, and make recommendations to the Board for the consideration and approval of the Board; provided, however, that all amendments to such plans be subject to the consideration and approval of the Board.

(i)	Subject to the approval of the Board, review and approve benefits other than those applicable to employees generally to be granted to executive management including levels and types of benefits.

(j)	Approve and recommend to the Board any changes in the benefit provisions of any pension plan.

(k)	Consider and make recommendations to the Board for its approval all matters concerning incentive awards, perquisites and other remuneration matters with respect to Executive Management.

(l)	Oversee the selection of and terms of reference for outside consultants to review the executive management and Board compensation programs as appropriate.

(m)	With respect to board of directors of unrelated corporations which operate for-profit and which compensate members of their board and/or significant commitments with respect to non-profit organizations:

(i)	review a limit on the number of such board on which individual members of senior management may participate;

(ii)	receive notice of proposed membership by a member of senior management and upon consultation with the Chief Executive Officer have a right to object to such membership; and

(iii)	confirm in writing, through the Chief Executive Officer, to such member of senior management that the Company shall not indemnify the employee nor be exposed to liability with respect to the employee’s participation on such board.

(n)	Review and approve executive and Board compensation disclosure in the annual information circular and other disclosure documents before such information is publicly disclosed.

(o)	Have such other powers and duties as delegated to it by the Board.

(p)	The Compensation Committee may annually develop a calendar of activities or forward agenda to be undertaken by the Compensation Committee for each ensuing year and to submit the calendar/agenda in the appropriate format to the Board following each annual general meeting of Shareholders.

The Compensation Committee shall report to the Board at its next regular meeting all such action it has taken since the previous report.

The Compensation Committee is authorized to request the presence at any meeting, but without voting rights, of a representative from the external advisors, senior management, legal counsel or anyone else it considers to be able contribute substantively to the subject of the meeting and assist in the discussion and consideration of the business of the Compensation Committee, including directors, officers and employees of the Company. The Compensation Committee has a charter, which is available on the Company’s website at www.inmedpharma.com/investors/corporate-governance/.

Compensation Governance and Risk Assessment

The Board and the Compensation Committee have not formally considered the implications of the risks associated with the Company’s compensation policies and practices. Although the Company does not have formal policies specifically targeting risk-taking in a compensation context, the practice of management and the Board is to consider all factors relating to an executive officer’s performance, including any risk mitigation efforts or excessive risk-taking, in determining compensation. Such risks, however, are mitigated by the Board’s active involvement at the strategic level of the Company’s businesses, including:

●	annual approval of the Company’s operational and capital budgets and results;

●	frequent discussions between Board members and with management; and

●	approval of business opportunities as they arise, including a review of the partnering process and undertaking of due diligence.

The Board’s oversight helps to ensure proper monitoring of the level of risk-taking by management. This allows the Board to be responsive to management’s potential bias towards achieving short-term goals at the expense of long-term sustainability and Shareholders’ value. Furthermore, the Compensation Committee and the Board can use their discretion when assessing both an individual NEO’s and the Company’s overall performance.

InMed has developed an Employee Handbook that contains corporate policies and guidelines for professional behaviour. The Company policies and practices apply to all employees, regardless of title. These guidelines include Code of Conduct, Terms of Reference for Board of Directors and all Committees, and policies for corporate disclosure, insider trading, and whistle blowing.

Under the Company’s Insider Trading Policy, executive officers and directors are not permitted to purchase financial instruments (including prepaid variable contracts, equity swaps, collars or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held directly or indirectly by the executive officer or director. Specifically, to the issue of hedging/speculation in the Company’s securities, the Insider Trading Policy states:

Speculating in Securities

Directors, officers, and employees of the Company shall not:

(i)	short-sell securities of the Company or its affiliates (i.e., sell securities that they do not yet own), except in limited circumstances permitted by corporate and securities laws; and

(ii)	buy put options, or sell call options, on securities of the Company or its affiliates.

In fiscal year 2025, the Compensation Committee did not identify any significant risks arising from the Company’s executive compensation programs that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to the named executive officers during the fiscal years ended June 30, 2025 and June 30, 2024:

Name and principal position	Fiscal year	Salary(1) ($)	Bonus(1) ($)	Option-based awards(2) ($)	All other compensation ($)	Total compensation ($)
Eric A. Adams	2025	301,630	75,499	19,844	—	396,973
President, Chief Executive Officer and Director	2024	294,100	73,500	47,800	—	415,400
Netta Jagpal(3)	2025	243,142	48,671	11,907	—	303,720
Chief Financial Officer	2024	87,600	19,100	13,800	—	120,500
Jonathan Tegge(4)	2025	—	—	—	—	—
Former Interim Chief Financial Officer	2024	—	—	10,500	—	10,500
Michael Woudenberg	2025	279,288	55,928	11,907	—	347,123
Chief Operating Officer	2024	272,000	54,400	22,800	—	349,200
Alexandra Mancini(5)	2025	—	—	—	—	—
Senior Vice President, Clinical & Regulatory Affairs	2024	261,000	36,800	15,800		313,600
Eric Hsu	2025	267,942	46,949	8,732	—	323,623
Senior Vice President, Preclinical Research & Development	2024	261,000	45,700	15,800		322,500

Notes:

(1)

Salaries and bonuses were paid in Canadian dollars, and have been converted from Canadian dollars to United States dollars using a conversion rate of C$0.7330 to $1.00 for the fiscal year ended June 30, 2025 (being the rate for Canadian dollars in terms of the United States dollar on June 30, 2024, as quoted by the Bank of Canada) and C$0.7306 to $1.00 for the fiscal year ended June 30, 2024 (being the rate for Canadian dollars in terms of the United States dollar on June 30, 2024, as quoted by the Bank of Canada).

(2)

The amounts reported represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received upon the exercise of the stock options or any sale of the underlying common shares. The valuation methodology used to determine the fair value of the options issued during the period is the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including the volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options. Risk-free interest rates are calculated based on continuously compounded risk-free rates for the appropriate term. The dividend yield is assumed to be zero as we have never paid or declared any cash dividends on our common shares and does not intend to pay dividends on our common shares in the foreseeable future. The expected forfeiture rate is estimated based on management’s best assessment.

(3)	Netta Jagpal was appointed Chief Financial Officer of the Company on February 20, 2024.
(4)	Jonathan Tegge resigned as Interim Chief Financial Officer on February 20, 2024.
(5)	Alexandra Mancini resigned as Senior Vice President, Clinical & Regulatory Affairs on June 30, 2024.

The Company is party to the following formal employment agreements with its NEOs. See “Termination and Change in Control” for further details.

Eric A. Adams

The Company entered into an initial employment agreement with Mr. Adams, effective June 16, 2016, providing for compensation at an initial annual base salary of C$120,000. After several annual compensation reviews and updates thereto, on July 1, 2023, Mr. Adams base salary was increased to C$400,000 and was further increased to C$412,000 effective July 1, 2024. Mr. Adams’ employment agreement provides that he is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board and the Compensation Committee, in their sole discretion, on an annual basis in accordance with the annual performance and compensation review process. Additionally, other benefits include eligibility to participate in the insurance benefits plan, if any, and vacation entitlement of 30 days per calendar year.

Michael Woudenberg

The Company entered into an initial employment agreement with Mr. Woudenberg, effective September 20, 2018, providing for compensation at an initial annual base salary of C$270,000. After several annual compensation reviews and updates thereto, on July 1, 2023, Mr. Woudenberg’s base salary was increased to C$370,000 and was further increased to C$381,500 effective July 1, 2024. Mr. Woudenberg’s employment agreement provides that he is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board and the Compensation Committee, in their sole discretion, on an annual basis in accordance with the annual performance and compensation review process. Additionally, other benefits include eligibility to participate in the insurance benefits plan, if any, and vacation entitlement of 30 days per calendar year.

Netta Jagpal

Effective February 20, 2024, the Company entered into an employment agreement with Ms. Jagpal providing for an initial base salary of C$326,000. After an annual compensation review and update thereto, on July 1, 2024, Ms. Jagpal’s base salary was increased to C$332,000. Ms. Jagpal’s employment agreement provides that she is eligible to be considered for an annual discretionary bonus which will be subject to approval of the Board and the Compensation Committee, in their sole discretion, on an annual basis in accordance with the annual performance and compensation review process. Additionally, other benefits include eligibility to participate in the insurance benefits plan, if any, and vacation entitlement of 25 days per calendar year.

Eric Hsu

The Company entered into an initial employment agreement with Mr. Hsu effective March 8, 2018, providing for compensation at an initial annual full-time base salary of C$240,000. After several annual compensation reviews and updates thereto, on July 1, 2023, Mr. Hsu’s base salary was increased to C$355,000 and was further increased to C$366,000 effective July 1, 2024. Mr. Hsu’s employment agreement provides that he is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board and the Compensation Committee, in their sole discretion, on an annual basis in accordance with the annual performance and compensation review process. Additionally, other benefits include eligibility to participate in the insurance benefits plan, if any, and vacation entitlement of 30 days per calendar year.

Incentive Plan Awards

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the NEOs as of June 30, 2025:

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Exercise Price ($)		Expiration Date
Eric A. Adams	250	(2)	—		1,411.03	(1)	12/15/2025
	250	(2)	—		700.00		10/17/2026
	750	(2)	—		35.60		12/15/2027
	3,402	(3)	3,398	(3)	7.40		12/22/2028
	1,044	(3)	5,206	(3)	4.14		12/19/2029
Michael Woudenberg	60	(2)	—		1,411.03	(1)	12/15/2025
	60	(2)	—		700.00		10/17/2026
	10	(2)	—		505.00		2/22/2027
	375	(2)	—		35.60		12/15/2027
	1,630	(3)	1,620	(3)	7.40		12/22/2028
	630	(3)	3,120	(3)	4.14		12/19/2029
Eric Hsu	70	(2)	—		1,411.03	(1)	12/15/2025
	70	(2)	—		700.00		10/17/2026
	210	(2)	—		35.60		12/15/2027
	1,134	(3)	1,116	(3)	7.40		12/22/2028
	462	(3)	2,288	(3)	4.14		12/19/2029
Netta Jagpal	1,120	(3)	1,380	(3)	7.40		2/19/2029
	630	(3)	3,120	(3)	4.14		12/19/2029

Notes:

(1)	The option exercise price has been converted from Canadian dollars to United States dollars using a conversion rate of C$0.7330 to $1.00, being the rate for Canadian dollars in terms of the United States dollar on June 30, 2025, as quoted by the Bank of Canada.
(2)	These options vest 25% every 6 months after grant date over a period of 24 months.
(3)	This options vests in equal instalments monthly, in arrears, over 36 months.

Stock Option Plan

Pursuant to the Company’s 2017 Amended Stock Option Plan, as amended, approved by Shareholders at the Company’s special meeting on March 24, 2017 and amended on November 20, 2020 (the “Option Plan”), the Board may, from time to time, in its discretion and in accordance with applicable securities exchange requirements, grant to directors, officers, employees and consultants of the Company (each, an “Optionee”), non-transferable options to acquire common share (the “Options”), provided that the number of common shares reserved for issuance will not exceed 20% of the issued and outstanding common shares at the date the Options are granted (on a non-diluted basis), exercisable for a period of up to ten years from the date of grant.

The exercise price and the term of Options are determined by the Board and are subject to approval by the securities exchange on which the Company’s securities are listed. However, the exercise price cannot be lower than the greater of the closing market prices of the common shares on the trading day prior to the date of grant of the Options and the date of grant of the Options.

In the event an Optionee dies prior to the expiry of their option, their legal representatives may, by the earlier of:

a)	one year from the date of the Optionee’s death (or such lesser period as may be specified by the Board at the time of granting the Option); and

b)	the expiry date of the Option; exercise any portion of such Option.

If an Optionee ceases to be a director, officer, employee or consultant for any reason other than death, their Option shall terminate as specified by the Board at the time of granting the Option, and all rights to purchase common shares under such Option shall cease and expire and be of no further force or effect.

Subject to securities exchange policies, if any Option granted under the Option Plan shall expire or terminate for any reason without having been exercised in full, such unexercised Options shall become available for future Option grants under the Option Plan.

The Board may amend the Option Plan, subject to, as the case may require, the approvals of the securities exchange, or the Optionees who have been granted Options.

The full text of the Option Plan is available at www.sec.gov and will be supplied free of charge to Shareholders upon written request made directly to the Company at its registered head office located at Suite 1445-885 West Georgia St., Vancouver British Columbia, Canada V6C 3E8, Attention: President and Chief Executive Officer.

Pension Plan Benefits

During the Company’s most recently completed financial/fiscal year, the Company and its direct and indirect subsidiaries did not have a defined benefit plan, deferred contribution plan, deferred compensation plan or pension plan.

Termination and Change in Control Benefits

The Company does not have any pension or retirement plan which is applicable to the NEO’s. The Company has not provided compensation, monetary or otherwise, during the most recently completed fiscal year ended June 30, 2025, to any person who now or previously has acted as an NEO of the Company, in connection with or related to the retirement, termination or resignation of such person, and the Company has provided no compensation to any such person as a result of a change of control of the Company. In the case of resignation, retirement or termination of employment with cause, every NEO contract provides there will be no severance payment made. However, the NEO would be entitled to any vacation due.

The Company has employment agreements with its NEOs which include termination and change of control provisions as described below. The change of control provisions recognize the critical nature of these positions and the individuals involved and the requirement to protect the individuals from disruption to their engagement in the event of a change of control of the Company. The change of control provisions are designed to treat the individuals in a manner consistent with industry standards for executives in similar positions.

For the purposes of the employment agreements with the NEOs, “Change in Control” is defined as (i) the sale of all or substantially all of the assets of the Company to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of the voting stock outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that immediately upon completion of the transaction, represents 51% or less of the outstanding voting power of the surviving or resulting entity; (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons; or (iv) any other acquisition of the business of the Company, as determined by the Board (but any public offering by the Company or another capital raising event, or a merger effected solely to change the Company’s domicile does not constitute a Change in Control).

For the purposes of the employment agreements with the NEOs and in the context of a Change in Control, “Good Reason” is defined as the occurrence of any of the following events without the NEO’s prior written consent: (i) a change in the NEO’s position which materially reduces the NEO’s responsibilities from the responsibilities in effect immediately prior to the Change in Control; (ii) a reduction by the Company of the NEO’s base salary or target bonus percentage, except for an across-the-board salary reduction affecting all senior executives of the Company; or (iii) a relocation of the NEO’s principal place of employment by more than 30 kilometres.

The employment agreements with the NEOs provide that if, following a Change in Control, the Company terminates the NEO’s employment with the Company without cause or the NEO resigns from his/her employment with the Company for Good Reason, then the NEO will be entitled to a Change in Control Severance Amount.

The actual amounts that the NEO would receive upon termination of employment can only be determined at the time of termination and is based on the number of months of base salary at that time. The following table provides a description of the severance requirements and the estimated corresponding value that the NEO that were employed by the Company at the end of the financial year would have received if the termination had occurred on June 30, 2025:

	Termination without cause		Change in Control
	Description(1)	Value ($)(2)	Description(1)	Value ($)(2)
Eric A. Adams President, Chief Executive Officer and Director	24 month’s salary plus Average Bonus Payment	675,400	24 month’s salary plus Average Bonus Payment	675,400
Michael Woudenberg Chief Operating Officer	12 months’ Base Salary plus one month per year of employment beyond 5 years, up to a maximum of 18 months total, plus Average Bonus Payment	356,600	18 month’s salary plus Average Bonus Payment	473,000
Eric Hsu Senior Vice President, Preclinical Research & Development	12 month’s Base Salary plus one month per year of employment beyond, up to a maximum of 18 months total, plus Average Bonus Payment	333,500	12 month’s salary plus Average Bonus Payment	311,200
Netta Jagpal Chief Financial Officer	If terminated during initial 12 months from effective date of employment, 6 months base salary; if terminated after 12 months of service, then 12 months of salary plus one month per year, up to 18 months total; plus Average Bonus Payment	297,300	12 months plus one month per year, up to 18 months total; plus Average Bonus Payment	297,300

Notes:

(1)	Average Bonus Payment is equal to the average of the actual bonus payments, if any, made to the named executive officer from the previous three calendar years preceding the date of termination, pro-rated for the then current year up to and including the date of termination.
(2)	All amounts have been converted from Canadian dollars to United States dollars using a conversion rate of C$0.7330 to $1.00, being the closing rate for Canadian dollars in terms of the United States dollar on June 30, 2025, as quoted by the Bank of Canada.

Director Compensation

The Company currently pays cash compensation to non-management directors as outlined in the earlier section “Director Compensation — Annual Cash Retainers”. In addition, the directors are reimbursed for expenses incurred in carrying out their duties as directors and are granted stock options.

The Company has a formalized Option Plan for the granting of incentive stock options to the officers, employees and directors. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and incentivizing the directors of the Company and to closely align the personal interests of such persons to that of the Shareholders. The granting of incentive options allows the Company to reward directors’ efforts to increase value for Shareholders without requiring the Company to use cash from its treasury.

The following table summarizes the compensation of the directors for the fiscal year ended June 30, 2025. We do not provide separate compensation to our directors who are also our employees, such as Mr. Adams, our President and Chief Executive Officer. Mr. Adams’ compensation as our principal executive officer in fiscal year ended June 30, 2025 and 2024 is set forth under “Executive and Director Compensation — Summary Compensation Table.”

Name	Fees Earned ($)	Option-based Awards(1) ($)	Total Compensation ($)
Andrew Hull	63,750	1,746	65,496
Janet Grove(2)	30,694	1,746	32,440
Bryan Baldasare	57,500	1,746	59,246
Nicole Lemerond	53,750	1,746	55,496

Notes:

(1)	The amounts reported represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received upon the exercise of the stock options or any sale of the underlying common shares. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.
(2)	Ms. Grove resigned as a director on February 10, 2025.

Outstanding Option-Based and Share-Based Awards

The following table sets out the option-based awards outstanding as at June 30, 2025 for the directors:

		Option-based awards(1)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date
Andrew Hull	14	1,411.03	Dec 15, 2025
	14	660.00	Jan 28, 2026
	42	35.60	Dec 15, 2027
	355	7.40	Dec 22, 2028
	550	4.14	Dec 19, 2029
Janet Grove(2)	28	560.00	May 11, 2025
	42	35.60	May 11, 2025
	550	4.14	Feb 10, 2025
Bryan Baldasare	28	400.00	May 16, 2027
	42	35.60	Dec 15, 2027
	355	7.40	Dec 22, 2028
	550	4.14	Dec 19, 2029
Nicole Lemerond	28	195.00	Aug 9, 2027
	42	35.60	Dec 15, 2027
	355	7.40	Dec 22, 2028
	550	4.14	Dec 19, 2029

Notes:

(1)	The value of unexercised in-the-money options is calculated as the excess, if any, of the product of the difference between the June 30, 2025 closing price on the Nasdaq of $3.25 per common share less the option exercise price multiplied by the number of securities underlying the unexercised options.
(2)	Ms. Grove resigned as a director on February 10, 2025 and, as a result, her stock options expired on February 10, 2025 and May 11, 2025, respectively.

We do not have any program, plan, or practice to time option grants or any other equity awards to our NEOs or to any other employee in coordination with the release of material non-public information. The Board normally schedules its regular meetings at least a year in advance. Meetings of the Compensation Committee are generally held in connection with the regularly scheduled Board meetings. The meetings are scheduled to meet a number of different timing objectives, including the review of financial results and the review of press releases and filings containing financial results. The Compensation Committee may approve equity awards shortly before or after the public release of financial results or other material information because the Compensation Committee holds its meetings in connection with the Board meetings, not because of a program, plan, or practice to time option grants or other equity awards. We also do not set the grant date of any equity awards to new executives in coordination with the release of material non-public information, and we have not timed, and do not plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth equity compensation plan information as of June 30, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding Options	Weighted- average exercise price of outstanding Options	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders(1)	64,410	$32.53	41,278
Equity compensation plans not approved by security holders	—	—	—
Total	64,410	$32.53	41,278

Notes:

(1)	Consists of the Company’s Option Plan.

(2)	The maximum number of Shares issuable under the Option Plan is limited to 20% of the total number of common shares issued and outstanding from time to time. Based upon 2,002,186 common shares issued and outstanding as at June 30, 2025, a total of 400,437 Options may be issued under the Option Plan. The Company filed a Form S-8 with the Securities and Exchange Commission on December 18, 2024 which allows for a maximum of 60,000 common shares to be registered pursuant to exercise of Options granted under the Option Plan (“Current Option Pool”). Based on the number of currently issued Options, the maximum number of securities remaining available for future issuance under the Current Option Pool is 41,278.

The following table provides the annual burn rate associated with the Company’s Option Plan for each of the Company’s three most recent fiscal years:

Fiscal year	Number of Options granted under the Option Plan(1)	Weighted- average number of Shares outstanding(2)	Annual burn rate(3)
2025	28,700	954,589	3.01%
2024	29,020	381,054	7.62%
2023	3,086	122,423	2.52%

Notes:

(1)	Corresponds to the number of Options granted under the Option Plan in the applicable fiscal year.

(2)	The weighted average number of common shares issued and outstanding during the period corresponds to the number of common shares issued and outstanding at the beginning of the period, adjusted by the number of common shares issued during the period multiplied by a time-weighting factor.
(3)	The annual burn rate percent corresponds to the number of Options granted under the Option Plan divided by the weighted average number of common shares outstanding.

PRINCIPAL SHAREHOLDERS

The table below sets forth information known to us regarding the beneficial ownership of our common shares as of June 30, 2025 for:

●	each person or group of affiliated persons known by us to be the beneficial owner(s) of more than 5% of our outstanding common shares;

●	each of the Company’s directors and named executive officers, or NEOs; and

●	all of the directors and executive officers as a group.

The number of common shares beneficially owned by a person includes shares subject to options, warrants or other convertible securities held by that person that are currently exercisable or that become exercisable within 60 days of June 30, 2025. Percentage calculations assume, for each person and group, that all common shares that may be acquired by such person or group pursuant to options, warrants, or other convertible securities that are held currently exercisable or that become exercisable within 60 days of June 30, 2025 are outstanding for the purpose of computing the percentage of common shares owned by such person or group. However, such unissued common shares described above are not deemed to be outstanding for calculating the percentage of common shares owned by any other person. The percentage of common shares beneficially owned is computed on the basis of 2,002,186 common shares outstanding as of June 30, 2025.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable. The Company does not know of any arrangement, the operation of which may at a subsequent date result in a change of control.

Unless otherwise noted, the business address of each of the individuals and entities listed in the table below is Suite 1445-885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3E8.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned (%)
Five Percent Shareholders(1) :
Sabby Volatility Warrant Master Fund Ltd.(2)	200,018	9.99%

Named Executive Officers and Directors:
Eric A. Adams(3)	8,619	0.43%
Andrew Hull(4)	2,337	0.12%
Bryan Baldasare(5)	425	0.02%
Nicole Lemerond(6)	425	0.02%
Eric Hsu(7)	2,226	0.11%
Michael Woudenberg(8)	3,154	0.16%
Netta Jagpal(9)	2,096	0.10%
All executive officers and directors as a group (7 persons)	19,282	0.96%

Notes:

1.	As of June 30, 2025, Armistice Capital Master Fund Ltd. (“Armistice Fund”) beneficially owned (along with Steven Boyd, the Managing Member of Armistice Capital, LLC (“Armistice Capital”)) 4.99% of our issued and outstanding common shares. Such information is based solely on the Schedule 13G/A filed by Armistice Fund with the SEC on November 14, 2024. Armistice Fund has the right to acquire 278,761 common shares issuable upon presently exercisable preferred investment options. The preferred investment options are directly held by Armistice Fund and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, as the investment manager of Armistice Fund, and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address for the foregoing entities is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

Armistice Fund currently holds preferred investment options entitling them to acquire common shares that may exceed the 5% threshold; however, the terms of the preferred investment options preclude a holder thereof from exercising such holder’s preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise.

2.	As of June 30, 2025, Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Fund”) beneficially owned (i) Existing Investment Options issued prior to the Private Placement that are presently exercisable for 199,115 common shares, (ii) pre-funded warrants issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares and (iii) preferred investment options issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares.

The terms of the Existing Investment Options, and the pre-funded warrants and preferred investment options issued pursuant to the Purchase Agreement, preclude a holder thereof from exercising such holder’s Existing Investment Options, pre-funded warrants and/or preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any such Existing Investment Options, pre-funded warrants and/or preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise. The Selling Shareholder has elected 4.99% for the Existing Investment Options and preferred investment options and 9.99% for the pre-funded warrants as of the date hereof. The number and percentage of common shares beneficially owned by the Selling Shareholder reflects this beneficial ownership limitation.

Sabby Management, LLC is the investment manager of Sabby Fund and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Fund. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The address of Sabby Fund, Sabby Management, LLC and Hal Mintz is c/o Captiva (Cayman) Ltd., Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

3.	Eric A. Adams’ beneficial ownership consists of 2,197 common shares owned directly and 6,422 common shares issuable pursuant to presently exercisable options. Not reflected in the table are 29 common shares beneficially owned by Mr. Adams’ spouse. Mr. Adams disclaims beneficial ownership of the 29 common shares held by his spouse.

4.	Andrew Hull’s beneficial ownership consists of 1,912 common shares owned directly and 425 common shares issuable pursuant to presently exercisable options.

5.	Bryan Baldasare’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

6.	Nicole Lemerond’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

7.	Eric Hsu’s beneficial ownership consists of 2 common shares owned directly. and 2,224 common shares issuable pursuant to presently exercisable options.

8.	Michael Woudenberg’s beneficial ownership consists of 1 common share owned directly and 3,153 common shares issuable pursuant to presently exercisable options.

9.	Netta Jagpal’s beneficial ownership consists of 2,096 common shares issuable pursuant to presently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for compensation arrangements for our directors and executive officers described under “Executive and Director Compensation” and “Management” in this prospectus, or as otherwise disclosed below, there have been no related party transactions in our two most recently completed fiscal years, and there are no currently proposed related party transactions, that required disclosure under any applicable Canadian or U.S. securities laws.

On February 11, 2022, our Board appointed Janet Grove as a director of the Company, a position she held until February 10, 2025, at which time our Board, upon the outcome of the Nominating & Governance Committee’s determination and recommendation, elected to accept her resignation from our Board. Ms. Grove is a Partner of Norton Rose Fulbright Canada LLP, or NRFC. During the year ended June 30, 2024, NRFC rendered legal services in the amount of $226,793 to the Company. During the period from July 1, 2024 to February 10, 2025, NRFC and Norton Rose Fulbright US LLP, or NRF, rendered legal services in the amount of $316,977 to the Company. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by NRFC and NRF. No legal services rendered by NRFC or NRF were provided by Ms. Grove directly.

Indemnification Agreements

The Company’s Amended and Restated Articles, or Articles, contain provisions limiting the liability of directors and provide that the Company will indemnify each of its directors and officers to the fullest extent permitted under law. In addition, we have entered into an indemnification agreement with each of our directors, which requires us to indemnify them.

Policies and Procedures for Transactions with Related Persons

The Company has adopted a written policy that its executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of our Board or the audit committee of our Board, or the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of the Company’s common shares, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to the Board or the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or the Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Indebtedness of Directors and Officers

No current or former director, officer or employee of the Company, or any associate of any such individual, is, or was at any time during the most recently completed financial/fiscal year, indebted to the Company, nor is any indebtedness of any such person to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of an unlimited number of our common shares and an unlimited number of preferred shares without par value. As of the date of this prospectus, we had 2,002,186 common shares issued and outstanding and no preferred shares issued and outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Articles, which have been filed with the SEC and incorporated as an exhibit to the registration statement with respect to which this prospectus forms a part.

Common Shares

Each common share entitles the holder thereof to one vote at all meetings of shareholders.

There are no limitations on the rights of non-Canadian owners to hold or vote common shares.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding up our affairs, subject to the rights, privileges and restrictions attaching to any preferred shares that may then be outstanding, the shareholders shall be entitled to receive our remaining property.

The shareholders are entitled to receive dividends, as and when declared by our Board, subject to the rights, privileges and restrictions attaching to our securities, which may be paid in money, property or by the issue of fully paid shares in our capital. However, we do not anticipate paying any cash dividends for the foreseeable future, and instead intend to retain future earnings, if any, for use in the operation and expansion of our business.

Pre-Funded Warrants and Preferred Investment Options

As of June 30, 2025, we also had 1,952,363 pre-funded warrants outstanding and 2,588,848 preferred investment options and other warrants outstanding, including the pre-funded warrants and preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the Existing Investment Options, amended by the Existing Investment Option Amendment, and the placement agent preferred investment options to Wainright in accordance with the Engagement Letter in connection with the Private Placement, all of which are currently exercisable subject to limitations on beneficial ownership.

The pre-funded warrants and preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the underlying shares of which form the common shares being registered hereby, the Existing Investment Options, as amended by the Existing Investment Option Amendment, and the placement agent preferred investment options issued to Wainright in accordance with the Engagement Letter connection with the Private Placement, are described under “Prospectus Summary—Recent Developments—Private Placement,” “—Existing Investment Option Amendment” and “–Engagement Letter.”

The other preferred investment options and other warrants outstanding as of June 30, 2025 have similar terms and conditions as the preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the Existing Investment Options, amended by the Existing Investment Option Amendment, and the placement agent preferred investment options to Wainright in accordance with the Engagement Letter in connection with the Private Placement, except with respect to the exercise prices and expiration dates thereof. We had the following other preferred investment options and other warrants outstanding as of June 30, 2025:

●	preferred investment options issued from November 2020 to November 2022 presently exercisable for 11,281 common shares with a weighted average exercise price of $622.63 per share;

●	preferred investment options issued in October 2023 presently exercisable for 20,424 common shares with a weighted average exercise price of $20.75 per share; and

●	preferred investment options issued in October 2023 presently exercisable for 278,761 common shares with a weighted average exercise price of $16.60 per share.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities and corporate laws in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the BCBCA, unless otherwise stated in the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Odyssey Trust Company, 1230 – 300 5th Avenue Sw, Calgary, Alberta, T2P 3C4, Canada.

Listing

Our common shares are currently quoted under the symbol “INM” on the Nasdaq Capital Market.

Holders

As of June 30, 2025, there were 7,519 holders of record of our issued and outstanding common shares.

SELLING SHAREHOLDER

The common shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon exercise of the pre-funded warrants and preferred investment options, in each case, issued to the Selling Shareholder in the Private Placement. For additional information regarding the issuances of those pre-funded warrants and preferred investment options, see “Prospectus Summary—Recent Developments—Private Placement” above. We are registering the common shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for participation in our previous offerings and the ownership of common shares, pre-funded warrants, preferred investment options and the Existing Investment Options and transactions in connection therewith, including the Existing Investment Option Amendment, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of our common shares by the Selling Shareholder. The third column in the table below lists the common shares being offered by this prospectus by the Selling Shareholder.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the maximum number of common shares issuable upon exercise of all of the pre-funded warrants and preferred investment options issued to the Selling Shareholder in the Private Placement, determined as if such pre-funded warrants and preferred investment options were exercised in full without regard to any beneficial ownership or limitations on the exercise of such pre-funded warrants and preferred investment options.

The table is based on information supplied to us by the Selling Shareholder, with beneficial ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by the Selling Shareholder, common shares subject to warrants or preferred investment options held by that Selling Shareholder that are currently exercisable for common shares or exercisable for common shares within 60 days after the date of this prospectus, are deemed outstanding.

The terms of the pre-funded warrants and preferred investment options contain certain beneficial ownership limitations, as more particularly described under “Prospectus Summary—Recent Developments—Private Placement” and in the footnotes to the table below. The number of shares in the second column does not reflect these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering		Percentage Beneficially Owned After Offering
Sabby Volatility Warrant Master Fund, Ltd.(1)	200,018	(2)	3,904,726	199,115	(3)(4)	3.4	%(3)(4)

(1)	Sabby Management, LLC is the investment manager of Sabby Fund and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Fund. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(2)	As of June 30, 2025, Sabby Fund beneficially owned (i) Existing Investment Options issued prior to the Private Placement that are presently exercisable for 199,115 common shares, (ii) pre-funded warrants issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares and (iii) preferred investment options issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares.

The terms of the Existing Investment Options, and the pre-funded warrants and preferred investment options issued pursuant to the Purchase Agreement, preclude a holder thereof from exercising such holder’s Existing Investment Options, pre-funded warrants and/or preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any such Existing Investment Options, pre-funded warrants and/or preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise. The Selling Shareholder has elected 4.99% for the Existing Investment Options and preferred investment options and 9.99% for the pre-funded warrants as of the date hereof. The number of common shares beneficially owned by the Selling Shareholder prior to this offering reflects this beneficial ownership limitation.

(3)	Represents 119,115 common shares issuable upon exercise of presently exercisable Existing Investment Options outstanding prior to the Private Placement. Concurrently with the Company’s entry into the Purchase Agreement, the Company and the Selling Shareholder entered into the Existing Investment Option Amendment to reduce the exercise price of the Existing Investment Options from $16.60 per common share to $2.436 per common share in consideration for the Selling Shareholder’s participation in the Private Placement and the payment by the Selling Shareholder to the Company cash consideration of $0.125 per Existing Investment Option. Although the common shares issuable upon exercise of the Existing Investment Options are not covered by this prospectus, they are currently registered on another effective registration statement under the Securities Act and can may also be freely sold if exercised on a cashless basis pursuant to Rule 144 promulgated under the Securities Act. The number and percentage of common shares beneficially owned does not reflect the sale of any of the 119,115 common shares issuable upon exercise of the presently exercisable Existing Investment Options.

(4)	Because the Selling Shareholder may sell, transfer or otherwise dispose of all, some or none of the common shares covered by this prospectus, we cannot determine the number of such common shares that will be sold, transferred or otherwise disposed of by the Selling Shareholder, or the amount or percentage of our common shares that will be held by the Selling Shareholder upon completion of this offering. For purposes of this table, we have assumed that the Selling Shareholder will sell all their common shares covered by this prospectus, including common shares issuable upon exercise of the pre-funded warrants and preferred investment options issued in the Private Placement.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Company’s principal trading market, which is currently the Nasdaq Capital Market, or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale of the securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Norton Rose Fulbright US LLP, which has acted as our special United States counsel in connection with this offering, has passed on certain legal matters with respect to United States federal law in connection with this offering. Norton Rose Fulbright Canada LLP, which has acted as our Canadian counsel in connection with this offering, has passed, and is passing, on certain legal matters with respect to Canadian law in connection with this offering.

EXPERTS

The consolidated financial statements of InMed Pharmaceuticals Inc. as of June 30, 2024 and 2023, and for each of the years in the two-year period ended June 30, 2024, included in this prospectus have been so included in reliance upon the report of Marcum LLP, an independent registered public accounting firm, and upon the authority of said firm as expert in accounting and auditing. The audit report covering the June 30, 2024 and June 30, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the periodic reporting requirements of the Exchange Act and in accordance therewith file periodic reports, including, but not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, proxy statements and other information filed or furnished from time to time with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.inmedpharma.com, by which you may access these materials (including the documents incorporated into this prospectus by reference) free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Index to Consolidated Financial Statements
of

InMed Pharmaceuticals Inc.

Page

Audited Consolidated Financial Statements of InMed Pharmaceuticals Inc. for the Years Ended June 30, 2024 and 2023	F-2

Unaudited Condensed Consolidated Financial Statements of InMed Pharmaceuticals Inc. for the Three and Nine Months Ended March 31, 2025 and 2024	F-25

InMed Pharmaceuticals Inc.

Audited Consolidated Financial Statements

For the Years Ended June 30, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

InMed Pharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of InMed Pharmaceuticals Inc. (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring losses and negative cash flows and has an accumulated deficit that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2023 through 2025.

New York, NY

September 27, 2024, except for the effects of Note 14, Reverse Stock Split, as to which the date is July 31, 2025

InMed Pharmaceuticals Inc.

CONSOLIDATED BALANCE SHEETS

Expressed in U.S. Dollars

	June 30,	June 30,
	2024	2023
	$	$
ASSETS
Current
Cash and cash equivalents	6,571,610	8,912,517
Short-term investments	43,064	44,422
Accounts receivable (less provision for credit losses of $nil and $66,775 in June 30, 2024 and 2023, respectively)	352,838	260,399
Inventories, net	1,244,324	1,616,356
Prepaids and other current assets	477,749	498,033
Total current assets	8,689,585	11,331,727

Non-Current
Property, equipment and ROU assets, net	1,249,999	723,426
Intangible assets, net	1,783,198	1,946,279
Other assets	100,000	104,908
Total Assets	11,822,782	14,106,340

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,654,011	1,608,735
Current portion of lease obligations	317,797	375,713
Deferred rent	-	16,171
Total current liabilities	1,971,808	2,000,619

Non-current
Lease obligations, net of current portion	644,865	15,994
Total Liabilities	2,616,673	2,016,613
Commitments and Contingencies (Note 12)

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares: 445,908 and 166,370 as of June 30, 2024 and 2023, respectively, issued and outstanding	82,784,400	77,620,252
Additional paid-in capital	35,368,899	35,741,115
Accumulated deficit	(109,075,759)	(101,400,209)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	9,206,109	12,089,727
Total Liabilities and Shareholders’ Equity	11,822,782	14,106,340
Related Party Transactions (Note 13)

The accompanying notes form an integral part of these consolidated financial statements.

InMed Pharmaceuticals Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Expressed in U.S. Dollars

	For the Year Ended
	June 30,
	2024	2023
	$	$

Sales	4,597,730	4,135,561
Cost of sales	3,496,817	2,732,525
Gross profit	1,100,913	1,403,036

Operating Expenses
Research and development and patents	3,765,028	3,732,056
General and administrative	5,250,715	5,847,518
Amortization and depreciation	219,600	202,249
Foreign Exchange Loss	61,921	48,175
Total operating expenses	9,297,264	9,829,998

Other Income (Expense)
Interest and other income	527,901	492,440
Loss before income tax expense	(7,668,450)	(7,934,522)

Income tax expense	(7,100)	(13,100)
Net loss for the year	(7,675,550)	(7,947,622)

Net loss per share for the year
Basic and diluted	(20.14)	(64.92)
Weighted average outstanding common shares
Basic and diluted	381,053	122,422

The accompanying notes form an integral part of these consolidated financial statements.

InMed Pharmaceuticals Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2024 and 2023

Expressed in U.S. Dollars

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	#	$	$	$	$	$
Balance July 1, 2023	166,370	77,620,252	35,741,115	(101,400,209)	128,569	12,089,727
Private placement	163,637	3,240,006	1,976,188	-	-	5,216,194
Share issuance costs			(562,151)			(562,151)
Exercise of pre-funded warrants	115,901	1,924,142	(1,923,967)	-	-	175
Loss for the period	-	-	-	(7,675,550)	-	(7,675,550)
Share-based compensation	-	-	137,714	-	-	137,714
Balance June 30, 2024	445,908	82,784,400	35,368,899	(109,075,759)	128,569	9,206,109

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	#	$	$	$	$	$
Balance July 1, 2022	32,533	70,718,461	31,684,098	(93,452,587)	128,569	9,078,541
Private placement	121,837	673,748	11,326,042	-	-	11,999,790
Share issuance costs	-	(115,955)	(1,895,311)	-	-	(2,011,266)
Agents’ investment options	-	-	691,483	-	-	691,483
Exercise of pre-funded warrants	12,000	6,343,998	(6,343,352)	-	-	646
Loss for the period	-	-	-	(7,947,622)	-	(7,947,622)
Share-based compensation	-	-	278,155	-	-	278,155
Balance June 30, 2023	166,370	77,620,252	35,741,115	(101,400,209)	128,569	12,089,727

The accompanying notes form an integral part of these consolidated financial statements.

InMed Pharmaceuticals Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2024 and 2023

Expressed in U.S. Dollars

	2024	2023
	$	$
Cash provided by (used in):

Operating Activities
Net loss	(7,675,550)	(7,947,622)
Items not requiring cash:
Amortization and depreciation	219,600	202,249
Share-based compensation	137,714	278,155
Amortization of right-of-use assets	384,918	393,748
Interest income received on short-term investments	(1,250)	(803)
Unrealized foreign exchange loss	12,262	1,183
Inventory write-down	305,812	308,937
Credit losses	-	46,775
Changes in operating assets and liabilities:
Inventories	66,220	565,561
Prepaids and other currents assets	20,284	299,192
Other non-current assets	4,908	5,507
Accounts receivable	(92,439)	(219,147)
Accounts payable and accrued liabilities	45,282	(806,530)
Deferred rent	(16,171)	16,171
Lease obligations	(397,422)	(426,575)
Total cash used in operating activities	(6,985,832)	(7,283,199)

Investing Activities
Payment of acquisition consideration	-	(500,000)
Payment of deposit on equipment	-	(1,790)
Purchase of property and equipment	(9,293)	(160,014)
Sale of short-term investments	42,082	42,268
Purchase of short-term investments	(42,082)	(42,268)
Total cash used in investing activities	(9,293)	(661,804)

Financing Activities
Proceeds from the exercise of pre-funded warrants	175	646
Proceeds from the private placement net of issuance costs	4,654,043	10,680,008
Total cash provided by financing activities	4,654,218	10,680,654
Increase (decrease) in cash during the year	(2,340,907)	2,735,651
Cash and cash equivalents beginning of the year	8,912,517	6,176,866
Cash and cash equivalents end of the year	6,571,610	8,912,517

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$7,100	$13,100
Interest	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Preferred investment options to its placement agent	$325,699	$691,484
Fair value of warrant modification recorded as equity issuance costs	$3,508,749	$-
Recognition of Right-of-use asset and corresponding operating lease	$968,376	$-

The accompanying notes form an integral part of these consolidated financial statements.

InMed Pharmaceuticals Inc.

Notes to the Consolidated Financial Statements

1.	CORPORATE INFORMATION AND CONTINUING OPERATIONS

Business

InMed Pharmaceuticals Inc. (“InMed” or the “Company”) was incorporated in the Province of British Columbia on May 19, 1981 under the Business Corporations Act of British Columbia. InMed is a clinical stage pharmaceutical company developing a pipeline of prescription-based products, including rare cannabinoids and novel cannabinoid analogs, targeting the treatment of diseases with high unmet medical needs as well as developing proprietary manufacturing technologies to produce rare cannabinoids for sale in the health and wellness industry.

The Company’s shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “INM”. InMed’s office and principal place of business is located at Suite 1445– 885 West Georgia Street, Vancouver, B.C., Canada, V6C 1B4.

Going Concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through June 30, 2024, the Company has funded its operations primarily with proceeds from the sale of Common Shares. The Company has incurred recurring losses and negative cash flows from operations since its inception, including net losses of approximately $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, the Company had an accumulated deficit of approximately $109.1 million as of June 30, 2024. The Company expects to continue to generate operating losses for the foreseeable future.

As of the issuance date of these consolidated annual financial statements, the Company expects its cash, cash equivalents and short-term investments of $6.6 million as of June 30, 2024 will be sufficient to fund its operating expenses and capital expenditure requirements to the end of the fourth quarter of calendar 2024, depending on the level and timing of realizing BayMedica revenues from the sale of bulk rare cannabinoids in the health & wellness sector as well as the level and timing of the Company operating expenses. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company expects to continue to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies, government contracts or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s existing shareholders.

In connection with the Company’s assessment of going concern considerations in accordance with Subtopic 205-40, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be for a period of one year from the issuance of these financial statements. These consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts of classification of liabilities that might result from the outcome of this uncertainty. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States (“US GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for financial information.

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year’s presentation. These reclassifications did not affect the prior period’s total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities. During the three months and nine months ended March 31, 2024, we adopted a change in presentation on our consolidated statements of operations in order to include foreign exchange loss in operating expenses. The Company has adopted ASU 2023-07 - Improvements to Reportable Segment Disclosures which has required prior period to reflect the change in presentation. Refer to discussion on Recent Accounting Pronouncements below.

Use of Estimates

The preparation of financial statements in compliance with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the balance sheet date, and the corresponding revenues and expenses for the periods reported. It also requires management to exercise judgment in applying the Company’s accounting policies. In the future, actual experience may differ from these estimates and assumptions. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to these consolidated financial statements are the application of the going concern assumptions, determining the fair value of share-based payments, income tax provisions, write-down of inventories to net realizable value, warrant valuations, and the assumptions used in the determination of research & development accruals.

Actual results could differ from those estimates.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, including subsidiaries: InMed Pharmaceutical Ltd., BayMedica, LLC, Biogen Sciences Inc., and Sweetnam Consulting Inc. A subsidiary is an entity that the Company controls, either directly or indirectly, where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All inter-company transactions and balances including unrealized income and expenses arising from intercompany transactions are eliminated in preparing these consolidated financial statements.

Foreign Currency

The functional currency of the Company and its subsidiaries is the U.S. Dollar. These consolidated financial statements are presented in U.S. Dollars. References to “$” and “US$” are to United States (“U.S.”) dollars and references to “C$” are to Canadian dollars.

Business Combinations

Business combinations are accounted for using the acquisition method. The fair value of total purchase consideration is allocated to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill. All assets, liabilities and contingent liabilities acquired or assumed in a business combination are recorded at their fair values at the date of acquisition. If the Company’s interest in the fair value of the acquiree’s net identifiable assets exceeds the cost of the acquisition, the excess is recognized in earnings. Transaction costs that are incurred in connection with a business combination, other than costs associated with the issuance of debt or equity securities, are expensed as incurred.

Cash and Cash Equivalents

Cash and cash equivalents include cash-on-hand, demand deposits with financial institutions and other short-term, highly liquid investments with original maturities of three months or less when acquired that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value. As of June 30, 2024 and 2023, the Company holds $1,939,482 and $1,478,487 respectively, of cash equivalents in a money market fund that is considered Level 1 in the financial instruments hierarchy due to the readily available quoted prices in active markets for identical instruments.

Short-term Investments

Short-term investments include fixed and variable rate guaranteed investment certificates, with terms greater than three months and less than twelve months. Due to the short-term nature of these investments the fair value of the investments approximates the current value. Guaranteed investment certificates are convertible to known amounts of cash and are subject to an insignificant risk of change in value.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts, net of any credit losses. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable.

The Company evaluates the collectability of accounts receivable on a regular basis based upon various factors including the financial condition and payment history of customers, an overall review of collections experience on other accounts and economic factors or events expected to affect future collections experience. Expected credit losses on our accounts receivable were $0 and $66,775 as at June 30, 2024 and 2023 respectively. We had $66,775 and $0 of write-offs during the year ended June 30, 2024 and 2023, respectively.

Concentration of Credit Risk and Other Risks and Uncertainties

At times, cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) or Canadian Deposit Insurance Corporation (CDIC) insurable limits. The Company has not experienced any losses related to these balances. The uninsured cash balance as of June 30, 2024, was $2.4 million. The Company does not believe it is exposed to significant credit risk on cash and cash equivalents.

The Company’s customers are primarily concentrated in the United States.

As of June 30, 2024, we had five customers with an accounts receivable balance representing 32%, 20%, 15%,15% and 14% of total accounts receivable.

For the year ended June 30, 2024, the Company had five customers that accounted for 34%, 18%, 14%, 12% and 10% of revenue. For the year ended June 30, 2023, the Company had four customers that accounted for 22%, 17%, 16% and 11% of revenue.

Inventories

Inventories are initially valued at weighted average cost and subsequently valued at the lower of weighted average cost and net realizable value. Costs included in inventories are the purchase price of goods and cost of services rendered, freight costs, warehousing costs, purchasing costs and production and labor costs related to manufacturing.

In determining any valuation allowances, the Company reviews inventory for obsolete, redundant, and slow-moving goods. As of June 30, 2024, the Company has $103,434 as a valuation allowance to reduce weighted average cost to net realizable value. As of June 30, 2023, the Company has $93,820 as a valuation allowance to reduce weighted average cost to net realizable value. During the year ended June 30, 2024 and 2023 the Company record an inventory write-down due to net realizable value of $103,136 and $308,937 respectively. During the year ended June 30, 2024 and 2023 the Company record an inventory write-down due to obsolescence of $208,737 and $nil, respectively.

Property, Equipment and ROU Assets, Net

Computer equipment, lab equipment and furnishings are recorded at cost, less accumulated depreciation and accumulated impairment losses. The initial cost of computer equipment, lab equipment and furnishings comprises their purchase price. The computer equipment, lab equipment and furnishings are reviewed at least once per year for impairment. Equipment and furniture are depreciated using the straight-line method based on their estimated useful lives as follows:

●	Computer equipment — 5 years

●	Lab equipment — 6 - 10 years

●	Furnishings — 5 years

Computer equipment, lab equipment and furnishings, acquired or disposed of during the year, are depreciated proportionately for the period they are in use.

The right-of-use assets are initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, less any lease incentives received. The assets are amortized to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use assets are periodically reduced by impairment losses, if any, and adjusted for certain re-measurements of the lease liability (see Note 2 Lease (i)).

Intangible Assets, Net

Intangible assets are comprised of acquired intellectual property, which consists of certain patents and technical know-how. The intellectual property is recorded at cost and is amortized on a straight-line basis over an estimated useful life of 18 years net of any accumulated impairment losses. There is no impairment loss during the years ended June 30, 2024 and 2023.

In-Process R&D

In-process R&D (“IPR&D”) is classified as an indefinite-lived intangible asset and is not amortized. IPR&D becomes definite-lived upon the completion or abandonment of the associated research and development efforts. All research and development costs incurred subsequent to the acquisition of IPR&D are expensed as incurred. Indefinite-lived intangible assets are evaluated for impairment on an annual basis or more frequently if an indicator of impairment is present.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset or assets. If carrying value exceeds the sum of undiscounted cash flows, the Company then determines the fair value of the underlying asset. Any impairment to be recognized is measured as the amount by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. Assets classified as held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

Fair Value Measurements

Financial Assets

Financial assets are initially recognized at fair value, plus transaction costs that are directly attributable to their acquisition or issue and subsequently carried at amortized cost, using the effective interest rate method, less any impairment losses. No financial assets are or elected to be carried at fair value through profit or loss or where changes in fair value are recognized in the consolidated statements of operations and comprehensive loss in other comprehensive loss.

Short-term investments are subsequently recorded at cost plus accrued interest, which approximates fair value due to short-term nature. Accounts receivable are reported at outstanding amounts, net of credit losses.

Financial Liabilities

To determine the fair value of financial instruments, the Company uses the fair value hierarchy for inputs used to measure fair value of financial assets and liabilities. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 (highest priority), Level 2, and Level 3 (lowest priority).

Level 1 –	Unadjusted quoted prices in active markets for identical instruments.

Level 2 –	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –	Inputs are unobservable and reflect the Company’s assumptions as to what market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available. Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The carrying value of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable and accrued liabilities, approximate their carrying values as at June 30, 2024 and 2023 due to their immediate or short-term maturities.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2024, and June 30, 2023, the Company had a full valuation allowance against its deferred tax assets.

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of June 30, 2024, and 2023, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2024, 2023, 2022, and 2021 United States and Canadian tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s tax returns are currently under examination.

Revenue Recognition

The Company recognizes revenue when the Company satisfies the performance obligations under the terms of a contract and control of its products and services is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products and services. ASC 606, Revenue from Contracts with Customers defines a five-step process to recognize revenue that requires judgment and estimates, including identifying the contract with the customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when or as the performance obligation is satisfied.

Revenue consists of manufacturing and distribution sales of bulk rare cannabinoids, which are generally recognized at a point in time. The Company recognizes revenue when control over the products has been transferred to the customer and the Company has a present right to payment. Sales and other taxes that are required to be remitted to regulatory authorities are recorded as liabilities and excluded from sales. Limited rights of return, for claims of damaged or non-compliant products, exist with the Company’s customers.

The Company has elected the practical expedient that allows it to recognize the incremental costs of obtaining a contract as an expense, when incurred, if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Revenues within the scope of ASC 606 do not include material amounts of variable consideration. Customer payments are generally due in advance of when control is transferred to the customer. Some of our larger customers with which we have history with are eligible for payment terms up to net 30.

Cost of Sales

Cost of sales consists primarily of the purchase price of goods and cost of services rendered, freight costs, warehousing costs, and purchasing costs. Cost of sales also includes production and labor costs for the Company’s manufacturing business.

Shipping and Handling

The Company records freight billed to customers within Net sales. Shipping and handling costs associated with inbound freight and goods shipped to customers are recorded in cost of sales. Other shipping and handling costs, such as for quality assurance, are recorded in operating expenses.

Earnings (Loss) Per Share

Basic earnings (loss) per common share (“EPS”) is computed by dividing the net income or loss applicable to common shares of the Company by the weighted average number of common shares outstanding for the relevant period. The Company has 34,700 pre-funded warrants included in the basic earnings (loss) per share. Diluted earnings (loss) per common share (“Diluted EPS”) is computed by dividing the net income or loss applicable to common shares by the sum of the weighted average number of common shares issued and outstanding and all additional common shares that would have been outstanding, if potentially dilutive instruments were converted. If the conversion of outstanding stock options and warrants into common share is anti-dilutive, then diluted EPS is not presented separately from EPS.

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net income (loss) per because their effect was anti-dilutive:

	Year ended June 30,
	2024	2023
Options	33,722	5,132
Warrants	509,580	175,803
	543,302	180,935

Share-based Payments

The Company follows the requirements of FASB ASC 718-10-10, Share-Based Payments with regards to stock-based compensation issued to employees and non-employees. The Company has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock-based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded. The Company has a relatively low forfeiture rate of stock-based compensation and forfeitures are recognized as they occur.

The valuation methodology used to determine the fair value of the options issued during the period is the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including the volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options. Risk-free interest rates are calculated based on continuously compounded risk-free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best assessment.

Estimated volatility is a measure of the amount by which InMed’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the expected life of the awards.

Research and Development Costs

The Company conducts research and development programs and incurs costs related to these activities, including research and development personnel compensation, services provided by contract research organizations and lab supplies. Research and development costs are expensed in the periods in which they are incurred.

Patents and Intellectual Property Costs

The costs of filing for patents and of prosecuting and maintaining intellectual property rights are expensed as incurred due to the uncertainty surrounding the drug development process and the uncertainty of future benefits. Patents and intellectual property acquired from third parties for approved products or where there are alternative future uses are capitalized and amortized over the remaining life of the patent.

Segment reporting

The Company’s operations consist of two operating and reportable segments, the InMed Pharma segment and the BayMedica Commercial segment.

The InMed Pharma segment is largely organized around the research and development of small molecule pharmaceuticals drug candidates and the BayMedica Commercial segment is largely organized around manufacturing technologies to produce and commercialize bulk rare cannabinoids for sale as ingredients in the health and wellness industry (See Note 11).

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The lease liability is initially measured as the present value of future lease payments excluding payments made at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The lease liability is measured at amortized cost using the effective interest method. It is re-measured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is re-measured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to nil.

The Company has lease arrangements that include both lease and non-lease components. The Company accounts for each separate lease component and its associated non-lease components as a single lease component for all of its asset classes.

The Company has elected to apply the practical expedient to exclude initial direct costs such as annual operating costs from the measurement of the right-of-use asset at the date of initial application. The Company has elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The lease payments associated with these leases is recognized as an expense on a straight-line basis over the lease term.

Recent Accounting Pronouncements

The Company has reviewed recent accounting pronouncements and concluded that they are either not applicable to the Company or that there was no material impact or no material impact is expected in the consolidated financial statements as a result of future adoption.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which enhances reportable segment disclosure requirements primarily through expanded disclosures around significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The amendments should be applied retrospectively to all prior periods presented in the financial statements. The Company has early adopted this accounting pronouncement.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of specific categories meeting a quantitative threshold within the income tax rate reconciliation, as well as disaggregation of income taxes paid by jurisdiction. This ASU, which can be applied either prospectively or retrospectively, is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of the ASU and expects to include updated income tax disclosures in its fiscal year 2026.

3.	INVENTORIES

Inventories consisted of the following:

	June 30, 2024	June 30, 2023
	$	$

Raw materials	372,695	208,737
Work in process	30,817	514,113
Finished goods	840,812	893,506
Inventories	1,244,324	1,616,356

In determining any valuation allowances, the Company reviews inventory for obsolete, redundant, and slow-moving goods. During the year ended June 30, 2024 and 2023, the write-down of inventories to net realizable value was $9,614 and $308,937 respectively. Contributing factors to the decrease in net realizable value included lower demand and downward pricing pressure for certain products. As of June 30, 2024 and 2023, the Company has $103,434 and $93,820 respectively as a valuation allowance to reduce weighted average cost to new basis.

4.	PROPERTY, EQUIPMENT AND ROU ASSETS, NET

Property, equipment and ROU assets consisted of the following:

	June 30, 2024	June 30, 2023
	$	$

Right-of-Use Assets (leases)	2,135,811	1,167,436
Equipment	429,090	440,902
Furnishing	40,409	40,409
Property and equipment	2,605,310	1,648,747
Less: accumulated depreciation and amortization	(1,355,311)	(925,321)
Property, equipment and ROU assets, net	1,249,999	723,426

Depreciation expense on computer equipment, lab equipment and furnishing for the year ended June 30, 2024 and 2023, was $47,742 and $39,613 respectively and was recorded in general and administrative expenses. Amortization expense related to the right-of-use assets for the year ended June 30, 2024 and 2023, was $384,918 and $369,239 respectively and was recorded in general and administrative expenses.

5.	INTANGIBLE ASSETS

The following table summarizes the Companies intangible assets:

	June 30, 2024	June 30, 2023
	$	$

Intellectual property	1,736,420	1,736,420
Patents	1,191,000	1,191,000
Intangible assets	2,927,420	2,927,420
Less: accumulated amortization	(1,144,222)	(981,141)
Intangible assets, net	1,783,198	1,946,279

Acquired intellectual property is recorded at cost and is amortized on a straight-line basis over 18 years. Acquired patents consist of patents related to the development of cannabinoid analogs. This intangible asset is being amortized over an estimated useful life of 18 years. As at June 30, 2024, the definite-lived intangible assets had a weighted average estimated remaining useful life of approximately 11 years.

Amortization expense on intangible assets for the year ended June 30, 2024 and 2023 was $171,858 and $159,228 respectively. The Company expects amortization expense to be incurred over the next five years as follows:

Twelve months ending June 30,	$

2024	162,746
2025	162,746
2026	162,746
2027	162,746
2028	162,746
Thereafter	969,468
Total	1,783,198

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	June 30, 2024	June 30, 2023
	$	$

Trade payables	626,190	544,179
Accrued research and development expenses	242,066	164,587
Inventory related accruals	41,004	-
Employee compensation, benefits and related accruals	488,278	542,305
Accrued general and administrative expenses	256,473	357,664
Accounts payable and accrued liabilities	1,654,011	1,608,735

7.	SHARE CAPITAL AND RESERVES

Authorized

As of June 30, 2024, the Company’s authorized share structure consisted of: (i) an unlimited number of common shares without par value; and (ii) an unlimited number of preferred shares without par value. No preferred shares were issued and outstanding as of June 30, 2024 and 2023.

The Company may, from time to time, issue preferred shares and may, at the time of issuance, determine the rights, preferences and limitations pertaining to these shares. Holders of preferred shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of common shares.

On June 27, 2024, the Company entered into an amendment (the “ATM Amendment”) to its At-the-Market Offering Agreement, dated April 7, 2022 (the “Original ATM Agreement” and together with the ATM Amendment, the “Amended ATM Agreement”), pursuant to which the Company may offer and sell shares of the Company’s common shares, no par value per share (the “Common Shares”), from time to time, in “at the market” offerings through the Agent. The Original ATM Agreement was previously filed with the Securities and Exchange Commission on April 7, 2022 on the Company’s Current Report on Form 8-K. The ATM Amendment amends the Original ATM Agreement to reflect, among other provisions, updates to certain sales settlement provisions and reimbursement terms, and to supplement the representations being made by the Company to the Agent.

On October 24, 2023, the Company entered into a securities purchase agreement (the “2023 Securities Purchase Agreement”) with two accredited institutional investors (the “Accredited Institutional Investors”) for the sale (the “2023 Private Placement”) of 150,602 pre-funded warrants of the Company’s common shares at a purchase price of $16.60 per share. The pre-funded warrants have an exercise price of $0.002 and do not have an expiration date. The pre-funded warrants had a fair value of $1,248,376 at the time of issuance. As of June 30, 2024, there were 34,700 pre-funded warrants outstanding. In addition, the Company agreed, as part of the 2023 Private Placement, to issue to the purchasers unregistered preferred investment options to purchase up to an aggregate of 150,602 common shares. These preferred investment options have an exercise price of $16.60 and have a term of 5.5 years from issuance. The preferred investment options had a fair value of $1,251,449 at the time of their issuance.

Concurrently with the Company’s entry into the 2023 Securities Purchase Agreement, the Company also entered into an inducement offer letter agreement (the “Inducement Offer Letter”) with the holders of existing preferred investment options (the “Existing Holders”) to purchase up to an aggregate of 163,636 common shares issued to the Existing Holders on November 21, 2022. Pursuant to the Inducement Offer Letter, the Existing Holders agreed to exercise for cash their existing preferred investment options to purchase an aggregate of 163,636 common shares (at a reduced exercise price of $16.60 per share) in consideration of the Company’s agreement to issue new unregistered preferred investment options to purchase up to an aggregate of 327,273 shares of the Company’s common shares at an exercise price of $16.60 per share). Due to ownership limitations, the Accredited Institutional Investors had 89,827 common shares held in abeyance as of the closing of the 2023 Private Placement. The abeyance shares had a fair value of $1,491,138 and the common shares issued had a fair value of $1,225,230 on their respective issuance date. As of June 30, 2024, the Accredited Institutional Investors had drawn down 89,827 abeyance shares.

The inducement contemplated by the Inducement Offer Letter (the “Inducement”) is considered a warrant modification due to the changing of the terms of the warrants. The modification had a fair value of $3.5 million as of the date of the Inducement, using a Black-Scholes model and is recognized as an equity issuance cost in accordance with ASC 718-20-35-3.

On October 26, 2023, the parties consummated the 2023 Private Placement and the other transactions contemplated by the 2023 Securities Purchase Agreement. In connection with such transactions, the Company (i) received gross proceeds of approximately $5.2 million and paid approximately $560,000 in cash fees and (ii) issued 20,425 warrants to our placement agent. These warrants have an exercise price of $20.750 and a term of 5.5 years. The placement agent warrants had a fair value of $325,699 as of the date of their issuance, using a Black-Scholes model and were recorded as an equity issuance cost.

On September 13, 2022, the Company closed a private placement of its common shares and issued an aggregate of 4,500 common shares and 30,071 pre-funded warrants, for gross proceeds of $5,999,946. The pre-funded warrants were determined to be common stock equivalents. Each common share and each pre-funded warrant were sold in the offering with an investment option to purchase a common share. Transaction costs were allocated proportionally between common shares and investment options with $77,242 allocated to common shares and the balance of $1,052,101 allocated to additional paid-in capital and recorded as a component of shareholders’ equity in the consolidated balance sheet. As of June 30, 2023, there were no pre-funded warrants outstanding.

In connection with the September 13, 2022, private placement the company issued 69,124 warrants. These warrants were issued with an exercise price of $168.80 per share, were immediately exercisable upon issuance, and expire 7 years following the date of issuance. On November 21, 2022, these preferred investment options were surrendered to the Company for cancellation.

On November 21, 2022, the Company closed a private placement of its common shares and issued an aggregate of 7,500 common shares and 83,409 pre-funded warrants, for gross proceeds of $5,999,844. The pre-funded warrants were determined to be common stock equivalents. Each common share and each pre-funded warrant were sold in the offering with an investment option to purchase a common share. Transaction costs were allocated proportionally between common shares and investment options with $38,713 allocated to common shares and the balance of $831,292 allocated to additional paid-in capital and recorded as a component of shareholders’ equity in the consolidated balance sheet. As of June 30, 2023, there were no pre-funded warrants outstanding.

In connection with the November 21, 2022, private placement the company issued 163,636 warrants. These warrants were issued with an exercise price of $60.88 per share, were immediately exercisable upon issuance, and expire 7 years following the date of issuance. The allocated value of these investment options was recorded in additional paid-in capital.

Common Share Warrants

The assumptions used in the Black-Scholes model to value the new warrants issued during the years ended June 30, 2024 and 2023, are set forth in the table immediately below.

June 30, 2024
Exercise price	$16.60 - $20.80
Risk-free interest rate	4.82%
Volatility	109 – 111%
Expected life (years)	5.0 – 5.5
Dividend yield	$0%

June 30, 2023
Exercise price	$60.80 - $168.80
Risk-free interest rate	2.92 – 3.12%
Volatility	114 - 117%
Expected life (years)	7 Years
Dividend yield	$0%

The assumptions used in the Black-Scholes model to value the modification of warrants issued during the year ended June 30, 2024, are set forth in the table immediately below.

2024
Exercise price	$16.60 – 60.80
Risk-free interest rate	0.56 – 4.82%
Volatility	109 – 614%
Expected life (years)	0 – 6.8
Dividend yield	$0%

A summary of the Company’s warrant activity and related information for the periods covered were as follows:

	Number of Shares Under Warrants	Weighted Average Exercise Price
Balance as at July 1, 2022	25,233	$638.40
Granted	240,914	93.80
Expired / Cancelled Exercised	(90,346)	215.00
Exercised	-	-
Balance as at June 30, 2023	175,801	$107.40
Warrants Granted	648,904	12.80
Exercised	(279,538)	9.80
Expire/Cancelled	(888)	370.00
Warrants Outstanding at June 30, 2024	544,280	$21.20

Warrants Exercisable at June 30, 2024	544,280	$21.20

As of June 30, 2024 and 2023, the warrants exercisable and outstanding have an intrinsic value of $184,539 and nil respectively with a weighted average remaining life of 4 years and 6 years respectively.

8.	SHARE-BASED PAYMENTS

a)	Option Plan Details

On March 24, 2017, and as amended on November 20, 2020, the Company’s shareholders approved: (i) the adoption of a new stock option plan (the “Plan”) pursuant to which the Company’s Board of Directors may, from time to time, in its discretion and in accordance with applicable regulatory requirements, grant to directors, officers, employees and consultants of the Company, non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed twenty percent (20%) of the issued and outstanding common shares at the date the options are granted (on a non-diluted and rolling basis); and (ii) the application of the Plan to all outstanding stock options of the Company that were granted prior to March 24, 2017 under the terms of the Company’s previous stock option plan. On December 19, 2023, the Company’s Board of Directors approved the reservation of an additional 35,000 common shares under the Plan (which common shares were registered on the Company’s Form S-8 previously filed with the SEC on December 22, 2023).

As of June 30, 2024 and 2023, there were 8,964 and 2,581 options, respectively, immediately available for future allocation pursuant to applicable regulatory requirements. The maximum number of options issuable under the terms of the Plan equates to 20% of the then issued and outstanding shares. The option price under each option shall not be less than the closing price on the day prior to the date of grant. All options vest upon terms as set by the Board of Directors, either over time, up to 36 months, or upon the achievement of certain corporate milestones.

On December 23, 2023, the Company issued 25,111 options to its employees and consultants pursuant to the Plan. The options have an exercise price of $7.40 with a term of 5 years. The options vest in equal installments monthly over three years.

On December 23, 2023, the Company additionally issued 1,420 options to members of the Company’s Board of Directors pursuant to the Plan. The options have an exercise price of $7.40 with a term of five years. The options vest on the earlier of (i) December 23, 2024 or (ii) immediately prior to the next Annual General Meeting.

On February 20, 2024, the Company issued 2,500 options to its employees pursuant to the Plan. The options have an exercise price of $7.40 with a term of five years. The options vest in equal installments monthly over three years.

On August 10, 2022, the Company issued 28 options to a member of the Company’s Board of Directors pursuant to the Plan. The options have an exercise price of $195.00with a term of five years. The options vest 1 year from issuance.

On December 16, 2022, the Company issued 2,890 options to its employees and consultants pursuant to the Plan. The options have an exercise price of $26.40 with a term of 5 years. The options vest in equal installments monthly over three years.

On December 16, 2023, the Company additionally issued 168 options to members of the Company’s Board of Directors pursuant to the Plan. The options have an exercise price of $26.40 with a term of five years. The options vest on the earlier of (i) December 16, 2023 or (ii) immediately prior to the next Annual General Meeting.

The assumptions used in the Black-Scholes model during the years ended June 30, 2024 and 2023, are set forth in the table immediately below:

June 30, 2024
Exercise price	$7.40
Risk-free interest rate	3.95 - 4.30%
Volatility	116 - 203%
Expected life (years)	3.5 - 3.6
Dividend yield	$0%

June 30, 2023
Exercise price	$35.60 – 195.00
Risk-free interest rate	3.37 - 3.77%
Volatility	92 - 125%
Expected life (years)	3.1 - 5
Dividend yield	$0%

The following is a summary of changes in outstanding options from July 1, 2022 to June 30, 2024:

	Number	Weighted Average Exercise Price

Balance as at July 1, 2022	2,780	$2,571.80
Granted	3,086	37.00
Expired/Forfeited	(734)	5,342.60
Balance as at June 30, 2023	5,132	625.60
Granted	29,020	7.40
Expired/Forfeited	(428)	3,286.80
Balance as at June 30, 2024	33,723	$57.80

June 30, 2023:
Vested and exercisable	2,553	$1,148.80
Unvested	2,578	$107.60

June 30, 2024:
Vested and exercisable	5,646	$298.00
Unvested	28,077	$8.00

Total expenses arising from share-based payment transactions recognized during the years ended June 30, 2024 and 2023 were $137,714 and $278,154, respectively, of which $80,513 and $162,200, respectively, was allocated to general and administrative expenses, $56,408 and $115,954, respectively, was allocated to research and development expenses, and $793 and $0, respectively, was allocated to Cost of Goods sold.

Unrecognized compensation cost at June 30, 2024 related to unvested options was $107,586 which will be recognized over a weighted-average vesting period of approximately 1.38 years.

9.	LEASE OBLIGATIONS

The Company is committed to minimum lease payments as follows:

Maturity Analysis	June 30, 2024
$

Year 1	364,887
Year 2	366,753
Year 3	313,231
Year 4	-
Year 5	-
More than five years	-
Total undiscounted lease liabilities(1)	1,044,871
Less: imputed interest	(82,209)
Present value of lease liabilities	962,662

Less: Current portion of lease liabilities	(317,797)
Non-current portion of lease liabilities	(644,865)

In July 2019, InMed entered into a facility lease agreement for approximately 4,000 square feet of office space in Vancouver, BC, which served as our corporate headquarters until August 2024, when the lease expired. The Company did not take the option to renew for an additional three-year period. Subsequent to June 30 2024, the Company entered into a lease agreement for new office space. This office occupies approximately 2,243 square feet with a monthly basic rental rate and operating charges of an estimated C$12,296 for the two-year term of the agreement.

On October 5, 2023, BayMedica amended its lease located at 458 Carlton Court, Suite C, South San Francisco, California, in order to extend its lease to May 14, 2027. The Company is obligated to pay $1,295,759 over the three-year period unless terminated before the end of the period. The Company used an incremental borrowing rate of 6.15% and recognized a right-of-use asset and corresponding operating lease liability of $953,935.

10.	INCOME TAXES

The following is a reconciliation of income taxes calculated at the combined Canadian federal and provincial income statutory corporate tax rate of 27.0% to the tax expense:

	2024	2023
	$	$
US net loss before taxes	(1,756,965)	(1,212,372)
Canada net loss before tax	(5,911,485)	(6,735,250)
Net loss before taxes	(7,668,450)	(7,947,622)

Income tax expense (recovery) at the statutory rate	(1,966,981)	(2,073,116)
Increase (reduction) in income taxes resulting from:
Change in valuation allowance	1,625,998	2,532,867
State taxes	(21,942)	9,638
Permanent differences	39,252	76,605
True up to the return	(303,595)	-
State Rate Change	2,949	-
Foreign exchange differences	618,907	417,194
Share issuance cost capitalized in equity	(123,415)	(553,877)
Other	135,927	(396,211)
Income tax expense (recovery)	7,100	13,100

As of June 30, 2024, the Company has non-capital loss carry-forwards of approximately $72,724,671 (June 30, 2023 - $67,875,659) available to offset future taxable income in Canada. These non-capital loss carryforwards begin to expire in 2026. As of June 30, 2024, the Company has US Federal net operating losses of $7,451,316 and state net operating losses of $3,689,190. The US Federal NOLs have an indefinite carryforward period, and the state NOLs begin to expire in 2042.

Deferred tax assets and liabilities are as follows:

	2024	2023
	$	$
Non-capital losses	21,501,476	19,490,270
Financing costs	861,867	1,265,542
Accrued expenses	12,831	11,638
Intangible assets, net	146,193	131,714
Tax credits	241,270	241,270
Lease liability	164,288	98,827
	22,927,925	21,239,261
Property and equipment, net	(116,231)	(119,889)
Lease obligations	(157,701)	(91,377)
	(273,932)	(211,266)
Net deferred tax asset	22,653,993	21,027,995
Valuation allowance	(22,653,993)	(21,027,995)
	-	-

A full valuation allowance has been applied against the net deferred tax assets because it is more likely than not that future taxable income will be available against which the Company can utilize the benefits therefrom.

The Company recognizes tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from any such position would be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. It is the Company’s policy to recognize interest and penalties accrued on any uncertain tax benefits as a component of income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and Canada. With few exceptions, the Company is no longer subject to U.S. federal and state tax examinations for fiscal years prior to 2021.

The Company is subject to taxation at the federal, state, and local levels in the United States and Canada.

11.	SEGMENT INFORMATION

The Company reports segment information based on the management approach which designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), which is the Company’s Chief Executive Officer and the senior management team, for making decisions and assessing performance as the source of the Company’s reportable segments. The CODM allocates resources and assesses the performance of each operating segment based on potential licensing opportunities, historical and potential future product sales, operating expenses, and operating income (loss) before interest and taxes. The Company has determined its reportable segments to be InMed Pharmaceuticals (‘InMed Pharma’) and BayMedica Commercial based on the information used by the CODM. As such, the pharmaceutical related research and development carried out at BayMedica is included with the InMed Pharma segment. Other than cash, cash equivalents and short-term investments (“Unrestricted cash”) balances, the CODM does not regularly review asset information by reportable segment and, therefore, the Company does not report asset information by reportable segment.

The InMed Pharma segment is largely organized around the research and development of small molecule pharmaceuticals drug candidates and the BayMedica Commercial segment is largely organized around manufacturing technologies to produce and commercialize bulk rare cannabinoids for sale as ingredients in the health and wellness industry. Total assets held in the InMed Pharma segment as of June 30, 2024 and 2023 are $9.2 million and $11.2 million, respectively. Total assets as of June 30, 2024 and 2023, held in the BayMedica segment are $2.6 million and $2.9 million, respectively.

The following table presents information about the Company’s reportable segments for the year ended June 30, 2024 and 2023:

	Year Ended June 30,
	2024			2023
	InMed	BayMedica	Total	InMed	BayMedica	Total
	$	$	$	$	$	$

Sales	-	4,597,730	4,597,730	-	4,135,561	4,135,561
Cost of sales	-	(3,496,817)	(3,496,817)	-	(2,732,525)	(2,732,525)
Operating expenses	(8,400,411)	(896,853)	(9,297,264)	(8,824,275)	(1,005,723)	(9,829,998)
Other income (expense)	532,782	(4,881)	527,901	490,753	1,687	492,440
(Loss) income before income taxes	(7,867,629)	199,179	(7,668,450)	(8,333,522)	399,000	(7,934,522)
Unrestricted cash	5,669,113	902,497	6,571,610	8,036,714	875,803	8,912,517

12.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of agreements with various contract research organizations, as of June 30, 2024, the Company is committed for contract research services and materials at a cost of approximately $1.5 million, expected to occur in the twelve months following period.

Pursuant to the terms of agreements with various vendors, as of June 30, 2024, the Company is committed for contract materials and equipment at a cost of approximately $0.7 million, expected to occur in the twelve months following June 30, 2024.

Pursuant to the terms of a certain Technology Assignment Agreement, dated as of May 31, 2017 (the “Technology Agreement”), between the Company and the University of British Columbia (“UBC”), the Company is committed to pay royalties to UBC on certain licensing and royalty revenues received by the Company for biosynthesis of certain drug products that are covered by the Technology Agreement. To date, no payments have been required to be made.

Pursuant to the terms of a certain Collaborative Research Agreement, dated as of December 13, 2018,   between the Company and UBC, pursuant to which the Company owns all rights, title and interests in and to any intellectual property, in addition to funding research at UBC, the Company is committed to make a one-time payment upon filing of any PCT patent application arising from the research. To date, one such payment has been made to UBC.

Pursuant to the terms of a certain Contribution Agreement, dated as of November 1, 2018, between the Company and National Research Council Canada, as represented by its Industrial Research Assistance Program (NRC-IRAP), under certain circumstances contributions received, including the disposition of the underlying intellectual property developed in part with NRC-IRAP contributions, may become repayable. As of June 30, 2024, there have been no triggering events to cause a repayment.

Short-term investments include guaranteed investment certificates, with one year terms, of $43,064 and $44,422 as of June 30, 2024 and 2023 respectively, that are pledged as security for a corporate credit card.

In addition to the foregoing, the Company has entered into certain agreements in the ordinary course of operations that may include indemnification provisions, which are common in such agreements. In some cases, the maximum amount of potential future indemnification is unlimited; however, the Company currently holds commercial general liability insurance. This insurance may limit the Company’s overall liability and may enable the Company to recover a portion of any future amounts paid. Historically, the Company has not made any indemnification payments under such agreements, and it believes that the fair value of these indemnification obligations is minimal. Accordingly, the Company has not recognized any liabilities relating to these obligations for any period presented.

Pursuant to a certain Technology Licensing Agreement, dated as of March 11, 2021, between the Company and EyeCRO, the Company is committed to issue, subject to regulatory approval, up to 700 warrants to purchase 700 Common Shares upon the achievement of certain milestones. The exercise price of the warrants will be equal to the five-day VWAP of our Common Shares prior to each milestone achievement and the warrants will be exercisable for a period of three years from the issuance date. On May 10, 2024, the Company delivered a 90-day notice of termination to EyeCRO LLC with respect to the Technology Licensing Agreement, specifying an effective date of termination of August 8, 2024 (see Note 14 – Subsequent Events).

BayMedica entered into a patent license agreement (“Patent License Agreement”) with a third party (the “Licensor”) on February 15, 2021. The Company was required to begin making royalty payments to the Licensor based on net sales of licensed products in 2021 in order to maintain an exclusive license. In December 2021, the Company amended the Patent License Agreement, which amendment included the deferral of the 2021 minimum payments to 2022. As of June 30, 2023, the Company has paid $300,000 for the minimum payments due and payable under the Patent License Agreement. On February 10, 2023, BayMedica received a letter from the Licensor alleging a breach of the Patent License Agreement and asserting a right to monies due thereunder. On April 6, 2023, BayMedica sent a letter to the Licensor disputing the Licensor’s interpretation of the Patent License Agreement and asserted that the counterparty’s only remedy under the Patent License Agreement to be either (a) the conversion of an exclusive technology license into a non-exclusive license or (b) the termination of the Patent License Agreement.

On July 18, 2024, BayMedica received a letter from the Licensor alleging breach of the Patent License Agreement and asserting monies due thereunder. On August 7, 2024, BayMedica responded asserting that the counterparty’s interpretation of the Agreement is incorrect again and that BayMedica does not owe any funds under the Agreement.

To date, the Licensor has not initiated a lawsuit with respect to the foregoing matters. If a lawsuit is ultimately brought alleging a breach of the Patent License Agreement, the proceeding will be subject to final, binding and non-appealable arbitration under the Arbitration Act, 1991 (Ontario) and determined pursuant to Ontario law. BayMedica intends to vigorously defend its position. At this time, it is not possible to reasonably estimate a potential loss due to the terms of the Agreement, the nature of the legal theory advanced by the counterparty, and the ultimate outcome of any proceeding (including the interpretation by the arbitrator with respect to applicable requirements under Ontario law regarding contract formation).

13.	RELATED PARTY TRANSACTIONS

On February 11, 2022, the Board of Directors appointed Janet Grove as a director of the Company. Ms. Grove is a Partner of Norton Rose Fulbright Canada LLP (“NRF”). During the years ended June 30, 2024 and 2023, NRF rendered legal services in the amount of $226,793 and $634,208, respectively, to the Company. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by NRF. No legal services rendered by NRF were provided by Ms. Grove directly.

14.	REVERSE STOCK SPLIT

On November 14, 2024, the Company effectuated a reverse stock split of the Company’s issued and outstanding Common Shares, by a ratio of 20-to-1 (the “Reverse Stock Split”). Accordingly, all Common Shares, stock options, warrants, as well as per share information, for all periods presented in the consolidated financial statements and notes thereto have been adjusted retrospectively to reflect this Reverse Stock Split.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the filing of this Annual Report on Form 10-K and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the matters described below.

On September 17, 2024, the Company received a notification (the “Delisting Notice”) from the Nasdaq Listing Qualifications Department stating that due to the deficiency in the Company’s compliance with Listing Rule 5550(a)(2) which required the Company to maintain a bid price of its listed securities over $1 for 30 consecutive days, the Company’s securities would be delisted from Nasdaq on September 26, 2024, unless the Company appealed Nasdaq’s determination to a Hearings Panel (the “Panel”). A hearing request will stay the suspension of the Company’s securities pending the Panel’s discussion. On September 17, 2024, the Company submitted the hearing request to appeal (the “Appeal Request”) Nasdaq’s determination before the Panel. The hearing will take place on October 31, 2024 and it is anticipated that the Panel’s decision will follow shortly thereafter. The pendency of the Appeal Request does not have an immediate effect on the listing of our Common Shares and our Common Shares will continue to trade on Nasdaq under the symbol “INM”. While the Company has filed the Appeal Request, there can be no assurances, however, that we will be successful in regaining compliance with the continued listing requirements and maintaining the listing of our Common Shares on Nasdaq. Delisting from Nasdaq could materially and adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our securities, including our Common Shares. See Item 1A. “Risk Factors” of this Annual Report, including the risk that “any actual or threatened delisting of our securities by Nasdaq could have a material and adverse effect on our business, operations and financial condition, and could, among other things, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions,” for further information regarding the risks pertaining to the Delisting Notice and the Appeal Request.

Refer to note 9 – Lease Obligations with reference to a new lease agreement.

Refer to note 12 - Commitments and Contingencies with reference to the Patent License Agreement.

Under the Amended ATM Agreement, the Company issued 186,361 Common Shares for gross proceeds of $1,030,000 during the period of July 11, 2024 through July 29, 2024.

InMed Pharmaceuticals Inc.

Unaudited Condensed Consolidated Financial Statements

For the Three and Nine Months Ended March 31, 2025 and 2024

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

Expressed in U.S. Dollars

	March 31,	June 30,
	2025	2024
	Unaudited
	$	$
ASSETS
Current
Cash and cash equivalents	4,679,826	6,571,610
Short-term investments	40,582	43,064
Accounts receivable (less provision for credit losses of $nil in each of March 31, 2025 and June 30, 2024)	367,813	352,838
Inventories, net	813,970	1,244,324
Prepaids and other current assets	507,872	477,749
Total current assets	6,410,063	8,689,585

Non-Current
Property, equipment and operating lease right-of-use (“ROU”) assets, net	1,108,662	1,249,999
Intangible assets, net	1,661,109	1,783,198
Other assets	100,000	100,000
Total Assets	9,279,834	11,822,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,409,715	1,654,011
Current portion of operating lease obligations	429,247	317,797
Total current liabilities	1,838,962	1,971,808

Non-current
Operating lease obligations, net of current portion	419,347	644,865
Total Liabilities	2,258,309	2,616,673
Commitments and Contingencies (Note 11)

Shareholders’ Equity
Common Shares, unlimited authorized shares: 1,207,186 and 445,908, as of March 31, 2025 and June 30, 2024, respectively, issued and outstanding	87,457,095	82,784,400
Additional paid-in capital	34,885,442	35,368,899
Accumulated deficit	(115,449,581)	(109,075,759)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	7,021,525	9,206,109
Total Liabilities and Shareholders’ Equity	9,279,834	11,822,782

The accompanying notes form an integral part of these condensed consolidated financial statements.

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Expressed in U.S. Dollars

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
	$	$	$	$
Sales	1,261,578	1,172,601	3,637,923	3,314,663
Cost of sales	1,085,953	883,143	2,507,991	2,679,821
Gross profit	175,625	289,458	1,129,932	634,842

Operating Expenses
Research and development and patents	909,653	656,764	2,741,200	2,558,648
General and administrative	1,328,996	1,374,095	4,304,505	4,036,784
Amortization and depreciation	52,306	54,767	160,087	164,833
Foreign exchange loss	22,165	48,156	50,608	36,717
Total operating expenses	2,313,120	2,133,782	7,256,400	6,796,982

Other Income (Expense)
Interest and other income	16,565	121,458	104,195	424,261
Finance expense	-	-	(351,549)	-
Loss before income taxes	(2,120,930)	(1,722,866)	(6,373,822)	(5,737,879)

Tax expense		-	-	-
Net loss for the period	(2,120,930)	(1,722,866)	(6,373,822)	(5,737,879)

Net loss per share for the period
Basic and diluted	(1.94)	(3.58)	(7.93)	(16.48)
Weighted average outstanding common shares
Basic and diluted	1,095,973	480,649	803,909	348,097

The accompanying notes form an integral part of these condensed consolidated financial statements.

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

For the Three and Nine Months ended March 31, 2025 and 2024

Expressed in U.S. Dollars

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	#	$	$	$	$	$
Balance July 1, 2024	445,908	82,784,400	35,368,899	(109,075,759)	128,569	9,206,109
Private placement	186,361	1,030,063	-	-	-	1,030,063
Share issuance costs	-	(191,824)	-	-	-	(191,824)
Exercise of pre-funded warrants	34,700	576,034	(576,034)	-	-	-
Loss for the period	-	-	-	(1,677,868)	-	(1,677,868)
Share-based compensation	-	-	28,964	-	-	28,964
Balance September 30, 2024	666,969	84,198,673	34,821,829	(110,753,627)	128,569	8,395,444
Private Placement	57,183	396,153	-	-	-	396,153
Share issuance costs	-	(57,632)	-	-	-	(57,632)
Loss for the period	-	-	-	(2,575,024)	-	(2,575,024)
Share-based compensation	-	-	23,159	-	-	23,159
Balance December 31, 2024	724,152	84,537,194	34,844,988	(113,328,651)	128,569	6,182,100
Private Placement	483,034	2,935,004	-	-	-	2,935,004
Share issuance costs	-	(15,103)	-	-	-	(15,103)
Loss for the period	-	-	-	(2,120,930)	-	(2,120,930)
Share-based compensation	-	-	40,454	-	-	40,454
Balance March 31, 2025	1,207,186	87,457,095	34,885,442	(115,449,581)	128,569	7,021,525

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	#	$	$	$	$	$
Balance July 1, 2023	166,410	77,620,252	35,741,115	(101,400,209)	128,569	12,089,727
Net loss	-	-	-	(2,536,828)	-	(2,536,828)
Share-based compensation	-	-	25,191	-	-	25,191
Balance September 30, 2023	166,410	77,620,252	35,766,306	(103,937,037)	128,569	(9,578,090)
Private placement	116,989	2,316,381	2,899,812	-	-	5,216,193
Share issuance costs	-	-	(562,151)	-	-	(562,151)
Loss for the period	-	-	-	(1,478,185)	-	(1,478,185)
Share-based compensation	-	-	18,264	-	-	18,264
Balance December 31, 2023	283,399	79,936,633	38,122,231	(105,415,222)	128,569	12,772,211
Private placement	33,850	670,230	(670,230)	-	-	-
Loss for the period	-	-		(1,722,866)	-	(1,722,866)
Share-based compensation	-	-	55,305	-	-	55,305
Balance March 31, 2024	317,249	80,606,863	37,507,306	(107,138,088)	128,569	11,104,650

The accompanying notes form an integral part of these condensed consolidated financial statements.

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months ended March 31, 2025 and 2024

Expressed in U.S. Dollars

	For the Nine Months Ended
	March 31,
	2025	2024
	$	$
Cash used in:

Operating Activities
Net loss	(6,373,822)	(5,737,879)
Items not requiring cash:
Amortization and depreciation	160,087	164,833
Share-based compensation	92,577	98,760
Amortization of ROU assets	243,555	287,824
Interest income received on short-term investments	567	(1,271)
Unrealized foreign exchange loss	44,875	2,607
Inventory write-down	-	263,404
Changes in operating assets and liabilities:
Inventories	430,354	159,000
Prepaids and other currents assets	(12,145)	(520,653)
Other non-current assets	-	4,908
Accounts receivable	(14,975)	52,718
Accounts payable and accrued liabilities	(244,297)	(425,446)
Deferred rent	-	(16,171)
Operating lease obligations	(315,221)	(289,302)
Total cash used in operating activities	(5,988,445)	(5,956,668)

Investing Activities
Sale of short-term investments	40,039	42,513
Purchase of short-term investments	(40,039)	(42,513)
Purchase of property and equipment	-	(9,293)
Total cash used in investing activities	-	(9,293)

Financing Activities
Proceeds from the private placement	4,361,220	5,216,193
Private placement issuance costs	(264,559)	(562,151)
Total cash provided by financing activities	4,096,661	4,654,042
Decrease in cash and cash equivalents during the period	(1,891,784)	(1,311,919)
Cash and cash equivalents beginning of the period	6,571,610	8,912,517
Cash and cash equivalents end of the period	4,679,826	7,600,598

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-	$-
Interest	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of warrant modification recorded as equity issuance costs	$-	$3,508,749
Preferred investment options to its placement agent	$-	$325,699
Recognition of ROU asset and corresponding operating lease liability	$187,223	$968,376

The accompanying notes form an integral part of these condensed consolidated financial statements.

InMed Pharmaceuticals Inc.

Notes to the Condensed Consolidated Financial Statements

1.	CORPORATE INFORMATION AND CONTINUING OPERATIONS

Business

InMed Pharmaceuticals Inc. (“InMed” or the “Company”) was incorporated in the Province of British Columbia on May 19, 1981 under the Business Corporations Act of British Columbia. InMed is a clinical stage pharmaceutical company developing a pipeline of prescription-based products, including rare cannabinoids and novel cannabinoid analogs, targeting the treatment of diseases with high unmet medical needs as well as developing proprietary manufacturing technologies to produce rare cannabinoids for sale in the health and wellness industry.

The Company’s shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “INM”. InMed’s office and principal place of business is located at Suite 1445– 885 West Georgia Street, Vancouver, B.C., Canada, V6C 3E8.

Going Concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions, circumstances and events, considered individually and in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued.

Through March 31, 2025, the Company has funded its operations primarily with proceeds from the sale of the Company’s common shares, no par value per share (the “Common Shares”) to unaffiliated third parties. The Company has incurred recurring losses and negative cash flows from operations since its inception, including net losses of approximately $6.4 million and $5.7 million for the nine months ended March 31, 2025 and 2024, respectively. In addition, the Company has an accumulated deficit of approximately $115.4 million as of March 31, 2025. The Company expects to continue to generate operating losses for the foreseeable future.

As of the date of this Quarterly Report, the Company expects its cash, cash equivalents and short-term investments of $4.7 million as of March 31, 2025 will be sufficient to fund its operating expenses and capital expenditure requirements into the third quarter of calendar 2025, depending on the level and timing of realizing BayMedica revenues from the sale of bulk rare cannabinoids in the ‘health & wellness’ sector as well as the level and timing of Company operating expenses. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued.

The Company expects to continue to seek additional funding through equity financings, debt financings and/or other capital sources, including collaborations with other companies, government contracts or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s existing shareholders.

In connection with the Company’s assessment of going concern considerations in accordance with Subtopic 205-40, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be for a period of one year from the issuance of these condensed consolidated financial statements. These unaudited condensed consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts of classification of liabilities that might result from the outcome of this uncertainty. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States (“US GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for financial information.

These unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods presented. The results of operations for the three and nine months ended March 31, 2025 and 2024 are not necessarily indicative of results that can be expected for a full year. These unaudited condensed consolidated financial statements follow the same significant accounting policies as those described in the notes to the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2024.

On November 14, 2024, the Company effected a reverse stock split of the Company’s issued and outstanding Common Shares, by a ratio of 20-to-1 (the “Reverse Stock Split”). Accordingly, all Common Shares, stock options, warrants, as well as per share information, for all periods presented in the condensed consolidated financial statements and notes thereto have been adjusted retrospectively to reflect this Reverse Stock Split.

Reclassifications

Certain prior year amounts in the unaudited condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year’s presentation. These reclassifications did not affect the prior period’s total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities. During the year ended June 30, 2024, the Company adopted ASU 2023-07 - Improvements to Reportable Segment Disclosures which has required prior periods to reflect the change in presentation. Refer to discussion on Recent Accounting Pronouncements below.

Use of Estimates

The preparation of financial statements in compliance with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the balance sheet date, and the corresponding revenues and expenses for the periods reported. It also requires management to exercise judgment in applying the Company’s accounting policies. In the future, actual experience may differ from these estimates and assumptions. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to these unaudited condensed consolidated financial statements are the application of the going concern assumptions, determining the fair value of share-based payments, income tax provisions, write-down of inventories to net realizable value, and the assumptions used in the determination of research & development accruals.

Actual results could differ from those estimates.

Basis of Consolidation

These unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries, InMed Pharmaceutical Ltd; BayMedica, LLC; Biogen Sciences Inc.; and Sweetnam Consulting Inc. Biogen Sciences Inc. and Sweetnam Consulting Inc. are inactive subsidiaries. A subsidiary is an entity that the Company controls, either directly or indirectly, where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All inter-company transactions and balances including unrealized income and expenses arising from intercompany transactions are eliminated in preparing these condensed consolidated financial statements.

Foreign Currency

The functional currency of the Company and its subsidiaries is the U.S. Dollar. These unaudited condensed consolidated financial statements are presented in U.S. Dollars. References to “$” and “US$” are to United States (“U.S.”) dollars and references to “C$” are to Canadian dollars.

Cash and Cash Equivalents

Cash and cash equivalents include cash-on-hand, demand deposits with financial institutions and other short-term, highly liquid investments with original maturities of three months or less when acquired that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value. As of March 31, 2025 and June 30, 2024, the Company held $1,624,576 and $1,939,482, respectively, of cash equivalents in a money market fund that is considered Level 1 in the financial instruments hierarchy due to the readily available quoted prices in active markets for identical instruments.

Short-term Investments

Short-term investments include fixed and variable rate guaranteed investment certificates, with terms greater than three months and less than twelve months. Due to the short-term nature of these investments the fair value of the investments approximates the current value. Guaranteed investment certificates are convertible to known amounts of cash and are subject to an insignificant risk of change in value.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts, net of any credit losses. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable.

The Company evaluates the collectability of accounts receivable on a regular basis based upon various factors including the financial condition and payment history of customers, an overall review of collections experience on other accounts and economic factors or events expected to affect future collections experience.

Concentration of Credit Risk and Other Risks and Uncertainties

At times, cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) or Canadian Deposit Insurance Corporation insurable limits. The Company has not previously experienced any losses related to these balances. The uninsured cash balance as of March 31, 2025 was $2.5 million. The Company does not believe it is exposed to significant credit risk on cash and cash equivalents.

The Company’s customers are primarily concentrated in the United States.

Concentration of customers

The following tables summarizes the information about the Company’s concentration of customers:

	Customer A	Customer B	Customer C	Customer D	Customer E

Three Months Ended March 31, 2025
Revenues, customer concentration risk	25%	37%	* %	* %	*	%

Three Months Ended March 31, 2024™
Revenues, customer concentration risk	16%	21%	29%	16%	10%

Nine Months Ended March 31, 2025
Revenues, customer concentration risk	27%	29%	11%	* %	*	%

Nine Months Ended March 31, 2024
Revenues, customer concentration risk	* %	16%	39%	15%	10%

As of March 31, 2025
Accounts receivable, customer concentration risk	34%	47%	* %	14%	*	%

As of June 30, 2024
Accounts receivable, customer concentration risk	32%	20%	15%	15%	14%

*	Less than 10%.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of equity or debt financings, these related costs are recorded in shareholders’ equity or liabilities as a reduction of proceeds generated as a result of the offering. If the planned financing is abandoned, the deferred offering costs are thereafter expensed as a charge to other income (expense) in the consolidated statement of operations. For the nine months ended March 31, 2025, the Company recorded deferred offering costs of $25,000, in connection with ongoing financing.

Inventories

Inventories are initially valued at weighted average cost and subsequently valued at the lower of weighted average cost and net realizable value. Costs included in inventories are the purchase price of goods and cost of services rendered, freight costs, warehousing costs, purchasing costs and production and labor costs related to manufacturing.

In determining any valuation allowances, the Company reviews inventory for obsolete, redundant, and slow-moving goods.

Property, Equipment and ROU Assets, Net

Computer equipment, lab equipment and furnishings are recorded at cost, less accumulated depreciation and accumulated impairment losses. The initial cost of computer equipment, lab equipment and furnishings comprises their purchase price. The computer equipment, lab equipment and furnishings are reviewed at least once per year for impairment. Equipment and furniture are depreciated using the straight-line method based on their estimated useful lives as follows:

●	Computer equipment — 5 years

●	Lab equipment — 6 - 10 years

●	Furnishings — 5 years

Computer equipment, lab equipment and furnishings, acquired or disposed of during the year, are depreciated proportionately for the period they are in use.

The ROU assets are initially measured based on the initial amount of the operating lease liability adjusted for any lease payments made at or before the commencement date, less any lease incentives received. The assets are amortized to the earlier of the end of the useful life of the ROU asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the ROU assets are periodically reduced by impairment losses, if any, and adjusted for certain re-measurements of the lease liability (see Note 2 Lease (i)).

Intangible Assets, Net

Intangible assets are comprised of acquired intellectual property, which consists of certain patents and technical know-how. The intellectual property is recorded at cost and is amortized on a straight-line basis over an estimated useful life of 18 years net of any accumulated impairment losses. There was no impairment loss during the three and nine months ended March 31, 2025 and 2024.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset or assets. If carrying value exceeds the sum of undiscounted cash flows, the Company then determines the fair value of the underlying asset. Any impairment to be recognized is measured as the amount by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. Assets classified as held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

Fair Value Measurements

Financial Assets

Financial assets are initially recognized at fair value, plus transaction costs that are directly attributable to their acquisition or issue and subsequently carried at amortized cost, using the effective interest rate method, less any impairment losses. No financial assets are elected to be carried at fair value through profit or loss, or where changes in fair value are recognized in these consolidated statements of operations and comprehensive loss in other comprehensive loss.

Short-term investments are subsequently recorded at cost plus accrued interest, which approximates fair value due to their short-term nature. Accounts receivable are reported at outstanding amounts, net of credit losses.

Financial Liabilities

To determine the fair value of financial instruments, the Company uses the fair value hierarchy for inputs used to measure fair value of financial assets and liabilities. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 (highest priority), Level 2, and Level 3 (lowest priority).

Level 1 –	Unadjusted quoted prices in active markets for identical instruments.

Level 2 –	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –	Inputs are unobservable and reflect the Company’s assumptions as to what market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available. Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The carrying value of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable and accrued liabilities, approximate their carrying values as of March 31, 2025 and June 30, 2024 due to their immediate or short-term maturities.

Revenue Recognition

The Company recognizes revenue when the Company satisfies the performance obligations under the terms of a contract and control of its products and services is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products and services. ASC 606, Revenue from Contracts with Customers defines a five-step process to recognize revenue that requires judgment and estimates, including identifying the contract with the customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when or as the performance obligation is satisfied.

Revenue consists of manufacturing and distribution sales of bulk rare cannabinoids, which are generally recognized at a point in time. The Company recognizes revenue when control over the products has been transferred to the customer and the Company has a present right to payment. Sales and other taxes that are required to be remitted to regulatory authorities are recorded as liabilities and excluded from sales. Limited rights of return for claims of damaged or non-compliant products, exist with the Company’s customers.

The Company has elected the practical expedient that allows it to recognize the incremental costs of obtaining a contract as an expense, when incurred, if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Revenues within the scope of ASC 606 do not include material amounts of variable consideration. Customer payments are generally due in advance of when control is transferred to the customer. Some of our larger customers are eligible for payment terms up to ‘net 30 days’.

Cost of Sales

Cost of sales consists primarily of the purchase price of goods and cost of services rendered, freight costs, warehousing costs, and purchasing costs. Cost of sales also includes production and labor costs for the Company’s manufacturing business.

Shipping and Handling

The Company records freight billed to customers within net sales. Shipping and handling costs associated with inbound freight and goods shipped to customers are recorded in cost of sales. Other shipping and handling costs, such as for quality assurance, are recorded in operating expenses.

Earnings (Loss) Per Share

Basic earnings (loss) per Common Share (“EPS”) is computed by dividing the net income or loss applicable to Common Shares by the weighted average number of Common Shares outstanding for the relevant period. Diluted earnings (loss) per Common Share (“Diluted EPS”) is computed by dividing the net income or loss applicable to Common Shares by the sum of the weighted average number of Common Shares issued and outstanding and all additional Common Shares that would have been outstanding, if potentially dilutive instruments were converted. If the conversion of outstanding stock options and warrants into Common Shares is anti-dilutive, then diluted EPS is not presented separately from EPS.

The following table sets forth the number of potential Common Shares that have been excluded from diluted net income (loss) per because their effect was anti-dilutive:

	As of March 31,
	2025	2024
Options	61,864	33,924
Warrants	509,580	660,204
	571,444	694,128

Share-based Payments

The Company follows the requirements of FASB ASC 718-10-10, Share-Based Payments with regards to stock-based compensation issued to employees and non-employees. The Company has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock-based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded. The Company has a relatively low forfeiture rate of stock-based compensation and forfeitures are recognized as they occur.

The valuation methodology used to determine the fair value of the options issued during the period is the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions, including the volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options. Risk-free interest rates are calculated based on continuously compounded risk-free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common Shares and does not intend to pay dividends on its Common Shares in the foreseeable future. The expected forfeiture rate is estimated based on management’s best assessment.

Estimated volatility is a measure of the amount by which InMed’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices over a period equal to the expected life of the awards.

Research and Development Costs

The Company conducts research and development programs and incurs costs related to these activities, including research and development personnel compensation, services provided by contract research organizations and lab supplies. Research and development costs are expensed in the periods in which they are incurred.

Patents and Intellectual Property Costs

The costs of filing for patents and of prosecuting and maintaining intellectual property rights are expensed as incurred due to the uncertainty surrounding the drug development process and the uncertainty of future benefits. Patents and intellectual property acquired from third parties for approved products or where there are alternative future uses are capitalized and amortized over the remaining life of the patent.

Segment Reporting

The Company’s operations consist of two operating and reportable segments, the “InMed Pharma” segment and the “BayMedica Commercial” segment.

The “InMed Pharma” segment is largely organized around the research and development of small molecule pharmaceuticals drug candidates and the “BayMedica Commercial” segment is largely organized around manufacturing technologies to produce and commercialize bulk rare cannabinoids for sale as ingredients in the health and wellness industry (See Note 10).

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The lease liability is initially measured as the present value of future lease payments excluding payments made at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The lease liability is measured at amortized cost using the effective interest method. It is re-measured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is re-measured in this way, a corresponding adjustment is made to the carrying amount of the ROU asset or is recorded in profit or loss if the carrying amount of the ROU asset has been reduced to nil.

The Company has lease arrangements that include both lease and non-lease components. The Company accounts for each separate lease component and its associated non-lease components as a single lease component for all of its asset classes.

The Company has elected to apply the practical expedient to exclude initial direct costs such as annual operating costs from the measurement of the ROU asset at the date of initial application. The Company has elected to apply the practical expedient not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The lease payments associated with these leases is recognized as an expense on a straight-line basis over the lease term.

Recent Accounting Pronouncements

The Company has reviewed recent accounting pronouncements and concluded that they are either not applicable to the Company or that there was no material impact or no material impact is expected in these unaudited condensed consolidated financial statements as a result of future adoption.

In November 2024, the FASB issued ASU 2024-03, Income Statement Reporting Comprehensive Income - Expense Disaggregation Disclosures, which requires disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The amendments in this update improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This ASU should be applied on a prospective basis, with retrospective application permitted. The amendments in this update are effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the future effect the adoption of this ASU will have on our consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of specific categories meeting a quantitative threshold within the income tax rate reconciliation, as well as disaggregation of income taxes paid by jurisdiction. This ASU, which can be applied either prospectively or retrospectively, is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this ASU and expects to include updated income tax disclosures in its fiscal year 2026.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which enhances reportable segment disclosure requirements primarily through expanded disclosures around significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The amendments should be applied retrospectively to all prior periods presented in the financial statements. The Company has early adopted this accounting pronouncement.

3.	INVENTORIES

Inventories consisted of the following:

	March 31, 2025	June 30, 2024
	$	$
Raw materials	258,300	372,695
Work in process	323,714	30,817
Finished goods	231,956	840,812
Inventories	813,970	1,244,324

In determining any valuation allowances, the Company reviews inventory for obsolete, redundant, and slow-moving goods. During the three months ended March 31, 2025 and 2024, the write-down of inventories to net realizable value was $0 and $0 respectively. During the nine months ended March 31, 2025 and 2024, the write-down of inventories to net realizable value was $0 and $263,404 respectively. Contributing factors to the decrease in net realizable value included lower demand and downward pricing pressure for certain products. As of March 31, 2025 and June 30, 2024, the Company has $103,434 as a valuation allowance to reduce weighted average cost to new basis.

4.	PROPERTY, EQUIPMENT AND ROU ASSETS, NET

Property, equipment and ROU assets consisted of the following:

	March 31, 2025	June 30, 2024
	$	$
ROU Assets (leases)	1,891,009	2,135,811
Equipment	429,091	429,090
Furnishings	-	40,409
Property and equipment	2,320,100	2,605,310
Less: accumulated depreciation and amortization	(1,211,438)	(1,355,311)
Property, equipment and ROU assets, net	1,108,662	1,249,999

Depreciation expense on computer equipment, lab equipment and furnishing for the three months ended March 31, 2025 and 2024, was $12,203 and $14,220, respectively, and was recorded in general and administrative expenses. Amortization expense related to the ROU assets for the three months ended March 31, 2025 and 2024, was $77,278 and $95,615, respectively, and was recorded in general and administrative expenses.

Depreciation expense on computer equipment, lab equipment and furnishing for the nine months ended March 31, 2025 and 2024, was $37,998 and $42,302, respectively, and was recorded in general and administrative expenses. Amortization expense related to the ROU assets for the nine months ended March 31, 2025 and 2024, was $243,555 and $287,824, respectively, and was recorded in general and administrative expenses.

5.	INTANGIBLE ASSETS

The following table summarizes the Company’s intangible assets:

	March 31, 2025	June 30, 2024
	$	$
Intellectual property	1,736,420	1,736,420
Patents	1,191,000	1,191,000
Intangible assets	2,927,420	2,927,420
Less: accumulated amortization	(1,266,311)	(1,144,222)
Intangible assets, net	1,661,109	1,783,198

Acquired intellectual property is recorded at cost and is amortized on a straight-line basis over 18 years. Acquired patents consist of patents related to the development of cannabinoid analogs. This intangible asset is being amortized over an estimated useful life of 18 years. As of March 31, 2025, the definite-lived intangible assets had a weighted average estimated remaining useful life of approximately 11 years.

Amortization expense on intangible assets for the three months ended March 31, 2025 and 2024 was $40,103 and $40,993 respectively. Amortization expense on intangible assets for the nine months ended March 31, 2025 and 2024 was $122,089 and $122,531 respectively. The Company expects amortization expense to be incurred over the next five years as follows:

Year ending June 30,	$
2025 (remaining)	40,657
2026	162,746
2027	162,746
2028	162,746
2029	162,746
Thereafter	969,468
Total	1,661,109

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	March 31, 2025	June 30, 2024
	$	$
Trade payables	559,811	626,190
Accrued research and development expenses	105,797	242,066
Inventory related accruals	3,698	41,004
Employee compensation, benefits and related accruals	464,665	488,278
Accrued general and administrative expenses	275,744	256,473
Accounts payable and accrued liabilities	1,409,715	1,654,011

7.	SHARE CAPITAL AND RESERVES

Authorized

As of March 31, 2025, the Company’s authorized share structure consisted of an unlimited number of: (i) Common Shares; and (ii) preferred shares without par value (the “Preferred Shares”). No Preferred Shares were issued and outstanding as of March 31, 2025 and June 30, 2024.

The Company may, from time to time, issue Preferred Shares and may, at the time of issuance, determine the rights, preferences and limitations pertaining to these shares. Holders of preferred shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Shares.

On June 27, 2024, the Company entered into an amendment (the “ATM Amendment”) to its At-the-Market Offering Agreement, dated April 7, 2022 (the “Original ATM Agreement” and together with the ATM Amendment, the “Amended ATM Agreement”), pursuant to which the Company may offer and sell Common Shares, from time to time, in “at the market” offerings through the Agent. The ATM Amendment amends the Original ATM Agreement to reflect, among other provisions, updates to certain sales settlement provisions and reimbursement terms, and to supplement the representations being made by the Company to the Agent. During the nine months ended March 31, 2025, the Company issued 313,242 Common Shares for gross proceeds of approximately $1.9 million. This amount has been offset by financing fees of approximately $265,000. The Company’s Registration Statement on Form S-3 which was previously filed with the SEC in connection with the transactions contemplated by the Amended ATM Agreement expired on February 10, 2025.

On December 13, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD (the “Investor”) to sell up to $10 million in the aggregate of the Company’s Common Shares at any time during the 36-month period following the effective date of the SEPA (the “Effective Date”). The total number of Common Shares under the terms of the SEPA is limited to a number equivalent to 19.99% of the outstanding Common Shares as of the Effective Date unless certain pricing conditions are met, which could have the effect of limiting the total proceeds made available to the Company under the SEPA. In addition, the issuance of our Common Shares under the SEPA is subject to further limitations, including that the Common Shares beneficially owned by the Investor and its affiliates will not exceed 9.99% in the aggregate of our Common Shares issued and outstanding. The Common Shares issued and sold to the Investor will be priced at 97% of the Market Price (as defined in the SEPA) during a specified three-day pricing period.) The Company reserves the right to set a minimum acceptable price for the Common Share issuances made under the SEPA. During the nine months ended March 31, 2025, the Company issued 413,336 Common Shares for gross proceeds of approximately $2.5 million. Certain terms of the SEPA, including with respect to the specified three-day pricing period discussed above, may be modified or waived, as mutually agreed upon by the Investor, on the one hand, and the Company, on the other, in accordance with Section 12.02 and the other provisions of the SEPA. The foregoing description of the terms of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA.

Under the terms of the SEPA, the Company paid the Investor a one-time structuring fee in the amount of $25,000 and the Company is also obligated to pay a commitment fee in an amount equal to 2.50% of the Commitment Amount (or $250,000), 25% of which was paid in December 2024. The remaining 75% of the Commitment Fee shall be paid in three equal quarterly installments beginning on the three-month anniversary of the Effective Date, with each such installment to be paid at the Company’s option either in cash or by the issuance to the Investor of such number of Common Shares that is equal to such portion of the deferred fee divided by the lowest daily VWAP of the Common Shares during the consecutive Trading Days immediately prior to the date of such installment at the Effective Date. The Commitment Fee and other SEPA related fees of $351,549 were expensed during the three and nine months ended March 31, 2025, since at the inception of the arrangement, the fees exceeded the fair value of the asset recognized. The SEPA was precluded from equity treatment in accordance with ASC 815-40-25 as the SEPA was not deemed fixed according to the accounting standard.

Common Share Warrants

The Company did not grant any warrants during the nine months ended March 31, 2025.

A summary of the Company’s warrant activity and related information for the periods covered were as follows:

	Number of Shares Under Warrants	Weighted Average Exercise Price
Balance as at June 30, 2024	544,280	$20.4
Warrants Granted	-	-
Exercised	(34,700)	-
Expire/Cancelled	-	-
Warrants Outstanding as at March 31, 2025	509,580	$30.18

Warrants Exercisable as at March 31, 2025	509,580	$30.18

As of March 31, 2025 and June 30, 2024, the warrants exercisable and outstanding have an intrinsic value of $nil and $184,539, respectively, with a weighted average remaining life of 4 years and 6 years, respectively.

8.	SHARE-BASED PAYMENTS

a)	Option Plan Details

On March 24, 2017, and as amended on November 20, 2020, the Company’s shareholders approved: (i) the adoption of a new stock option plan (the “Plan”) pursuant to which the Company’s Board of Directors may, from time to time, in its discretion and in accordance with applicable regulatory requirements, grant to directors, officers, employees and consultants of the Company, non-transferable options to purchase Common Shares, provided that the number of Common Shares reserved for issuance will not exceed twenty percent (20%) of the issued and outstanding Common Shares at the date the options are granted (on a non-diluted and rolling basis); and (ii) the application of the Plan to all outstanding stock options of the Company that were granted prior to March 24, 2017 under the terms of the Company’s previous stock option plan. On December 18, 2024 and December 19, 2023, the Company’s Board of Directors approved the reservation of an additional 60,000 and 35,000 Common Shares under the Plan, respectively.

As of March 31, 2025 and June 30, 2024, there were 40,824 and 8,966 stock options immediately available for future allocation pursuant to applicable regulatory requirements. The maximum number of options issuable under the terms of the Plan equates to 20% of the then issued and outstanding shares. The option price under each option shall not be less than the closing price on the day prior to the date of grant. All options vest upon terms as set by the Board of Directors, either over time, up to 36 months, or upon the achievement of certain corporate milestones.

On December 20, 2024, the Company granted 28,700 stock options to its employees and external directors.

The weighted average assumptions used in the Black-Scholes option pricing model in valuing stock options granted during the three and nine months ended March 31, 2025 and 2024, are summarized in the table below.

	2025	2024
Exercise price	$4.14	$0.37
Risk-free interest rate	4.21%	3.95-4.30%
Volatility	125%	116-203%
Expected life (years)	3.4	3.5-3.6
Dividend yield	$0%	$0%

The following is a summary of changes in the Company’s outstanding options from July 1, 2024 to March 31, 2025:

	Number	Weighted Average Exercise Price
Balance at July 1, 2024	33,722	$56.69
Granted	28,700	4.14
Expired/Forfeited	(558)	45.19
Balance at March 31, 2025	61,864	$32.41
March 31, 2025:
Vested and exercisable	19,768	$89.96
Unvested	42,096	$5.39

Total expenses arising from share-based payment transactions recognized during the three months ended March 31, 2025 and 2024 were $40,454 and $55,305 respectively, of which $23,854 and $9,768, respectively, was allocated to general and administrative expenses, $15,956 and $6,659, respectively, was allocated to research and development expenses, and $644 and $506, respectively, was allocated to Cost of Goods sold.

Total expenses arising from share-based payment transactions recognized during the nine months ended March 31, 2025 and 2024 were $92,578 and $98,760 respectively, of which $55,393 and $57,231, respectively, was allocated to general and administrative expenses, $36,172 and $41,024, respectively, was allocated to research and development expenses, and $1,013 and $505, respectively, was allocated to cost of goods sold.

Unrecognized compensation cost as of March 31, 2025 (which was related to unvested options) was $99,006, which will be recognized over a weighted-average vesting period of approximately 1.3 years.

9.	LEASE OBLIGATIONS

The Company is committed to minimum operating lease payments as follows:

Maturity Analysis	March 31, 2025
$
Year 1	116,000
Year 2	469,369
Year 3	313,230
Year 4	-
Year 5	-
Total undiscounted operating lease liabilities	898,599
Less: imputed interest	(50,005)
Present value of operating lease liabilities	848,594

Less: Current portion of operating lease liabilities	(429,247)
Non-current portion of operating lease liabilities	(419,347)

On July 29, 2024, the Company entered into a lease agreement for new office space. This office occupies approximately 2,243 square feet with a monthly basic rental rate and operating charges of an estimated C$12,296 for the two-year term of the agreement. The Company used an incremental borrowing rate of 7% and recognized an ROU asset and corresponding operating lease liability of $205,201.

On October 5, 2023, BayMedica amended its lease located at 458 Carlton Court, Suite C, South San Francisco, California, in order to extend its lease to May 14, 2027. The Company is obligated to pay $1,295,759 over the three-year period unless terminated before the end of the period. The Company used an incremental borrowing rate of 6.15% and recognized a ROU asset and corresponding operating lease liability of $953,935. The Company can terminate the lease with three months written notice and a payment of $187,938.

10.	SEGMENT INFORMATION

The Company reports segment information based on the management approach, which designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), the Company’s Chief Executive Officer and the senior management team, for making decisions and assessing performance as the source of the Company’s reportable segments. The CODM allocates resources and assesses the performance of each operating segment based on potential licensing opportunities, historical and potential future product sales, operating expenses, and operating income (loss) before interest and taxes. The Company has determined its reportable segments to be ‘InMed Pharma’ and ‘BayMedica Commercial’ based on the information used by the CODM. As such, the pharmaceutical-related research and development carried out at BayMedica is included with the ‘InMed Pharma’ segment. Other than cash, cash equivalents and short-term investments (“Unrestricted cash”) balances, the CODM does not regularly review asset information by reportable segment and, therefore, the Company does not report asset information by reportable segment.

The ‘InMed Pharma’ segment is largely organized around the research and development of small molecule pharmaceuticals drug candidates and the ‘BayMedica Commercial’ segment is largely organized around manufacturing technologies to produce and commercialize bulk rare cannabinoids for sale as ingredients in the health and wellness industry. Total assets held in the ‘InMed Pharma’ segment as of March 31, 2025 and June 30, 2024 were $5.7 million and $9.2 million, respectively. Total assets as of March 31, 2025 and June 30, 2024, held in the ‘BayMedica Commercial’ segment were $3.6 million and $2.6 million, respectively.

The following table presents information about the Company’s reportable segments for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025			2024
	InMed	BayMedica	Total	InMed	BayMedica	Total
	$	$	$	$	$	$
Sales	-	1,261,578	1,261,578	-	1,172,601	1,172,601
Cost of sales	-	(1,085,953)	(1,085,953)	-	(883,143)	(883,143)
Research and development patents	(896,466)	(13,187)	(909,653)	(620,223)	(36,541)	(656,764)
General and Administrative	(1,113,297)	(215,699)	(1,328,996)	(1,172,023)	(202,072)	(1,374,095)
Amortization and depreciation	(51,706)	(600)	(52,306)	(54,168)	(599)	(54,767)
Foreign exchange gain (loss)	(22,165)	-	(22,165)	(48,156)	-	(48,156)
Interest and other income	16,565	-	16,565	102,987	18,471	121,458
Net Income (Loss)	(2,067,069)	(53,861)	(2,120,930)	(1,791,583)	68,717	(1,722,866)

The following table presents information about the Company’s reportable segments for the nine months ended March 31, 2025 and 2024:

	Nine Months Ended March 31,
	2025			2024
	InMed	BayMedica	Total	InMed	BayMedica	Total
	$	$	$	$	$	$
Sales	-	3,637,923	3,637,923	-	3,314,663	3,314,663
Cost of sales	-	(2,507,991)	(2,507,991)	-	(2,679,821)	(2,679,821)
Research and development patents	(2,715,044)	(26,156)	(2,741,200)	(2,458,576)	(100,072)	(2,558,648)
General and Administrative	(3,684,397)	(620,108)	(4,304,505)	(3,434,917)	(601,867)	(4,036,784)
Amortization and depreciation	(158,289)	(1,798)	(160,087)	(163,045)	(1,788)	(164,833)
Foreign exchange gain (loss)	(50,608)	-	(50,608)	(36,717)	-	(36,717)
Interest and other income	104,195	-	104,195	424,480	(219)	424,261
Finance expense	(351,549)		(351,549)	-	-	-
Net Income (Loss)	(6,855,692)	481,870	(6,373,822)	(5,668,775)	(69,104)	(5,737,879)
Cash and Cash Equivalents	4,352,340	327,485	4,679,825	6,578,230	1,022,368	7,600,598

11.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of agreements with various contract research organizations, as of March 31, 2025, the Company was committed for contract research services and materials at a cost of approximately $771,999, expected to occur in the following twelve-month period.

Pursuant to the terms of a certain Technology Assignment Agreement, dated as of May 31, 2017 (the “Technology Agreement”), between the Company and the University of British Columbia (“UBC”), the Company is committed to pay royalties to UBC on certain licensing and royalty revenues received by the Company for biosynthesis of certain drug products that are covered by the Technology Agreement. To date, no payments have been required to be made.

Pursuant to the terms of a certain Collaborative Research Agreement, dated as of December 13, 2018, between the Company and UBC, pursuant to which the Company owns all rights, title and interests in and to any intellectual property, in addition to funding research at UBC, the Company is committed to make a one-time payment upon filing of any PCT patent application arising from the research. To date, one such payment has been made to UBC.

Pursuant to the terms of a certain Contribution Agreement, dated as of November 1, 2018, between the Company and National Research Council Canada, as represented by its Industrial Research Assistance Program (NRC-IRAP), under certain circumstances contributions received, including the disposition of the underlying intellectual property developed in part with NRC-IRAP contributions, may become repayable. As of March 31, 2025, there have been no triggering events to cause a repayment.

Short-term investments include guaranteed investment certificates, with one-year terms, of $40,852 and $43,064 as of March 31, 2025 and June 30, 2024, respectively, that are pledged as security for a corporate credit card.

In addition to the foregoing, the Company has entered into certain agreements in the ordinary course of operations that may include indemnification provisions, which are common in such agreements. In some cases, the maximum amount of potential future indemnification is unlimited; however, the Company currently holds commercial general liability insurance. This insurance may limit the Company’s overall liability and may enable the Company to recover a portion of any future amounts paid. Historically, the Company has not made any indemnification payments under such agreements, and it believes that the fair value of these indemnification obligations is minimal. Accordingly, the Company has not recognized any liabilities relating to these obligations for any period presented.

Pursuant to that certain Technology Licensing Agreement, dated as of March 11, 2021, between the Company and EyeCRO, the Company is committed to issue, subject to regulatory approval, up to 700 warrants to purchase 700 Common Shares upon the achievement of certain milestones. The exercise price of the warrants will be equal to the five-day VWAP of our Common Shares prior to each milestone achievement and the warrants will be exercisable for a period of three years from the issuance date. On May 10, 2024, the Company delivered a 90-day notice of termination to EyeCRO LLC with respect to the Technology Licensing Agreement, specifying an effective date of termination of August 8, 2024.

BayMedica entered into a patent license agreement (“Patent License Agreement”) with a third party (the “Licensor”) on February 15, 2021. The Company was required to begin making royalty payments to the Licensor based on net sales of licensed products in 2021 in order to maintain an exclusive license. In December 2021, the Company amended the Patent License Agreement, which amendment included the deferral of the 2021 minimum payments to 2022. As of June 30, 2023, the Company had paid $300,000 for the minimum payments due and payable under the Patent License Agreement. On February 10, 2023, BayMedica received a letter from the Licensor alleging a breach of the Patent License Agreement and asserting a right to monies due thereunder. On April 6, 2023, BayMedica sent a letter to the Licensor disputing the Licensor’s interpretation of the Patent License Agreement and asserted that the counterparty’s only remedy under the Patent License Agreement to be either (a) the conversion of an exclusive technology license into a non-exclusive license or (b) the termination of the Patent License Agreement.

On July 18, 2024, BayMedica received a letter from the Licensor alleging breach of the Patent License Agreement and asserting monies due thereunder. On August 7, 2024, BayMedica responded asserting that the counterparty’s interpretation of the Patent License Agreement was again incorrect and that BayMedica, therefore, does not owe any funds under the Patent License Agreement.

Subsequent to March 31, 2025, BayMedica received a letter from the Licensor, on April 29, 2025, of its intention to commence arbitration proceedings pursuant to section 8.9 of the Patent License Agreement together with a Notice of Arbitration (the “Patent License Matter”). Such arbitration proceedings will be subject to final, binding and non-appealable arbitration under the Arbitration Act, 1991 (Ontario) and determined pursuant to Ontario law. BayMedica intends to vigorously defend its position. At this time, it is not possible to reasonably estimate a potential loss due to the terms of the Patent License Agreement and the ultimate outcome of any such proceedings (including the interpretation by the arbitrator with respect to applicable requirements under Ontario law regarding contract formation).

12.	RELATED PARTY TRANSACTIONS

On February 11, 2022, the Board of Directors appointed Janet Grove as a director of the Company, a position she held until February 10, 2025, at which time the Company’s Board of Directors (the “Board”), upon the outcome of the Nominating & Governance Committee’s determination and recommendation, elected to accept her resignation from the Board. Ms. Grove is a Partner of Norton Rose Fulbright Canada LLP (“NRFC”). During the three and nine months ended March 31, 2024, NRFC and Norton Rose Fulbright US LLP (“NRFUS” and together with NRFC, “NRF”) rendered legal services in the amount of $66,000 and $197,155, respectively, to the Company. During the period from July 1, 2024 to February 10, 2025, NRF rendered legal services in the amount of $316,977, to the Company. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by NRF. No legal services rendered by NRF were provided by Ms. Grove directly.

13.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the filing of this Quarterly Report and determined that there have been no events that have occurred that would require adjustments to our disclosures in the unaudited condensed consolidated financial statements except for the matters described below.

On June 13, 2024, the Company entered into an amendment to the SEPA with Yorkville. Such amendment permits the Company to, at its sole discretion, temporarily suspend the use of its existing registration statement for its common shares under the SEPA (the “Registration Statement“). This suspension, known as a “Black Out Period,” may be implemented if the Company believes it is necessary to delay the disclosure of sensitive, material information or to update the Registration Statement or prospectus to ensure all information is accurate and not misleading. During any Black Out Period, Yorkville has agreed not to sell any of the Company’s common shares under the Registration Statement, although Yorkville may still sell these common shares through other legal exemptions, provided all relevant laws are followed. The Company has also committed that any Black Out Period imposed will not be more restrictive than those applied to its own directors and senior executives regarding the transfer of Company shares. Additionally, the Company will not issue any advance notices pursuant to the SEPA to Yorkville during a Black Out Period. If the Company publicly discloses the previously withheld material information during a Black Out Period, the suspension will end immediately, and Yorkville will be promptly notified.

On June 26, 2025, the Company closed a private placement for gross proceeds of $5 million, before deducting placement agent fees and other offering expenses, for the issuance and sale of 1,952,363 of its common shares (or pre-funded warrants in lieu thereof) and short-term preferred investment options to purchase up to an aggregate of 1,952,363 common shares, at a purchase price of $2.561 per share (or pre-funded warrant in lieu thereof) and associated short-term preferred investment option. The short-term preferred investment option issued in the offering is exercisable immediately upon issuance at an exercise price of $2.436 per share and will expire eighteen months from the effective date of the Resale Registration Statement (as defined below). The potential additional gross proceeds to the Company from the short-term preferred investment options, if fully-exercised on a cash basis, will be approximately $4.75 million. No assurance can be given that any of such short-term preferred investment options will be exercised. The Company also amended certain existing preferred investment options to purchase up to an aggregate of 199,115 common shares that were previously issued in October 2023 and had an exercise price of $16.60 per share, for $0.125 per amended preferred investment option, such that the amended preferred investment options have a reduced exercise price of $2.436 per share.

3,904,726 Common Shares

PROSPECTUS

     , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions. Sabby Volatility Warrant Master Fund, Ltd., or the Selling Shareholder, will not bear any portion of the expenses below.

SEC registration fee		$2,726.03
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*	These fees are calculated based on the number of issuances and number of securities offered, and accordingly, cannot be estimated at this time.

Item 14. Indemnification of Directors and Officers

We are subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

●	is or was a director or officer of our company;

●	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company, or (ii) at our request, or

●	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual, or collectively an eligible party, against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

●	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

●	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding (other than a civil proceeding), if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

●	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our Articles, and subject to the BCBCA, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our Articles.

Under our Articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnity agreements with our directors and certain of our officers.

Pursuant to our Articles, the failure of an eligible party to comply with the BCBCA or our Articles does not, of itself, invalidate any indemnity to which he or she is entitled under our Articles.

Under our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

●	is or was our director, alternate director, officer, employee or agent;

●	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was our affiliate;

●	at our request, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

●	at our request, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; or

●	against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

In addition, we have entered into an indemnification agreement with each of our directors, which requires us to indemnify them.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. All share numbers below give effect to the Reverse Stock Split:

●	On September 13, 2022, we closed a private placement, pursuant to which we issued to the investors in the private placement (i) 90,000 common shares, (ii) pre-funded warrants to purchase an aggregate of 601,245 common shares and (iii) preferred investment options to purchase up to an aggregate of 1,382,490 common shares, for a gross aggregate amount of approximately $6 million. In addition, an investor agreed to cancel preferred investment options to purchase up to an aggregate of 412,331 of our common shares which had been previously issued to such investor. In connection with the private placement, we also issued to designees of the exclusive placement agent for the private placement, preferred investment options to purchase an aggregate of 44,931 common shares. The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering.

●	On November 21, 2022, we closed a private placement, or the November Private Placement, pursuant to which we issued (i) 150,000 common shares, (ii) pre-funded warrants to purchase an aggregate of 1,668,185 common shares and (iii) preferred investment options to purchase up to an aggregate of 3,272,733 common shares, for a gross aggregate amount of approximately $6 million. In addition, in connection with the November Private Placement, the purchasers therein, including the Selling Shareholder, agreed to cancel preferred investment options to purchase up to an aggregate of 1,383,490 of our common shares which had been previously issued to such purchasers. In connection with the November Private Placement, we also issued preferred investment options to purchase up to an aggregate of 118,182 of our common shares to designees of the exclusive placement agent for the November Private Placement. The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering.

●

On October 26, 2023, the Company consummated a securities purchase agreement, or the October 2023 Private Placement, with two institutional accredited investors, including the Selling Shareholder, for the sale and issuance of an aggregate of 3,012,049 of its common shares (or pre-funded warrants in lieu thereof) at a purchase price of $0.83 per share. In addition, the Company agreed to issue to the purchasers therein, unregistered preferred investment options to purchase up to an aggregate of 3,012,049 common shares. In connection with the October 2023 Private Placement, the Company also issued preferred investment options to purchase up to an aggregate of 408,511 common shares to H.C. Wainwright & Co., LLC, or Wainwright, the exclusive placement agent for the October 2023 Private Placement.

Concurrently with the October 2023 Private Placement, the Company also entered into an inducement offer letter agreement, or the Inducement Letter, with the purchasers therein, including the Selling Shareholder, to purchase up to an aggregate of 3,272,733 common shares of the Company issued to such purchasers on November 21, 2022. Pursuant to the Inducement Letter, such purchasers agreed to exercise for cash their existing preferred investment options to purchase an aggregate of 3,272,733 common shares of the Company at a reduced exercise price of $0.83 per share in consideration of the Company’s agreement to issue new unregistered preferred investment options to purchase up to an aggregate of 6,545,466 of our common shares.

The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or the safe harbor set forth under Rule 506 of Regulation D of the Securities Act.

●

On June 26, 2025, the Company consummated a securities purchase agreement, or the June 2025 Private Placement, with the Selling Shareholder for the sale and issuance of an aggregate of 1,952,363 of its common shares (or pre-funded warrants in lieu thereof) at a purchase price of $2.561 per share. In addition, the Company agreed to issue to the purchaser, unregistered preferred investment options to purchase up to an aggregate of 1,952,363 common shares. The common shares issuable upon the exercise of such pre-funded warrants and preferred investment options are being registered on this registration statement. In connection with the June 2025 Private Placement, the Company also issued placement agent preferred investment options to purchase up to an aggregate of 126,904 common shares to Wainwright, the exclusive placement agent for the June 2025 Private Placement.

The foregoing issuances were in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or the safe harbor set forth under Rule 506 of Regulation D of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit

2.1	Amended and Restated Agreement and Plan of Reorganization, dated as of October 13, 2021, by and among InMed Pharmaceuticals Inc., InMed LLC, BayMedica, Inc., BM REP, LLC, as the stockholder representative, and certain stockholders thereto (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2021).
3.1	Amended and Restated Articles of InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 19, 2020).
4.1	Form of Specific Common Share Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
4.2	Form of Common Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
4.3	Form of Common Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2021).
4.4	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
4.5	Form of Pre-Funded Warrants (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
4.6	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.9	Warrant Amendment Agreement (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.11	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.12	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.13	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.14	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.15	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.16	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.17	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.18	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.19	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
4.20	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
4.23	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
5.1**	Opinion of Norton Rose Fulbright Canada LLP.

10.1	InMed Pharmaceuticals Inc. 2017 Amended and Restated Stock Option Plan, as amended (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form S-8 filed with the SEC on March 5, 2021).
10.2	Form of Stock Option Agreement pursuant to the InMed Pharmaceuticals Inc. 2017 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form S-8 filed with the SEC on March 5, 2021).
10.3	Registration Rights Agreement, dated February 5, 2021, between InMed Pharmaceuticals Inc. and several purchasers thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2021).
10.4	Registration Rights Agreement, dated June 28, 2021, between InMed Pharmaceuticals Inc. and several purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
10.5	Registration Rights Agreement, dated June 1, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
10.6	Registration Rights Agreement, dated September 9, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
10.7	Registration Rights Agreement, dated November 17, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
10.8	Registration Rights Agreement, dated November 17, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
10.9	Amended and Restated Executive Employment Agreement, dated March 1, 2021, between Eric A. Adams and InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
10.10	Amendment dated July 11, 2022 to Eric Adams’ Employment Agreement dated 1 March 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).
10.11	Amended and Restated Executive Employment Agreement, dated March 1, 2021, between Eric Hsu and InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
10.12	Employment Agreement dated July 15, 2022, between InMed Pharmaceuticals Inc. and Michael Woudenberg (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2022)
10.13	Form of InMed Pharmaceuticals Inc. Indemnification Agreement entered into with each member of the board of directors and Chief Financial Officer (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on September 24, 2021)
10.14	Office Premises Lease, dated January 14, 2019, between InMed Pharmaceuticals Inc. and 815 West Hastings Ltd. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 19, 2020).
10.15	Form of Amendment of Purchase Agreement and Common Stock Purchase Warrant, dated March 21, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2022).
10.16	At the Market Offering Agreement dated April 7, 2021 by and between InMed Pharmaceuticals Inc., and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2022).
10.17	Form of Securities Purchase Agreement dated October 24, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
10.18	Form of Inducement Letter dated October 24, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).

10.19	Amendment No. 1, dated June 27, 2024, to the At the Market Offering Agreement dated April 7, 2022 by and between InMed Pharmaceuticals Inc., and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2024).
10.20	Consulting Agreement, dated as of May 17, 2024, between the Company and Alexandra D. J. Mancini, d.b.a True North Synergy Inc. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
10.21	Scientific Advisory Board Consulting Agreement, dated as of September 4, 2024, between the Company and Barry Greenberg, Ph.D. (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
10.22	Standby Equity Purchase Agreement, dated December 13, 2024, by and between the Company and YA II PN, LTD (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2024).
10.23	Amendment to Standby Equity Purchase Agreement, dated June 13, 2025, by and between the Company and YA II PN, LTD (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
10.24	Form of Securities Purchase Agreement dated June 24, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
10.25	Form of Existing Investment Option Amendment (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
23.1*	Consent of Marcum LLP
23.2**	Consent of Norton Rose Fulbright Canada LLP (included in opinion filed as Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.

*	Filed herewith.

**	Previously filed

(b)	Financial Statement Schedules

None

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on July 31, 2025.

INMED PHARMACEUTICALS INC.

By:	/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on July 31, 2025.

Signature	Title

/s/ Eric A. Adams	President, Chief Executive Officer and Director
Eric A. Adams	(Principal Executive Officer)

*	Chief Financial Officer
Netta Jagpal	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Andrew Hull

*	Director
Bryan Baldasare

*	Director
Nicole Lemerond

*By:	/s/ Eric A. Adams
Eric A. Adams
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of InMed Pharmaceuticals Inc. in the United States, on July 31, 2025.

Andrew Hull

/s/ Andrew Hull
Authorized Representative